Exhibit 10.11

EXECUTION COPY

6 June 2007

EUROHYPO Aktiengesellschaft
as Original Lender

and

EUROHYPO Aktiengesellschaft
as Hedge Counterparty

and

EUROHYPO Aktiengesellschaft
as Arranger, Facility Agent and Security Agent

and

THE OTHER PERSONS NAMED HEREIN
as Borrowers and Obligors

EUR 550,000,000
CREDIT AGREEMENT
(Acquisition Line)

HENGELER MUELLER

TABLE OF CONTENTS

1.	INTERPRETATION	3
2.	THE FACILITY	22
3.	PURPOSE	24
4.	CONDITIONS PRECEDENT	24
5.	UTILISATION	25
6.	REPAYMENT OF LOANS	26
7.	PREPAYMENT AND CANCELLATION	26
8.	INTEREST	30
9.	CHANGES TO THE CALCULATION OF INTEREST	33
10.	INTEREST PERIODS	34
11.	TAXES	34
12.	INCREASED COSTS	41
13.	MITIGATION	42
14.	PAYMENTS UNDER THE FINANCE DOCUMENTS	42
15.	EVIDENCE AND CALCULATIONS	44
16.	SET-OFF	44
17.	BANK ACCOUNTS AND CASH WATERFALL	44
18.	GUARANTEE AND INDEMNITY	52
19.	REPRESENTATIONS	54
20.	INFORMATION COVENANTS	63
21.	GENERAL COVENANTS	67
22.	PROPERTY COVENANTS	76
23.	EVENTS OF DEFAULT	83
24.	THE AGENTS	87
25.	SHARING AMONG FINANCE PARTIES	93
26.	FEES	95
27.	INDEMNITIES	96
28.	EXPENSES	97
29.	AMENDMENTS AND WAIVERS	98
30.	CHANGES TO THE PARTIES	99
31.	DISCLOSURE OF INFORMATION	100
32.	PRESCRIPTION	101
33.	SEVERABILITY AND SURVIVAL OF THE TRANSACTION DOCUMENTS	101
34.	COUNTERPARTS	101
35.	NOTICES	102
36.	LANGUAGE	103
37.	GOVERNING LAW/JURISDICTION	103
38.	CONCLUSION	103
SCHEDULE 1 BORROWERS AND OBLIGORS		105
SCHEDULE 2 CONDITIONS PRECEDENT DOCUMENTS		106
SCHEDULE 3 FORM OF REQUEST		120
SCHEDULE 4 PROPERTY ELIGIBILITY CRITERIA		123
SCHEDULE 5 PROPERTY INFORMATION		125
SCHEDULE 6 ENTITY ELIGIBILITY CRITERIA		126
SCHEDULE 7 FORM OF TRANSFER CERTIFICATE		127
SCHEDULE 8 COMPLIANCE CERTIFICATE		129
SCHEDULE 9 CALCULATION OF THE MANDATORY COSTS		130
SCHEDULE 10 FORM OF TAX CONFIRMATION		132
Signature Page		134

THIS AGREEMENT (the Agreement) is dated 6 June 2007 and made

BETWEEN:

(1)       THE PERSONS identified in Part A of Schedule 1 as borrowers (the Borrowers);

(2)       THE PERSONS identified in Part B of Schedule 1 as additional obligors (such persons, together with the Borrowers, the Obligors);

(3)       EUROHYPO AKTIENGESELLSCHAFT, a stock corporation incorporated under the laws of Germany and registered in the commercial register of Frankfurt am Main under the registration number HRB 45701, whose registered office is at Helfmann-Park 5, 65760 Eschborn, as original lender (the Original Lender);

(4)       EUROHYPO AKTIENGESELLSCHAFT, a stock corporation incorporated under the laws of Germany and registered in the commercial register of Frankfurt am Main under the registration number HRB 45701, whose registered office is at Helfmann-Park 5, 65760 Eschborn, as arranger (the Arranger), hedge counterparty (the Hedge Counterparty), facility agent (the Facility Agent) and security agent (the Security Agent).

IT IS AGREED as follows:

1.        INTERPRETATION

1.1       Definitions

In this Agreement:

Account means any Disposal Proceeds Reserve Account, any Rent Collection Account, any General Account, any Proceeds Account, any Sales Proceeds Account, any CSA Account and the Reserve Account (each as defined in Clause 17.1), and any other account required hereunder and approved by the Facility Agent.

Account Bank means (i) ABN AMRO Bank N.V., a corporation organised under the laws of The Netherlands, acting through its Frankfurt Branch, with its legal address at Theodor-Heuss-Allee 80, 60486 Frankfurt am Main, Germany, and/or (ii) Badenwürttembergische Bank, with its registered address Vaihinger Markt 3, 70563 Stuttgart-Vaihingen, Germany, and/or (iii) any other bank with which an Account is held that has been assigned the relevant Requisite Rating and is accepted in such capacity hereunder by the Facility Agent (acting reasonably).

Accounts Pledge Agreement means any accounts pledge agreement in form and substance satisfactory to the Facility Agent as required pursuant to number 33 of Part I and Part II of Schedule 2 (Conditions Precedent Documents).

Acquired Entity means any Eligible Entity purchased by a Borrower pursuant to a Share Deal.

Acquisition means any direct or indirect (by way of a Share Deal) acquisition by a Borrower of an Eligible Property.

Acquisition Document means, in relation to a Property, each property acquisition agreement (Grundstückskaufvertrag mit Auflassung) or other deed or document entered into in relation to the transfer of that Property to a Borrower or, in relation to a Share Deal, each share purchase agreement.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person, or any other Subsidiary of that Holding Company.

Agent(s) means either or both of the Facility Agent and/or the Security Agent, as the context may require and in each case, includes any agent, delegate or appointee of same.

Aggregate Properties Market Value means the sum of Market Values of all Properties.

Allocated Loan Amount means, in respect of each Property, the amount of any Loan which is allocated to such Property as set forth in any relevant Properties Schedule.

Archstone means Archstone-Smith Operating Trust, a real estate investment trust organized in the United States under the laws of the State of Maryland.

Auditors means Ernst & Young LLP, 7 Parc d’Activité Syrdall, L-9365 Luxembourg.

Available Commitment means a Lender’s Commitment under the Facility minus:

(a)       its participation in any outstanding Loans; and

(b)      in relation to any proposed Utilisation, its participation in any Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

Available Facility means the Maximum Facility Amount minus any Loans made under the Facility.

Availability Period means the period of 36 months from the date hereof.

Break Costs has the meaning defined in Clause 27.3 (Break Costs).

Business Day means a TARGET Day (other than a Saturday or a Sunday) on which banks are open for general business in Frankfurt am Main, Germany and Amsterdam, the Netherlands.

Business Plan means, with respect to each Acquisition, a budget prepared by the relevant Borrower or on its behalf substantially in the form as set out in an excel file provided by the Fund Manager to the Facility Agent and entitled “Investment Model 070522”, which shall be updated annually such update to only become effective with the prior written consent of the Facility Agent.

Cash Funding means cash made available to a Borrower by its Shareholders in the form of equity or subordinated (qualifizierter Rangrücktritt) funds, in each case in form and substance satisfactory to the Facility Agent.

Centre of Main Interests means the “centre of main interests” for the purposes of Council Regulation (EC) No. 1346/2000 of 29th May, 2000.

Closing Date means, in relation to an Acquisition, the date on which possession of the relevant Property is to be transferred to the relevant Borrower (Übergabetag, as defined in the relevant Acquisition Document) in accordance with the relevant Acquisition Document.

Commitment means:

(a)       in relation to the Original Lender, the amount equal to the Available Facility; and

(b)      in relation to any other Lender, the amount of commitment under the Facility transferred to it under this Agreement,

in each case to the extent not cancelled, reduced or transferred by it under this Agreement.

Compliance Certificate means a compliance certificate substantially in the form of Schedule 8 (Compliance Certificate) or in form and substance satisfactory to the Facility Agent.

Contracted Net Rental Income means the product of (i) any Net Rental Income entitled to be received under or pursuant to any Property Lease in respect of the 3 months period commencing on a relevant Interest Payment Date multiplied by (ii) 4.

Credit Support Annex means any credit support annex entered into by a Borrower and a Hedge Counterparty in connection with any Hedging Arrangement.

CP Document means a document referred to in Schedule 2 (Conditions Precedent Documents) and delivered as a CP Document and other words of similar meaning shall be construed accordingly as a reference to the delivery of the relevant document as a condition precedent to Utilisation.

Deed of Land Charge (Grundschuldbestellungsurkunde) means every notarial deed of land charge entered into with respect to each Property by the relevant Borrower, Acquired Entity and/or other owner in form and substance satisfactory to the Security Agent and providing for:

(a)       the creation of one or more comprehensive uncertificated first ranking land charges (Gesamtbuchgrundschulden) over the relevant Properties located in the same land register district (Grundbuchbezirk) in an amount equal to the sum of the Allocated Loan Amounts of all relevant Properties, plus 18 per cent, interest per annum, ranking (i) first in section III of the relevant Land Register (upon deletion of all prior ranking encumbrances in section III), (ii) after the Permitted Encumbrances, and (iii) before the priority notice (Auflassungsvormerkung) benefiting the relevant Borrower in section II of the relevant Land Register (upon the deletion of all encumbrances in section II which are not permitted under the terms of this Agreement); and

(b)      a submission of the relevant Property to immediate enforcement (dingliche Unterwerfung unter die sofortige Zwangsvollstreckung) in respect of the last payable 20% portion of the nominal amount of the relevant Land Charges; and

(c)       a personal submission of the relevant Borrower to immediate enforcement (persönliche Unterwerfung unter die sofortige Zwangsvollstreckung) in the full nominal amount of the Land Charge in favour of the Security Agent.

Deed of Share Pledge means any notarial deed of share pledge governed by the laws of the Netherlands and granted by the respective Parent with respect to the shares in the capital of a Borrower.

Default means an Event of Default or an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Duty of Care Declaration means the duty of care declaration issued by the Managing Agent in favour of the Finance Parties in a form and substance reasonably satisfactory to the Security Agent.

Eligible Entity means any legal entity that a Borrower intends to purchase which the Facility Agent determines to comply with the Entity Eligibility Criteria.

Eligible Property means any property that a Borrower intends to purchase which the Facility Agent determines to comply with the Property Eligibility Criteria.

Entity Eligibility Criteria means the criteria set out in Schedule 6 (Entity Eligibility Criteria).

Entity Security Assignment Agreement means each global assignment agreement in form any substance satisfactory to the Facility Agent providing for a security assignment (Sicherungsabtretung) in favour of the Security Agent by each of any relevant Eligible Entity of all of its present and future rights and claims, including, without limitation, under or in connection with (i) any Lease Agreement, (ii) any Management Agreement, (iii) any property acquisition agreement (Grundstückskaufvertrag mit Auflassung) or other deed or document entered into in relation to the transfer of a Property to an Eligible Entity, and (iv) any Insurance.

Entity Security Document means any Entity Share Pledge Agreement, any Deed of Land Charge entered into by any relevant Eligible Entity, any Security Purpose Agreement entered into or acceded to by any relevant Eligible Entity, any Entity Security Assignment Agreement, each Duty of Care Declaration with respect to any relevant Property and any other document designated as such by the Facility Agent and the Obligors’ Agent jointly.

Entity Share Pledge Agreement means any share pledge agreement or deed of share pledge (or such other document in the required form under any relevant jurisdiction) in form and substance satisfactory to the Facility Agent and creating security in favour of the Security Agent (for the benefit of the Finance Parties) over the shares in any Eligible Entity acquired or to be acquired by any relevant Borrower.

Environmental Approval means any authorisation required by any Borrower (or any Acquired Entity owned by such Borrower) under an Environmental Law.

Environmental Claim means any claim by any person against any Borrower (or any Acquired Entity owned by such Borrower) in connection with a breach, or alleged breach, of an Environmental Law, any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to humans or the environment, or any other environmental contamination.

Environmental Law means any law or regulation concerning the protection of health and safety, the environment or any emission or substance which is capable of causing harm to humans or the environment.

Environmental Report means an excerpt from the relevant register of contaminated areas (Altlastenkataster), and, in the event the excerpt reveals any environmental issues with respect to the relevant Property, a report on the environmental issues in relation to such Property prepared by a firm reasonably acceptable to the Facility Agent.

Euro, EUR or € means the single currency of the Participating Member States.

EURIBOR means for an Interest Period of any Loan or overdue amount:

(a)       the applicable Screen Rate; or

(b)      if no Screen Rate is available for the Interest Period of the Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market;

as of 11.00 a.m. Central European Time on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to that Interest Period.

Event of Default means an event specified as such in Clause 23 (Events of Default).

Existing Mortgage means a land charge (Grundschuld) or mortgage (Hypothek) (other than the Land Charges or any other Security Interest approved in advance of such date by the Facility Agent) which is in existence in respect of a Property on the date on which a portion of the Loan is utilised for the purpose of purchasing, or refinancing indebtedness in respect of the purchase, of that Property, provided that (i) any claims secured thereby will be discharged on the first Utilisation Date relating to the respective Borrower and (ii) each required deletion consent (Löschungsbewilligung) in respect thereof has been delivered to the relevant notary with the instruction to file such consents with the competent Land Registry upon payment of the respective Purchase Price.

Facility means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between the Facility Agent and the Borrowers setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the Interest Payment Date immediately following the seventh anniversary of the this Agreement.

Finance Document means this Agreement, any Security Document, any Entity Security Document, any Hedging Arrangements, any Subordination Agreement, any Transfer

Certificate, any Fee Letter, any Duty of Care Declaration, any Request and any other document designated as such by the Facility Agent and the Obligors’ Agent.

Finance Party means a Lender, the Arranger, the Facility Agent, the Security Agent and the Hedge Counterparty, and their respective successors and assigns.

Financial Covenants means the ICR and the LTV thresholds stipulated in Clause 21.24 (a) and (b) (Financial Covenants).

Financial Indebtedness means any indebtedness for or in respect of:

(a)       moneys borrowed;

(b)      any acceptance credit;

(c)       any bond, note or other similar instrument;

(d)      any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles applicable to a Borrower;

(e)       receivables sold or discounted (otherwise than to the extent sold on a non-recourse basis);

(f)       moneys owing in respect of any interest rate swap or cross-currency swap or foreign currency forward sale or purchase contract or other form of interest currency hedging or speculative futures transaction, other than transactions where the liable entity has no indebtedness or financial obligation other than an initial transaction premium or fee payable, but only to the extent such fee has been paid, and in each case the net mark to market value of the derivative transaction shall be taken into account;

(g)      any liability or indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution;

(h)      any amount of any liability under an agreement granting a Hereditary Building Right in respect of a Property;

(i)        any actual or contingent liability in respect of a guarantee, indemnity or similar assurance for any item referred to in paragraphs (a) to (h) above.

Financial Quarter means a calendar quarter.

Fitch means Fitch Ratings Ltd. and any successor to its rating business.

Fund means a Luxembourg Fonds commun de placement - fonds d’investissement spécialisé to be established in or about June 2007 in Luxembourg, in which Archstone will hold an (indirect) interest of at least 10 per cent. at the expiry of the subscription period. Fund Investor means any entity holding an interest in the Fund.

Fund Manager means Archstone Management Germany S.à r.l. acting in its capacity as management company of the Fund.

Gross Rental Income means, at any time with respect to any lease or other occupation of all or any part of a Property and on an annual basis, the aggregate of all amounts paid or payable to or for the account of the Borrowers allocable to, and in connection with, the letting or other occupation of all or any part of a Property including, without limitation, each of the following amounts:

(a)       rent, licence fees and equivalent amounts paid or payable;

(b)      any sum received or receivable from any deposit held as security for performance of a tenant’s obligations;

(c)       any other moneys paid or payable in respect of occupation and/or usage of a Property and any fixture and fitting on the Property;

(d)      any sum paid or payable under any policy of insurance or insurance contract in respect of loss of rent or interest on rent;

(e)       any sum paid or payable, or the value of any consideration given, for the surrender or variation of any Property Lease;

(f)       any sum paid or payable by any guarantor of any occupational tenant under any Property Lease;

(g)      any Tenant Contributions; and

(h)      any interest paid or payable on, and any damages, compensation or settlement paid or payable in respect of any sum referred to above less any related fees and expenses incurred (which have not been reimbursed by another person) by the Borrower.

Guarantor means each of the Borrowers and the Parent.

Hedging Arrangement means any interest rate hedging transaction entered into by any Borrower and the Hedge Counterparty, including any credit support transaction relating thereto.

Hedging Assignment means any deed of charge and assignment governed by English law creating security over the interests of any Borrower in any Hedging Arrangement in favour of the Security Agent (for the benefit of the Finance Parties).

Hereditary Building Right means a right, in rem, to own a building on a plot of land according to the German Hereditary Building Right Ordinance (Verordnung über das Erbbaurecht).

Holding Company means, in relation to an entity, any other entity in respect to which it is a Subsidiary.

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Increased Cost means an additional or increased cost, a reduction in the rate of return from the Facility or on a Finance Party’s overall capital, or a reduction of an amount due and payable under any Finance Document, which in each case is incurred or suffered by a Finance Party or any of its Affiliates, but only to the extent attributable to such Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Initial Utilisation Date means the date of the first Utilisation of the Facility.

Insurance means any contract or policy of insurance of any nature which is from time to time taken out by or entered into by or on behalf of a Borrower (or an Acquired Entity owned by it) or (to the extent of such interest) in which a Borrower has an interest, including any renewal or extension thereof, any cover note (Deckungszusage) in respect thereof and any other insurance contract designated as such by the Facility Agent and any relevant Borrower.

Insurance Proceeds means any proceeds paid by the insurer under an Insurance.

Intended Substitution Disposal means, for the duration of the relevant Substitution Period, any disposal of a Property or an Acquired Entity in accordance with this Agreement which is intended to be substituted by a Replacement Property within that Substitution Period.

Intended Substitution Disposal Proceeds means, in relation to an Intended Substitution Disposal (including by way of expropriation) of a Property or an Acquired Entity in accordance with the terms of this Agreement, the Release Price of each Property or Acquired Entity together with any Break Costs and other fees that would be payable if the Intended Substitution Disposal was not used to complete a Property Substitution.

Interest Cover Ratio or ICR means the ratio, expressed as a percentage, of (i) the Projected Net Rental Income to (ii) the Projected Annual Interest Costs for the following twelve months at that time.

Interest Payment Date means 25 January, 25 April, 25 July and 25 October in each year, with the first Interest Payment Date being the date of the above listed dates which immediately follows the first Utilisation Date, and the last being the Final Maturity Date. If any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Interest Period means each period determined in accordance with this Agreement by reference to which interest on a Loan or an Overdue Amount is payable.

Investment Memorandum means the confidential private placement memorandum of the Fund as approved by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

IWG Wohnen GmbII (to be renamed to DeWAG Management GmbH) means a limited liability company established under the laws of Germany, having its place of residence in Stuttgart, Germany, and registered in the commercial register of the district court of Stuttgart under folio HRB 19310.

Land Charge (Grundschuld) means any comprehensive (per Acquisition) non-certificated land charge (Gesamtbuchgrundschuld) in respect of any Property or Properties created in favour of the Security Agent pursuant to a Deed of Land Charge.

Land Register means, in relation to a Property, the land register (Grundbuch) maintained in respect to that Property.

Land Registry means, in relation to a Property, the competent land registry (Grundbuchamt) in respect to that Property.

Lease Agreement means an agreement to grant a Property Lease of all or part of any Property.

Lender means:

(a)       the Original Lender; and

(b)      any person which has become a Party in accordance with Clause 30 (Changes to the Parties);

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Loan means, unless otherwise stated in this Agreement, a loan made or to be made under the Facility pursuant to a Request or the principal amount outstanding for the time being of that loan.

Loan-based ICR means, in respect of a certain Loan, the Interest Cover Ratio provided that, when determining the Projected Annual Interest Costs, only such interest payments, fees and other payments shall be taken into account that relate to the relevant Loan and, when determining the Projected Net Rental Income, only such Net Rental Income shall be taken into account that relates to the Properties to which the proceeds of the relevant Loan are allocated.

LTC means the ratio, expressed as a percentage, of (i) the aggregate outstanding principal amount of all Loans to (ii) the aggregate of the purchase prices and Transaction Costs (Kaufpreise und Erwerbsnebenkosten) paid for all Acquisitions (including, for the purposes of calculation, (a) Properties the Acquisition of which is imminent subject to the making of a Loan and (b) Permitted Refurbishment Cap Ex Costs).

LTV means the ratio, expressed as a percentage, of (i) the aggregate outstanding principal amount of all Loans to (ii) the Aggregate Properties Market Value (including, for the purposes of calculation, Properties the Acquisition of which is imminent subject to the making of a Loan).

Major Intended Substitution Disposal means one or more Intended Substitution Disposals pursuant to one and the same property sale and purchase agreement where the aggregate Intended Substitution Disposal Proceeds exceed the amount of EUR 5,000,000.

Majority Lenders means, at any time:

(a)       Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments; or

(b)      if the Total Commitments have been reduced to zero, Lenders whose Commitments aggregated more than 66 2/3 per cent of the Total Commitments immediately before the reduction.

Management Agreements means each of the management agreements (Geschäftsbesorgungsvertrag) entered into between a Borrower (or an Acquired Entity owned by it) and a Managing Agent.

Managing Agent means IWG Wohnen GmbH or any other entity directly owned by Archstone Management Germany S.à.r.l, together with any other person appointed by a Borrower (or an Acquired Entity owned by such Borrower) in respect of the management of its Properties (other than the Ultimate Managing Agent) with the approval of the Facility Agent (acting reasonably) in accordance with this Agreement.

Mandatory Cost means the cost imputed to (and determined by) any of the Lenders of complying with the banking supervision or other costs, any reserve asset or other regulatory, reserve or similar costs applicable or any other regulatory requirements of the European Central Bank, the Financial Services Authority, the Bank of England or the Bundesanstalt für Finanzdienstleistungsaufsicht (BaFin), as calculated (to the extent applicable) in accordance with Schedule 9 hereto. The Lender confirms that as of the date of this Agreement no Mandatory Costs fall due.

Margin means 0.62% per annum.

Market Value means, in respect of each Property, the fair market value determined in the most recent Valuation.

Material Adverse Effect means any effect which in the reasonable opinion of the Lenders (a) is materially adverse to (i) the ability of any Obligor to perform its obligations under any Finance Document, or (ii) the business and financial condition of any Obligor or (b) would result in any Finance Documents, or any right or remedy of a Finance Party in respect thereto, being not valid and binding or enforceable against any party thereto or the security over the assets expressed to be secured thereby not being valid or enforceable.

Maximum Facility Amount means, at any time, an amount equal to the lower of:

(a)       the Total Commitments; and

(b)      the higher of (i) 75 per cent. of the aggregate of the purchase prices and ancillary costs (Kaufpreise und Erwerbsnebenkosten) paid for all Acquisitions and (ii) 70 per cent. of the Aggregate Properties Market Value (including, for the purposes of calculation of (i) and (ii), Properties the Acquisition of which is imminent subject to the making of a Loan) and (iii) an amount assuring an ICR of at least 120 per cent.

Minimum Loan Amount means EUR 20,000,000.

Moody’s means Moody’s Investors Service, Inc. and any successor to its rating business.

Net Disposal Proceeds means, in relation to a disposal (including by way of expropriation) of a Property (other than a Intended Substitution Disposal), in each case in accordance with the terms of this Agreement, the total consideration (including compensation for an expropriation) received by the relevant Borrower in respect of the disposal of such Property, in each case less Taxes and reasonable costs and expenses incurred by such Borrower directly in connection with that disposal.

Net Rental Income means the Gross Rental Income actually received by a Borrower but excluding (to the extent otherwise included) the following amounts:

(a)       Tenant Contributions (other than any insurance premiums); and

(b)      any value added tax or similar Taxes payable on the Gross Rental Income.

Obligors’ Agent means Parent 1.

Original Financial Statements means the financial statements in respect of the Obligors delivered to the Facility Agent as a CP Document hereunder.

Over Collateralised Amount means, with respect to a Hedge Counterparty, an amount equal to the lowest of:

(i)        the net close-out amount due from the relevant Borrower to that Hedge Counterparty under a Hedging Arrangement following the termination of all transactions in respect of such Hedging Arrangement as a result of the occurrence of an event of default or a termination event under such Hedging Arrangement, if any, and otherwise zero;

(ii)       the Credit Support Balance (as defined in the respective Hedging Arrangement) in relation to such Counterparty and such Hedging Arrangement, if any, and otherwise zero; and

(iii)      the amount standing to the credit of the relevant CSA Account in respect of such Counterparty and such Hedging Arrangement.

Overdue Amount has the meaning given to it in Clause 8.4 (Interest on Overdue Amounts).

Parent means each and any of Parent 1 and Parent 2.

Parent 1 means DeWAG Holdings S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, registered in the commercial register of the Grand Duchy of Luxembourg under registration number B-125494 whose registered office is at 46A, Avenue John F. Kennedy, L-1855 Luxembourg, being the sole shareholder of IWG 9. Objektgesellschaft B.V., IWG 10. Objektgesellschaft B.V. and IWG 11. Objektgesellschaft B.V. Parent 1 will transfer its shares in IWG 11. Objektgesellschaft B.V. to Parent 2 pursuant to a share sale and transfer agreement which is in form and substance reasonably satisfactory to the Facility Agent.

Parent 2 means DeWAG LT Holdings S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, registered in the commercial register of the Grand Duchy of Luxembourg under registration number B-127315 whose registered office is at 46A, Avenue John F. Kennedy, L-1855 Luxembourg.

Parent Property Report means a due diligence report in respect of the Properties, prepared by the relevant Parent and in a form acceptable to the Facility Agent (acting reasonably) and accompanied by a duly executed reliance letter addressed to, and in form and substance reasonably acceptable to, the Facility Agent (on behalf of the Finance Parties).

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Union for European Monetary Union.

Party means a party to this Agreement.

Permitted Encumbrances means (i) any land charge (Grundschuld) or mortgage (Hypothek) with respect to a Property and created as security for subsidized loans and other regular debt to be assumed by the Borrowers with the consent of the Facility Agent and (ii) easements and personal servitudes created with the consent of the Facility Agent such consent not to be unreasonably withheld.

Permitted Operating Costs means the reasonable operating and administrative costs (including VAT) incurred by a Borrower with respect to itself and a Property owned by it (or by an Acquired Entity owned by such Borrower), including:

(a)       ground rent, rates, service charges, insurance premia;

(b)      repair and maintenance costs and associated fees;

(c)       any other costs incurred in connection with Property Leases which are not recoverable from the tenant in respect of that Property Lease;

(d)      market standard property management fees on the residential properties along with any value added tax or similar tax payable in relation to the relevant costs;

(e)       real estate taxes;

(f)       leasing commissions for residential units and office space (including any value added tax or similar tax payable in relation thereto)

but excluding capital expenditure.

Permitted Refurbishment Cap Ex Costs means, in relation to an Eligible Property, any capital expenditure proposed by a Borrower in relation to the refurbishment, repair or renovation of that Property, provided that these costs:

(a)       are budgeted in the most recent relevant Business Plan provided to the Facility Agent; and

(b)      have been explicitly approved by the Facility Agent (i) in advance or (ii) prior to the Acquisition of the relevant Eligible Property or the Eligible Entity which owns such Property.

Planning/Zoning Laws means all applicable public laws and regulations governing or controlling the use or development of land and property, including building permissions (Baugenehmigung).

Prepayment Fee means any prepayment fee agreed in a Fee Letter.

Pro Rata Share, in respect of each Lender and a Loan requested to be drawn under the Facility, means the proportion borne by the relevant Lender’s Available Commitment to the Available Facility.

Projected Annual Interest Costs means, in respect of any period, the Borrowers’ estimate (approved by the Facility Agent, acting reasonably) of the aggregate interest payments and fees or other payments due under the Facility (for the avoidance of doubt, excluding principal payments) becoming due under this Agreement and the other Finance Documents during the relevant period, adjusted for any receipts under the Hedging Arrangements during the relevant period.

Projected Net Rental Income means, on any Interest Payment Date, the Borrowers’ estimate (approved by the Facility Agent, acting reasonably) of Net Rental Income for the 12 month period following the end of the calendar month immediately preceding the relevant Interest Payment Date, which shall be calculated as follows:

(a)       the Contracted Net Rental Income; plus

(b)      interest earned from any Proceeds Account; minus

(c)       the Contracted Net Rental Income which has been waived or deferred with respect to the 12 month period ending at the end of the calendar month immediately preceding the relevant Interest Payment Date (unless payment has been actually received during such period or unless the annual rent from the Relevant Lease Contract is deducted pursuant to (g) below); minus

(d)      the Permitted Operating Costs (excluding any tenant improvements) for the quarterly period ending at the end of the calendar month immediately preceding the relevant Interest Payment Date, multiplied by 4; minus

(e)       any tenant improvements budgeted for the 12 months commencing on the relevant Interest Payment Date; minus

(f)       the amount of rent from the date of lease expiry through the end of the 12 months following the end of the calendar month immediately preceding the relevant Interest Payment Date, arising from any lease contract (a Relevant Lease Contract) which forms part of the net rental income calculation pursuant to (a) for the entire quarterly period commencing on the relevant Interest Payment Date but where the tenant has issued a written notice of lease termination for a lease expiration in the next twelve months; minus

(g)      the annual rent arising from any Relevant Lease Contract where the rent is in arrears in an amount in excess of the scheduled rent payments for two months (excluding any Relevant Lease Contract in respect of which rent amounts in arrears have been waived or deferred in compliance with Clause 22 (Property Covenants)); plus

(h)      the amount of rent expected from the date of tenant occupation through the end of the 12 months following the end of the calendar month immediately preceding the relevant Interest Payment Date arising from any leases signed, or where there is a binding commitment to sign a lease, but where the tenant has not yet taken occupancy provided that such tenant is scheduled to take occupancy within the next 12 months.

Properties Schedule means the schedule attached to each Request, setting forth the details of the Properties the Acquisition of which is imminent, direct or indirect by way of a Share Deal, subject to the making of the requested Loan and the respective Allocated Loan Amounts.

Property means any property directly or indirectly owned by a Borrower pursuant to an Acquisition.

Property Eligibility Criteria means the criteria set out in Schedule 4 (Property Eligibility Criteria).

Property Lease means any lease, sublease or licence or other right of occupation or right to receive rent to which a Property may at any time be subject, or any other document designated as such by the Facility Agent and the Obligors’ Agent.

Property Substitution has the meaning ascribed to it in Clause 21.7 (Property Substitution).

Property Substitution Reserve Amount means, in respect of any Intended Substitution Disposal and any relating Property Substitution occurring within the relevant Substitution Period, the amount of the respective Intended Substitution Disposal Proceeds credited to the Disposal Proceeds Reserve Account of the relevant Borrower together with any interest accrued thereon (if any).

Purchase Price means the total cash consideration payable by the relevant Borrower in respect of an Acquisition on the due date (Fälligkeitstag) under the relevant Acquisition Document.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the European interbank market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

Rate Fixing Day means in relation to any period for which an interest rate is to be determined (unless provided otherwise herein), two TARGET days before the first day of that period, unless market practice differs in the European interbank market, in which case the Rate Fixing Day will be determined by the Facility Agent in accordance with such market practice.

Rating Agency means Fitch, Moody’s or S&P.

Reference Banks means Commerzbank, Deutsche Bank, any Account Bank and any other bank or financial institution appointed as such by the Facility Agent under this Agreement in consultation with the Obligors’ Agent.

Release Price means, in relation to the disposal of any Property in accordance with Clause 21.6 (Disposals) (i) in the event the LTV is, at the time of the disposal, equal to or lower than 50%, the Allocated Loan Amount of the relevant Property, or (ii) in the event the LTV is, at the time of the disposal, higher than 50%, the amount equal to the Allocated Loan Amount of the relevant Property times 1.05.

Replacement Property has the meaning ascribed to it in Clause 21.7 (Property Substitution).

Reports means the Parent Property Report, any property valuation report, any technical due diligence report, any financial and tax due diligence report, and any confirmatory site inspection, each in relation to the Properties, or any one or more of them or any other report designated as such by the Facility Agent and the Obligors’ Agent.

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Requisite Rating means a rating of long or short term (as relevant) unsecured debt instruments in issue which are neither subordinated nor guaranteed and which meets the following requirements:

(a)       in relation to an Account Bank, the following minimum ratings:

(i)        by S&P, a short-term, unsecured debt rating of A-1 and a long-term, unsecured debt rating of A,

(ii)       by Moody’s, a short-term, unsecured debt rating of P-1 and a long-term, unsecured debt rating of A1, and

(iii)      by Fitch, a short-term, unsecured debt rating of F-1 and a long-term, unsecured debt rating of A;

(b)      in relation to an insurance company or an underwriter (in the case of a group of insurance companies or a group of underwriters, on a weighted average rating basis), a long term unsecured debt rating of at least two of the following: A by Fitch, A2 by Moody’s and A by S&P.

S&P means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies and any successor to its rating business.

Screen Rate means the EURIBOR rate as determined and published jointly by the European Banking Federation and ACI - The Financial Market Association and which appears for information purposes on the Reuters EURIBOR01 Screen page (or, if not available, any other display page on any screen service maintained by any registered information vendor (including, without limitation, the Reuters Monitor Money Rate Service and the Bloomberg Service) for the display of the EURIBOR rate reasonably selected by the Facility Agent).

Security Assignment Agreement means any of the security assignment agreements (including, for the avoidance of doubt, any Hedging Assignment) in form and substance satisfactory to the Facility Agent as required pursuant to number 32 of Part I and Part II of Schedule 2 (Conditions Precedent Documents).

Security Document means any Deed of Share Pledge, any Deed of Land Charge, any Security Purpose Agreement, any Security Assignment Agreement, any Accounts Pledge Agreement, the Subordination Agreement, any Duty of Care Declaration and any other document designated as such by the Facility Agent and the Obligors’ Agent jointly.

Security Interest means any land charge, mortgage, pledge, lien, charge, assignment, hypothecation or other security interest in rem (dingliches Recht), any other type of real security and any transfer of title by way of security.

Security Purpose Agreement means any security purpose agreement (Sicherungszweck-erklärung) entered into by a Borrower (and any relevant Eligible Entity) and the Security Agent in respect of any relevant Land Charge.

Sellers means the sellers of Properties pursuant to the relevant Acquisition Document.

Share Deal means the purchase of an Eligible Entity by a Borrower in accordance with the terms of this Agreement.

Shareholder means each of Parent 1 or Parent 2, each as a shareholder of any relevant Borrower.

Structure Chart means a structure chart set out in the Tax Structure Memo showing the ownership of each Borrower and the ownership of the Shareholders as at the date of this Agreement.

Subordination Agreement means any subordination agreement entered into in respect of or pursuant to this Agreement, in relation to Cash Fundings and/or other indebtedness of a Borrower vis-à-vis an Affiliate.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership, and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Substitution Period means:

(a)       with respect to a Major Intended Substitution Disposal, the period of time beginning on the date on which the proceeds of the Major Intended Substitution Disposal are paid into the relevant Disposal Proceeds Reserve Account and ending six (6) calendar months after that date, which period may be extended by three (3) calendar months with the Facility Agent’s approval (such approval not to be unreasonably withheld); and

(b)      with respect to all other Intended Substitution Disposals, the period of time beginning on the date (the Relevant Reference Date) on which the aggregate Intended Substitution Disposal Proceeds generated from such Intended Substitution Disposals (other than a Major Intended Substitution Disposal) and standing to the credit of all Disposal Proceeds Reserve Accounts taken together exceed EUR 5,000,000 (the “Threshold”) and ending six (6) calendar months after such Relevant Reference Date, which period may be extended by three (3) calendar months with the Facility Agent’s approval (such approval not to be unreasonably withheld), provided that with respect to Intended Substitution Disposals occurring after a Relevant Reference Date, the Substitution Period shall commence as soon as the Threshold is reached again, but without double counting any Intended Substitution Disposal Proceeds.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer Payment system is open for the settlement of payment in Euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest), including, but not limited to, all taxes (Steuern) and ancillary duties (steuerliche Nebenleistungen) within the meaning of § 3 of the German General Fiscal Code (Abgabenordnung - AO).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Structure Memo means the memorandum dated on or about the date hereof on, inter alia, the tax structure and planning of the Borrowers prepared by Linklaters LLP Germany and delivered by the Borrowers as a CP Document.

Tax Payment means a payment made by a Borrower to a Finance Party pursuant to Clause 11.2 or 11.3 or under any indemnity given by the relevant Borrower in respect of Tax under any Finance Document.

Tenant Contributions means any amount paid or payable to or for the account of the relevant Borrower by any tenant under a Property Lease or any other occupier of a Property, by way of contribution to:

(a)       insurance premiums;

(b)      the costs of an insurance valuation;

(c)       a service charge in respect to the Borrower’s costs under any repairing or similar obligation or in providing services to a tenant of, or with respect to, a Property;

(d)      other operating expenses (Betriebskosten) (including the expenses defined in the German Operating Expenses Ordinance (Betriebskostenverordnung - BetrKV) as of 1 January 2004);

(e)       value added tax or similar taxes; or

(f)       any other amount payable by a tenant under a Property Lease.

Total Commitments means EUR 550,000,000 at the date of this Agreement.

Transaction Costs means all fees, costs and expenses (including any prepayment penalties, premia, stamp, transfer, notarial, registration or other Taxes and all fees to be paid by the relevant Borrower pursuant to the Finance Documents) reasonably incurred or required to be paid by the Borrowers in connection with an Acquisition in an amount of up to eight (8) per cent. of the purchase price for the relevant Acquisition.

Transaction Document means a Finance Document, any Acquisition Document, any Management Agreement, any document entered into with respect to those Permitted Operating Costs relating to all Properties owned by the respective Borrower (or an Acquired Entity owned by such Borrower), and any other document designated as such by the Facility Agent and the Obligors’ Agent.

Transfer Certificate means a certificate substantially in the form of Schedule 7 (Form of Transfer Certificate).

Ultimate Managing Agent means any person appointed by the Managing Agent in respect of the management of the Properties.

Utilisation means any utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Valuation means, in respect of a Property, a valuation of the Borrowers’ direct or indirect interest in that Property by the Valuer, instructed by the Facility Agent on behalf of the Lenders by way of an instruction letter and supplied to the Facility Agent as a CP Document on or before the relevant Utilisation Date relating to the Acquisition of that Property and any update valuation prepared in accordance with Clause 20.3 (Valuations).

Valuer means any independent and reputable surveyor or valuer proposed by the Obligors’ Agent and agreed by the Facility Agent (acting reasonably).

1.2       Construction

(a)       Unless a contrary indication appears, any reference in this Agreement or any other Finance Document to:

(i)        the Facility Agent, any Lender, the Arranger, any Finance Party, the Hedge Counterparty, any Borrower, any Obligor, any Party, any Shareholder, the Parent or the Security Agent shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)       assets includes present and future properties, revenues and rights of every description;

(iii)      guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(iv)      a Security Document or any other agreement or instrument is a reference to that Secured Document or other agreement or instrument as amended (however fundamentally), novated, supplemented, restated or replaced and includes without limiting the generality of such terms any variation, increase, extension or addition of or to any facility or amount made available under any such document or any variation of the purposes for which such facility or amount might be made available from time to time;

(v)       indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)      a person includes any person, firm, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)     a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being a regulation with which people subject thereto are accustomed to comply with) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)    shares or share capital includes equivalent ownership interests, including participations in partnerships (and shareholder and similar expressions shall be construed accordingly); and

(ix)      a provision of law is a reference to that provision as amended or re-enacted.

(b)      A reference to including, includes or like expression shall be without limitation to the items, terms or description that follow such term.

(c)       Section, Clause and Schedule headings are for ease of reference only.

(d)      Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice, and shall be construed in the same way, as in this Agreement. For the avoidance of doubt, words denoting the singular number only shall include the plural number also and vice versa.

(e)       A Default or an Event of Default is continuing if it has not been remedied or waived.

(f)       A reference to set-off includes rights of retention, claims of compensation or right to balance accounts on insolvency.

(g)      In the event of any inconsistency between this Agreement and another Finance Document, this Agreement shall prevail.

(h)      This Agreement is made in the English language only. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail wherever such original English word or phrase translated by such German word or phrase appears in the text of this Agreement. Wherever a German legal term of concept has been used in this Agreement, such German legal term or concept (and not the English legal term or concept to which it relates) shall be authoritative for the construction. Where an English legal term or concept has been used in this Agreement, the related German legal term or concept shall be authoritative for the purpose of construction, unless specifically so provided.

The above applies mutatis mutandis to Dutch and French translations and legal concepts.

2.        THE FACILITY

2.1       The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a Euro term loan facility in an aggregate amount equal to the Available Facility for Utilisation in multiple drawings until (and including) the last day of the Availability Period.

2.2       Automatic Cancellation

The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

2.3       Voluntary Cancellation

(a)       The Obligors’ Agent may, by giving not less than 5 Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)      Partial cancellation of the Total Commitments must be in a minimum amount of EUR 5,000,000 and an integral multiple of EUR 100,000.

(c)       Any cancellation in part will be applied against the Commitments of each Lender pro rata.

2.4       Several obligations of the Finance Parties

The obligations of each of the Finance Parties under the Finance Documents are several (keine Gesamtschuld) and the total amounts outstanding at any time under the Finance Documents constitute separate and independent debts. Failure of a Finance Party to observe and perform its obligations under any Finance Document shall:

(a)       neither result in any other Finance Party incurring any liability whatsoever;

(b)      nor release an Obligor from its obligations under the Finance Documents.

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt. The creation of jointly owned assets (Gesamthandsvermögen) is excluded.

Subject to any provision of the Finance Documents to the contrary, each Finance Party has the right to protect and enforce its rights arising out of the Finance Documents and it will not be necessary for any other Finance Party to be joined as an additional party in any proceedings brought for the purpose of protecting or enforcing such rights.

2.5       Parallel Debt

For the purposes of taking and ensuring the continuing validity of security under the Security Documents subject to the laws of (or to the extent affecting assets situated in) Germany and/or the Netherlands, notwithstanding any contrary provision in this Agreement:

(a)       Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent amounts equal to the aggregate present and future amounts (the Original Obligations) owing by it to a Finance Party under or in connection with the Finance Documents. The payment undertaking of each Obligor to the Security Agent under this paragraph (a) is hereinafter to be referred to as a Parallel Debt. Each Parallel Debt will become due and payable as and when one or more of the corresponding Original Obligations of the relevant Obligor become due and payable.

(b)      Each of the parties to this Agreement hereby acknowledges that:

(i)        each Parallel Debt constitutes an undertaking, obligation and liability of the relevant Obligor to the Security Agent which is separate and independent from, and without prejudice to, the Original Obligations; and

(ii)       each Parallel Debt represents the Security Agent’s own separate and independent claim to receive payment of such Parallel Debt from the relevant Obligor, in its own name on behalf of itself and not as agent or representative of any other person nor as trustee, and the Security Documents shall secure each Parallel Debt so owing.

(c)       No Parallel Debt shall limit or affect the existence of the Original Obligations for which the Finance Parties shall have an independent right to demand payment.

(d)      Notwithstanding paragraphs (b) and (c), payment by an Obligor of its Parallel Debt shall, upon receipt of such payment by the relevant Finance Parties, to the same extent decrease and be a good discharge of the corresponding Original Obligations owing to the relevant Finance Parties, and payment by an Obligor of its Original Obligations to the relevant Finance Parties shall to the same extent decrease and be a good discharge of the Parallel Debt owing by it to the Security Agent.

(e)       Without limiting or affecting the Security Agent’s right to protect, preserve or enforce its rights under any Security Document, the Security Agent undertakes to each Finance Party not to exercise its rights in respect of any Parallel Debt without the consent of the relevant Finance Parties; and

(f)       the Security Agent undertakes to pay to the Finance Parties any amount collected or received by it in payment or partial payment of the relevant Parallel Debt and shall distribute any amount so received to the Finance Parties in accordance with the terms of this Agreement as if such amounts had been received in respect of the Original Obligations.

2.6       Joint Declarations only; Obligors’ Agent

(a)       Any agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice, instruction (including, in the case of a Borrower, Requests) or other communication (together hereinafter referred to as a Communication) on the part of the Obligors may only be made jointly by all Obligors. Each Obligor by its execution of this Agreement irrevocably appoints the Obligors’ Agent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)        the Obligors’ Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Facility Agent and to make all Communications capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)       the Facility Agent to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Obligors’ Agent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)      Every Communication made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any Communication of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.        PURPOSE

3.1       Purpose

The Loans made under the Facility may only be used for the purpose of partial financing of one or more Acquisitions of Eligible Properties, directly or by way of a Share Deal, including Transaction Costs.

3.2       Monitoring

No Finance Party is bound to monitor or verify a Utilisation.

4.        CONDITIONS PRECEDENT

4.1       Initial Conditions Precedent

The obligations of the Finance Parties to a Borrower under the Finance Documents, including the making available of the Facility, are subject to the conditions precedent that:

(a)       in relation to the first Utilisation, the Facility Agent has notified the Lenders that it has received all of the documents and evidence set out in Part I and in addition, if the Utilisation is related to an Acquisition by way of a Share Deal, such documents and evidence set out in Part IV of Schedule 2 (Conditions Precedent Documents), each in form and substance satisfactory to the Facility Agent; and

(b)      in relation to any subsequent Utilisation, the Facility Agent has notified the Lenders that it has received all of the documents and evidence set out in Part II and in addition, if the Utilisation is related to an Acquisition by way of a Share Deal, such documents and evidence set out in Part IV of Schedule 2 (Conditions Precedent Documents), each in form and substance satisfactory to the Facility Agent.

The Facility Agent must give this notification to the Parent and the Lenders upon being so satisfied. To the extent the CP Documents are not satisfactory to the Facility Agent it may in accordance with any instructions given to it by the Majority Lenders conditionally or unconditionally waive these CP Documents.

4.2       Additional Conditions Precedent

In addition, the obligations of the Lenders to a Borrower under the Finance Documents, including the making available of the Facility, are subject to the conditions precedent that (i) the Facility Agent has notified the Lenders that it has received all of the documents and evidence set out in Part III of Schedule 2 (Conditions Precedent Documents), each in form and substance satisfactory to the Facility Agent, and that (ii) on both the dates of the relevant Request and the relevant Utilisation Date:

(a)       the Representations are true and correct in all material respects; and

(b)      no Default is outstanding or would result from the Utilisation of the Loan.

5.        UTILISATION

5.1       Delivery of a Utilisation Request

(a)       Each Borrower may borrow a Loan under the Facility by giving to the Facility Agent a duly completed Request.

(b)      Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. CET four Business Days before the proposed Utilisation Date (or such later time as is agreed by the Facility Agent).

(c)       Each Request is irrevocable.

5.2       Completion of the Utilisation Request

(a)       A Request will not be regarded as having been duly completed if:

(i)        the Utilisation Date is not a Business Day falling within the Availability Period;

(ii)       the amount of the Loan requested exceeds (1) the Available Facility as at the proposed Utilisation Date, or (2) the higher of (aa) 75 per cent. of the aggregate of the purchase prices and ancillary costs (Kaufpreise und Erwerbsnebenkosten) for the Properties specified in the Properties Schedule attached to the relevant Request and (bb) 70 per cent. of the Market Values of such Properties;

(iii)      the amount of the Loan requested is lower than the Minimum Loan Amount (provided that for a total number of up to five Utilisations the requested Loan amount may be lower than the Minimum Loan Amount, but must in any case be at least EUR 5,000,000);

(iv)      the Interest Cover Ratio as at the Interest Payment Date immediately following the proposed Utilisation Date would fall below 120% as a result of the making of the requested Loan; and

(v)       the Loan-based ICR as at the proposed Utilisation Date is less than 120%.

(b)      Only one Loan may be requested in a Request.

5.3       Currency

The currency specified in a Request must be Euro.

5.4       Advance of Loan

(a)       The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in the Loan.

(b)      The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date immediately prior to making the requested Loan.

(c)       No Lender is obliged to participate in the Loan if its participation in the requested Loan would exceed its Available Commitment in relation to the Facility.

(d)      If the conditions set out in this Agreement have been met, each Lender must make its Pro Rata Share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the proposed Utilisation Date.

6.        REPAYMENT OF LOANS

All amounts outstanding under the Facility must be repaid on the Final Maturity Date.

7.        PREPAYMENT AND CANCELLATION

7.1       Mandatory prepayment - Illegality

(a)       A Lender must notify the Obligors’ Agent promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in the Loans.

(b)      After notification under paragraph (a) above, either:

(i)       (aa)     the relevant Borrowers must repay or prepay the share of that Lender in the Loans relating to that relevant Borrower on the date specified in paragraph (c) below, and

(bb)    the Commitments of that Lender will be immediately cancelled; or

(ii)       the Borrowers may request that such Lender be substituted by a New Lender by way of an assignment and/or transfer of that Lender’s Commitments in accordance with, and subject to, Clause 30.2.

(c)       The date for repayment or prepayment of a Lender’s share in the Loans will be:

(i)        the last day of the current Interest Period for each outstanding Utilisation at the time of the notification under paragraph (a) above; or

(ii)       if earlier, the date specified by the Lender in the notification under paragraph (a) above, which must not be earlier than the last day of any applicable grace period allowed by law.

(d)      No Prepayment Fee or Break Costs shall be payable with respect to any prepayment made by pursuant to this Clause 7.1 (Mandatory prepayment  Illegality).

7.2       Mandatory prepayment - Disposals

(a)       In the event of a disposal of a Property or of an Acquired Entity (other than an Intended Substitution Disposal), the relevant Borrower must, on giving at least 20 Business Days’ prior notice to the Facility Agent, apply an amount equal to the aggregate of:

(i)        the Release Price in respect of any Property or any Acquired Entity disposed of by a Borrower, in each case in accordance with Clause 21.6 (Disposals);

(ii)       any Prepayment Fee payable on account of such prepayment;

(iii)      all Break Costs (if any); and

(iv)      all amounts payable to the Hedge Counterparty as a result of termination or closing out of all or any part of any Hedging Arrangements on account of, and as at the date of such payment;

towards the prepayment of the Loans made to the relevant Borrower and the payment of any sums due under the Hedging Arrangements of the relevant Borrower, and any remainder amount towards the prepayment pro rata of the other Loans and the payment pro rata of any sums due under the other Hedging Arrangements, in each case pursuant to the order of application set out in Clause 17.4(d). For the avoidance of doubt, no mandatory prepayment shall be payable under this Clause 7.2 in connection with a disposals made in accordance with Clause 21.6(b)(viii).

(b)      No Prepayment Fee shall be payable with respect to any prepayment made by pursuant to this Clause 7.2 (Mandatory prepayment - Disposals), if the relevant disposal of a Property or an Acquired Entity is in accordance with the relevant most recent Business Plan provided to the Facility Agent.

7.3       Mandatory prepayment   Reserve Account

In the event that the LTV is above 70% for a period longer than two consecutive Interest Periods, on the Interest Payment Date on which the second of such Interest Periods ends and on any subsequent Interest Payment Date thereafter (unless on any such subsequent Interest Payment Date the LTV is again equal to or below 70%), any amount standing to the credit of the Reserve Account shall be used for prepayment of the Loans.

7.4       Mandatory prepayment  Change of Control

(a)       Each Borrower and the Obligors’ Agent must promptly notify the Facility Agent if it becomes aware that (any of the following, a Change of Control):

(i)        Once the Fund has been established:

(A)     Archstone ceases to own and control, directly or indirectly,

(aa)     at least 10% of the units issued by the Fund, or

(bb)    at least 50.1% of (1) the shares of the Fund Manager or (2) of the voting rights with respect to the Fund Manager;

(B)      the Fund Manager ceases to be the management company of the Fund;

(C)      Archstone ceases to own and control, directly or indirectly, at least 10% of (1) the shares of any Borrower or (2) the voting rights with respect to any Borrower;

(D)      the Fund ceases to own and control, directly or indirectly, at least 50.1% of (1) the shares of any Borrower or (2) of the voting rights of any Borrower; or

(E)      any entity is admitted as a Fund Investor holding in excess of a 25% interest in the Fund (such entity, a New Fund Investor) without the prior consent of the Facility Agent (not to be unreasonably withheld); provided, however, that the Facility Agent’s consent shall not be required if

(aa)     the New Fund Investor is a registered pension fund; or

(bb)    the New Fund Investor is an insurance company with the Requisite Rating; or

(cc)     the units of the Fund have been listed as listed securities and the New Fund Investor has subscribed for no more than 49% of the units.

Immediately upon the admission of a New Fund Investor in accordance with this clause 7.4(i)(a)(E) under (aa), (bb) or (cc) above, the Obligor’s Agent shall notify the Facility Agent of such admission and shall provide the Facility Agent with evidence reasonably satisfactory to the Facility Agent evidencing the satisfaction of condition (aa), (bb) or (cc) above, as applicable.

(ii)       As long as the Fund has not yet been established, Archstone ceases to beneficially own (wirtschaftliches Eigentum) or control, directly or indirectly, at least 51% of the shares or the voting rights of any Borrower.

(b)      After the occurrence of an event described in Clause 7.4(a), each Lender may by notice to the Obligors’ Agent cancel the Commitments and declare the outstanding Loans, together with accrued interest, Break Costs and all other amounts accrued under the Finance Documents, to be immediately due and payable. Any such notice will take effect in accordance with its terms.

7.5       Voluntary Prepayment

(a)       Each Borrower may prepay any Loan or Loans (at its option, either Loans granted to the relevant Borrower and/or other Borrowers) on any Interest Payment Date in whole or in part by giving no less than 20 Business Days’ prior notice to the Facility Agent.

(b)      A prepayment of part of any Loan or Loans must be in a minimum aggregate amount of EUR 3,000,000.

(c)       On the date of each prepayment, the relevant Borrower shall pay to the Facility Agent (i) any related Break Costs and (ii) any Prepayment Fee. The relevant Borrower shall pay to the Hedge Counterparty any Hedging Arrangement termination costs.

7.6       Right of Prepayment and Cancellation

(a)       If any Borrower is, or will be, required to pay to a Lender:

(i)        a Tax Payment; or

(ii)       an Increased Cost,

the Borrower may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)      After notification under paragraph (a) above:

(i)        the Borrower must repay or prepay that Lender’s share in the Loans on the date specified in paragraph (c) below; and

(ii)       the Commitments of that Lender will be immediately cancelled.

(c)       The date for repayment or prepayment of a Lender’s share in the Loans will be the last day of the current Interest Period for the Loans or, subject to Break Costs, any date specified by a Borrower.

7.7       Miscellaneous Provisions

(a)       Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)      All prepayments under this Agreement must be made with accrued interest up to the relevant prepayment date on the amount prepaid.

(c)       The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)      No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement (to the fullest extent permitted by law).

(e)       No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(f)       The Commitment of each Lender shall be cancelled in the amount of its participation in each repaid Loan and no amount of any Loan prepaid under this Agreement may subsequently be re-borrowed.

8.        INTEREST

8.1       Calculation of Interest

From (and including) the first Utilisation Date until (but excluding) the Final Maturity Date, the interest rate applicable to the Loans outstanding under the Facility is the percentage rate per annum equal to the aggregate of the applicable:

(i)        EURIBOR;

(ii)       Margin; and

(iii)      Mandatory Costs, if any.

8.2       Payment of Interest

Except where it is provided to the contrary in this Agreement, the Borrowers must pay accrued interest on each Loan on each Interest Payment Date.

8.3       Hedging

(a)       From and including the first Utilisation Date the Borrowers must maintain Hedging Arrangements in accordance with this Clause. If a Loan is made on a day which is not an Interest Payment Date and such Loan, together with any other Loans made during the same Interest Period, does not exceed an aggregate principal amount of EUR 10,000,000, no Hedging Arrangements must be maintained in relation to such Loans before the next following Interest Payment Date.

(b)      All Hedging Arrangements must:

(i)        be in the form of swaps, caps or collars (or a combination thereof) in each case in form and substance satisfactory to the Facility Agent (acting reasonably);

(ii)       have a term expiring not earlier than the Final Maturity Date; and

(iii)      have settlement dates that coincide with the Interest Payment Dates.

(c)       If, at any time, due to a partial or full prepayment repayment, cancellation or other reduction of a Loan granted to a Borrower (a Loan Reduction), the notional principal amount of the Hedging Arrangements of the relevant Borrower exceeds the amount of the Loans of such Borrower outstanding at that time (or in the case of a reduction of such Loans due to Clause 6(a) or a repayment of such Loans up to the amount of EUR 5,000,000 provided that no Default is outstanding, 105% of such Loans), the relevant Borrower must reduce the notional principal amount of such Hedging Arrangements by an amount equal to the relevant Loan Reduction with effect from the date such excess hedging occurs.

(d)      (i)        The parties to each Hedging Arrangement must comply with the terms of the Hedging Arrangements.

(ii)       Neither the Hedge Counterparty nor the Borrowers may amend or waive the terms of any Hedging Arrangement without the consent of the Facility Agent (acting reasonably).

(e)       Neither the Hedge Counterparty nor the Borrowers may terminate or close out any Hedging Arrangement (in whole or in part) except:

(i)        in accordance with paragraph (c) above;

(ii)       if it becomes illegal for that party to continue to comply with its obligations under that Hedging Arrangement;

(iii)      if the Loans and other amounts outstanding under the Finance Documents have been unconditionally and irrevocably paid and discharged in full;

(iv)      in the case of termination or closing out by the Hedge Counterparty, if the Facility Agent serves notice under Clause 23.17 (Acceleration) or, having served notice under Clause 23.17 (Acceleration), makes demand;

(v)       in the case of termination or closing out by any Borrower, with the consent of the Facility Agent; or

(vi)      if the relevant Borrower has entered into substitute Hedging Arrangements which are acceptable to the Facility Agent and comply with, and will at all times be in compliance with, the requirements set out in this Clause 8.3 (Hedging).

(f)       The Hedge Counterparty may only suspend making payments under a Hedging Arrangement if the relevant Borrower is in breach of its payment obligations under that Hedging Arrangement.

(g)      The Hedge Counterparty acknowledges that the rights of the relevant Borrower under the Hedging Arrangements to which it is party have been charged or assigned by way of security under the Security Documents.

(h)      Other than pursuant to this Clause 8.3, none of the Borrowers shall enter into, or be party to, any hedging arrangement without the prior consent of the Facility Agent (such consent not to be unreasonably withheld).

8.4       Interest on Overdue Amounts

(a)       If any Borrower fails to pay any amount (other than principal or interest) payable by it under the Finance Documents within 3 Business Days of notice, or fails to pay principal or interest when due (an Overdue Amount), it must immediately upon the Facility Agent’s demand pay interest on the Overdue Amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)      Interest on an Overdue Amount is payable at a rate reasonably determined by the Facility Agent to be 1.5 per cent per annum above the interest rate which would have been payable if the Overdue Amount had, during the period of non-payment, constituted a Loan in the Overdue Amount. For this purpose, the Facility Agent, may (acting reasonably) select successive Interest Periods of any duration of up to three months and determine the appropriate Rate Fixing Day for that Interest Period.

(c)       Notwithstanding paragraph (b) above, if the Overdue Amount is a principal amount of the Loan and becomes due and payable prior to the last day of its current Interest Period, then the first Interest Period for that Overdue Amount will be the unexpired portion of that Interest Period and the rate of interest on the Overdue Amount for that first Interest Period will be 1.5 per cent per annum above the rate then payable on the Loan. After the expiry of the first Interest Period for that Overdue Amount, the rate on the Overdue Amount will be calculated in accordance with paragraph (b) above.

(d)      If any Borrower fails to pay any amount of interest payable by it under the Finance Documents (an Overdue Amount of Interest), it must, subject to mandatory German law, immediately pay lump sum damages (Schadensersatzpauschale) on the Overdue Amount of Interest from its due date up to the date of actual payment, both before, on and after judgement. Lump sum damages are payable in respect of an Overdue Amount of Interest at a rate reasonably determined by the Facility Agent to be 1.5 per cent per annum above the interest rate which would have been payable if the Overdue Amount of Interest had, during the period of non-payment, constituted a Loan in the currency of the Overdue Amount of Interest. For this purpose, the Facility Agent, may (acting reasonably) select successive Interest Periods of any duration of up to three months and determine the appropriate Rate Fixing Day for that Interest Period.

(e)       The Lender shall be entitled to claim from the Borrowers further compensation for any further losses incurred and/or damages suffered as a direct result of the Borrowers having failed to pay any amount payable by it under the Finance Documents on the due date.

8.5       Notification of Rates of Interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.        CHANGES TO THE CALCULATION OF INTEREST

9.1       Absence of quotations

Subject to Clause 9.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

9.2       Market disruption

(a)       If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)        the Margin;

(ii)       the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)      the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)      In this Agreement, Market Disruption Event means:

(i)        at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for euros for the relevant Interest Period; or

(ii)       before close of business in Frankfurt am Main, Germany, on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR.

9.3       Alternative basis of interest or funding

(a)       If a Market Disruption Event occurs and the Facility Agent or the Borrowers so require, the Facility Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)      Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

10.      INTEREST PERIODS

(a)       Each Loan has successive Interest Periods.

(b)      Each Interest Period for a Loan will start on its Utilisation Date (and include this Utilisation Date) or on the Interest Payment Date following the expiry of its preceding Interest Period (and include such Interest Payment Date) and end on the next Interest Payment Date (and exclude such Interest Payment Date).

(c)       An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

11.      TAXES

11.1     General

In this Clause:

Exempt Lender means a Lender which is entitled (otherwise than by reason of being a Treaty Lender) under the domestic law of Germany, the Netherlands, Luxembourg or any other jurisdiction in or from which an Obligor operates under a Finance Document, to receive interest free of any Tax Deduction”.

German Lender means a Lender that is beneficially entitled to interest payable under the Finance Documents to that Lender and which for German tax purposes lends under the Finance Documents through a German permanent establishment within the meaning of German domestic tax law and any applicable double taxation agreement.

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means:

(a)       a German Lender; or

(b)      a Treaty Lender; or

(c)       an Exempt Lender.

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment) regardless whether, how and to what extent such credit has been obtained, utilised or retained.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

Treaty Lender means any Lender that is (1) beneficially entitled to interest payable under the Finance Documents to that Lender, (2) treated as a resident of a Treaty State for the purposes of the Treaty and (3) may claim the respective treaty protection with respect to payments under the Finance Documents receivable by the Lender.

Treaty State means a jurisdiction having a double taxation agreement (a “Treaty”) with Germany, the Netherlands, Luxembourg or any other jurisdiction from which an Obligor operates under a Finance Document if that Treaty fully denies Germany, the Netherlands, Luxembourg or the respective other jurisdiction any right to tax interest payments under the Finance Documents receivable by that Lender.

11.2     Tax Gross-up

(a)       Each payment to be made by an Obligor under the Finance Documents shall be made without any Tax Deduction, unless a Tax Deduction is required by law or by virtue of a binding decision of a competent taxing authority.

(b)      The Obligors’ Agent shall promptly upon becoming aware that a Tax Deduction must be made from a payment to be made by it (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall without undue delay notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall without undue delay notify the relevant Obligor.

(c)       If a Tax Deduction is required by law or by virtue of a binding decision of a competent taxing authority to be made from a payment to be made by an Obligor under any Finance Document, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)      An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)        if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)       if on the date on which the payment falls due the relevant Lender is a Qualifying Lender and the Obligor making the payment

(A)     would be required to make an increased payment to such Lender under paragraph (c) above and the relevant Lender became a Lender under this Agreement after the requirement to make the relevant Tax Deduction became effective as a result of any change in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority, however provided that the requirement to make the relevant Tax Deduction became effective after the date of this Agreement; or

(B)      is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under paragraph (e) when requested to do so by the Obligor (according to paragraph (e)).

(iii)      the Tax Deduction is required as a result of Council Directive 2003/48/EC on the taxation on savings income, related treaties or agreements, or respective national tax provisions, whether such Tax Deduction being required in a EU Member State or otherwise.

(e)       Each Obligor and any Lender who is entitled to a payment from the Obligor concerned shall co-operate in completing any procedural formalities necessary for the Obligor concerned to obtain authorisation to make that payment without a Tax Deduction. In particular, any Treaty Lender shall use its commercially reasonable best efforts to complete, as soon as practicable following a request by the relevant Obligor, any procedural formalities which it is able to complete which are necessary for an Obligor to be able to make a payment to such Lender without a Tax Deduction (or with a reduced rate of Tax Deduction).

(f)       If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)      Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3     Tax Indemnity

(a)       Each Obligor shall (within seven Business Days of a written demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines (taking into account the likelihood that such loss, liability or cost arises or occurs) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document, it being understood that the determination must be made in good faith and with due care customary in the banking business.

(b)      Paragraph (a) above does not apply:

(i)        with respect to any Tax assessed on a Finance Party:

(A)     under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)      under the law of the jurisdiction in which that Finance Party’s Facility Office of if different, any permanent establishment for tax purposes is located to which income under this Agreement is attributed in respect of amounts received or receivable in that jurisdiction, or

(C)      by a German taxing authority by virtue of that Finance Party being subject to limited liability to tax in Germany due to the fact that security was granted over German real estate; this exclusion does only apply if that said Finance Party, on the date on which the relevant payment falls due, is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of the relevant taxing authority;

if that Tax is imposed on or calculated by reference to the gross income or net income, as the case may be, received or receivable (but not any sum deemed to be received or receivable such as a Tax Deduction) by that Finance Party; or

(ii)       to the extent a loss, liability or cost:

(A)     is compensated for by an increased payment under Clause 11.2 (Tax Gross-up); or

(B)      would have been compensated for by an increased payment under Clause 11.2 (Tax Gross-up) but was not so compensated solely because one of the exclusions in Clause 11.2(d) (Tax Gross-up) applied.

(c)       A Protected Party making, or intending to make a claim under Clause 11.3(a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)      A Protected Party shall, on receiving a payment from a Borrower under this Clause 11.3, notify the Facility Agent.

11.4     Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party reasonably determines that (it being understood that such determination must be made in good faith and with due care customary in the banking business):

(a)       a Tax Credit is attributable to that Tax Payment; and

(b)      the relevant Finance Party has obtained, utilised and retained that Tax Credit directly or on an affiliated group basis the Finance Party shall pay an amount to the relevant Obligor which that Finance Party determines (it being understood that such determination must be made in good faith and with due care customary in the banking business) will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been made by the Obligor.

11.5     New Lenders and Lenders acting through new Facility Offices

If:

(i)        a Lender assigns, transfers or disposes of any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)       as a result of circumstances existing at the date the assignment, transfer or disposal occurs an Obligor would be obliged to make a payment to the new Lender or a Lender acting through its new Facility Office under Clauses 11.2 and 11.3, then the new Lender or the Lender acting through its new Facility Office is only entitled to receive payment under this Clause to the same extent as the existing Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or disposal had not occurred.

11.6     Stamp Taxes and Transfer Taxes

The Borrowers shall pay and, within seven Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, transfer and other similar Taxes (including, for the avoidance of doubt, any capital taxes charged in the Federal Republic of Germany or elsewhere or any real estate transfer taxes charged in the Federal Republic of Germany or elsewhere) payable in respect of the entry into, delivery, performance or enforcement of any Finance Document.

11.7     Value Added Taxes

(a)       All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if (i) VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document and (ii) the reverse charge mechanism is not applicable, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (upon the provision of an invoice within the meaning of the applicable VAT regulations to such Party).

(b)      If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply. Each Recipient will promptly notify the relevant Party on any such credit or repayment possibility.

(c)       Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT, or where any such cost or expense constitutes a disbursement incurred by the Finance Party as agent on behalf of the Party, such Party shall pay to the Finance Party the VAT actually charged thereon.

(d)      Where a Finance Party has an option available to it under applicable VAT law whether or not to subject a supply or service under a Finance Document to VAT, it shall not exercise that option to subject that supply or service to VAT, unless the relevant Borrower agrees to such exercise.

11.8     Qualifying Lender Statement

(a)       On the date of this Agreement, each Lender confirms that it is a Qualifying Lender.

(b)      On the date on which a person becomes a Lender pursuant to Clause 30.2 (Assignments and Transfers by the Lenders), such person shall issue in writing to the Facility Agent a statement as to whether it is a Qualifying Lender (and the Facility Agent shall promptly notify the Obligors’ Agent of such statement).

(c)       Each Lender shall promptly notify the Facility Agent if it becomes aware of any change in the position from that set out in paragraphs (a) or (b) above and the Facility Agent shall promptly notify the Obligors’ Agent.

11.9     German Tax Reform 2008

The Facility Agent shall use its reasonable endeavours to assist each Borrower in relation to reasonable requests made in respect of the business tax reform in Germany proposed to take effect in 2008, provided that the Borrowers will only make such requests that are compulsory (zwingend) to avoid partial non-deductibility issues under the proposed interest stripping rules (Zinsschranke) and provided further that the Facility Agent as well as the Lenders shall be under no obligation to agree to any request which they determine, in their absolute discretion acting in good faith, would adversely affect their position or the position of any of the Finance Parties under the Finance Documents or otherwise.

11.10   German thin capitalisation rules (Sec. 8a German Corporate Income Tax Act)

(a)       General

In this Clause 11.10:

Tax Confirmation means a confirmation substantially in the form of Schedule 10.

Decree or Decrees means the tax circulars issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2 - S 2242a - 20/40) and on 22 July 2005 (IV B 7 - S 2742a - 31/05) in relation to Sec. 8a KStG and decrees amending, modifying or replacing such Decrees.

German Borrower means any Borrower subject to limited or unlimited tax liability in Germany.

(b)      Tax confirmation as to the absence of back-to-back financing

(i)        For the purposes of providing evidence to the German tax authorities of the absence of any detrimental recourse situation in connection with the Decrees, the Lenders hereby agree subject to reimbursement by the requesting Borrower of any external cost reasonably incurred by the Lenders in connection therewith (in particular reasonable legal and tax adviser fees) to deliver upon request to each requesting German Borrower within due course a completed Tax Confirmation. Each request must contain a fully filled in draft Tax Confirmation and the statement that the requesting German Borrower releases any relevant person from any applicable confidentiality obligation.

(ii)       The delivery of a Tax Confirmation shall not prejudice the rights of the Finance Parties under this Agreement or any other Finance Document.

(iii)      Any Tax Confirmation delivered in accordance with (i): (A) is given exclusively at the request of the German Borrowers and solely for the purpose of delivery to the competent German tax authorities to assist the German Borrowers in the administration of the tax affairs regarding Sec. 8a KStG and not for any other purpose, (B) does not guarantee the achievement of a specific result or conclusion for German tax purposes, (C) is addressed to and is solely for the benefit of the German Borrowers in relation to this Agreement and (D) does not create any rights of any party of any kind or nature.

(iv)      No Finance Party shall be liable as a result of the delivery of a Tax Confirmation. The Finance Parties are not responsible for examining the German Borrowers’ tax position or for achieving any certain tax treatment of the German Borrowers. The German Borrowers confirm to each Finance Party that the Tax Confirmation or any other document, statement, information or else provided under this Clause is not given for the Borrowers to rely on, but only for delivery to the competent German tax authorities, and that, therefore, no German Borrower will raise any claims against any Finance Party based on, or in connection with, a (correct or incorrect) Tax

Confirmation or any other document, statement, information or else provided under this Clause. No Finance Party provides any legal and/or tax advice to any other party, and it is the responsibility of each party to consult its own legal/tax advisors.

(v)       The Lenders agree, subject to reimbursement by the German Borrower of any external cost reasonably incurred by them in connection therewith (in particular reasonable legal or tax adviser fees), to provide additional information in relation to the securities and guarantees granted under or in connection with the Finance Documents, which is available to them if reasonably requested by a German Borrower for the purposes of the completion by the German Borrower of its submissions regarding Sec. 8a KStG to any German tax authority asserting jurisdiction over it, as soon as reasonably practicable following such request if and to the extent that such a request contains the release from any applicable confidentiality obligation in accordance with clause (b) (i) above.

(vi)      The German Borrower may disclose the existence and contents of a Tax Confirmation to any German tax authority asserting jurisdiction over it, to its professional advisers and as required by applicable law or regulation.

(vii)     If, after the date of this Agreement, the German tax authorities require submission of a standard form other than the Tax Confirmation set out in Schedule 10 for the purpose of providing evidence to the German tax authorities of the absence of any detrimental recourse situation, then the Lenders hereby agree to use such form instead of the Tax Confirmation as set out in Schedule 10.

12.      INCREASED COSTS

12.1     Each Borrower shall forthwith on demand pay to each Lender the amount of any Increased Cost incurred by it as a result of:

(a)       the introduction of, change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)      compliance with any regulation made after the date of this Agreement,

(in each case including any law or regulation relating to taxation, change in the currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control). However, this does not apply to the extent that the Increased Cost is:

(i)        incurred as a result of the regulations imposed by the relevant authorities in any jurisdiction other than a member state of the European Union, the jurisdiction of incorporation of the Borrower, Switzerland or any of the Channel Islands;

(ii)       compensated for under another clause of this Agreement or would have been but for an exception to that clause;

(iii)      a tax on the overall net income of a the relevant Lender or any of its Affiliates;

(iv)      attributable to the relevant Lender or its Affiliate wilfully failing to comply with any law or regulation;

(v)       the result of the operation of Clause 30.2.

12.2     If any Lender makes or intends to make a claim for an Increased Cost it must notify the Obligors’ Agent promptly of the circumstances giving rise to, and the amount of, the claim.

13.      MITIGATION

(a)       Each Finance Party must, in consultation with the relevant Borrower, and only if the Borrower pre-agrees all relevant costs pursuant to (b) below, take all reasonable steps to mitigate any circumstances which arise and which result or would result in any Tax Payment or Increased Cost being payable to that Finance Party or the Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality  (including with respect to Clause 7.1 (Mandatory prepayment — Illegality). Such steps may include transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office. However, this does not in any way limit the obligations of the Borrowers under the Finance Documents.

(b)      The Borrowers must indemnify each Finance Party for all costs and expenses reasonably incurred by the Finance Party (to the extent approved by the relevant Borrower) as a result of any step taken by them under this provision.

(c)       A Finance Party is not obliged to take any step under this provision if, in its reasonable opinion, to do so might be prejudicial to it, it being understood that immaterial disadvantages may not be considered prejudicial. In addition, no term of this Agreement will interfere with the right of a Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit; for the avoidance of doubt, the obligation of each Finance Party under paragraph (a) above shall not be affected thereby.

14.      PAYMENTS UNDER THE FINANCE DOCUMENTS

14.1     Manner of Payments

(a)       On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, the Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)      Payments under the Finance Documents to the Lenders must be made for value on the due date at such times as the Facility Agent may specify as being customary at the time for the settlement of transactions in the relevant currency and in the relevant place.

(c)       Each payment received by the Facility Agent from an Obligor under a Finance Document or in relation thereto shall be applied towards the obligations of the Obligor under the Finance Documents in accordance with the provisions thereof and shall not be applied towards the discharge of any Security Interest created under a Security Document. This paragraph will override any appropriation made by the Obligors.

(d)      Unless the Facility Agent specifies that a specific payment under the Finance Documents is to be made in a different manner, the currency of each amount payable under the Finance Documents is Euro.

(e)       If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(f)       If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of written demand by the Facility Agent.

(g)      During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.2     Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 14.3 (Clawback), be made available by that Facility Agent without undue delay (unverzüglich) after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to that Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State).

14.3     Clawback

(a)       Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)      If the Facility Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent calculated by the Facility Agent to reflect its cost of funds.

15.      EVIDENCE AND CALCULATIONS

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings. Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates. Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

16.      SET-OFF

16.1     Each Finance Party may set off any matured obligation owed to it by any Obligor under the Finance Documents (to the extent beneficially owned by such Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the relevant Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the respective Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.2     All payments made by the Obligors under the Finance Documents must be made without set-off or counterclaim, unless the counterclaim is undisputed or conclusively determined by a court decision of competent jurisdiction.

17.      BANK ACCOUNTS AND CASH WATERFALL

17.1     Designation of Accounts

(a)       Each Borrower must maintain the following bank accounts in its name:

(i)        a rent collection account designated a Rent Collection Account;

(ii)       a general account designated the General Account;

(iii)      a proceeds account designated the Proceeds Account;

(iv)      a sales proceeds account designated the Sales Proceeds Account;

(v)       upon the request and at the cost of the Hedge Counterparty, within 30 Business Days upon such request, a swap collateral account designated the CSA Account;

(vi)      a disposal proceeds account designated the Disposal Proceeds Reserve Account; and

(vii)     a reserve account designated the Reserve Account

(in each case, such defined term to include any successor account thereto).

(b)      Each Borrower may open separate savings accounts designated as rent deposit account (Mietkautionskonto) to credit any rent deposit payments. Each Borrower shall, upon request of the Facility Agent, provide suitable evidence in relation to the opening of and the moneys credited on such rent deposit accounts.

(c)       No Borrower may, without the prior consent of the Facility Agent, maintain any other bank account.

(d)      Each Account must be held with an Account Bank.

17.2     Rent Collection Accounts

(a)       The Security Agent shall have a pledge in respect of each Rent Collection Account.

(b)      Each Borrower shall procure that all Gross Rental Income and other receipts arising from the Properties owned by it or an Acquired Entity owned by such Borrower (excluding any disposal thereof) are paid directly into the relevant Borrower’s Rent Collection Account.

(c)       If any amount referred to in paragraph (b) above is paid into an Account other than the relevant Rent Collection Account, the relevant Borrower shall immediately give notice thereof to the Security Agent and such Borrower shall arrange for the transfer of such amount (subject to the approval of the Security Agent upon receipt of evidence satisfactory to it) into the relevant Rent Collection Account.

(d)      The Security Agent shall instruct the account bank to transfer, on the 5th Business Day of each calendar month, any amounts standing to the credit of any Rent Collection Account which, in aggregate, are in excess of the sum of (i) the Permitted Operating Costs and (ii) value added tax on the Gross Rental Income due during the current calendar month to the Proceeds Account in the name of the relevant Borrower. The amount of such Permitted Operating Costs and such value added tax on the Gross Rental Income shall be reasonably agreed by the Security Agent and the Borrowers from time to time based on the monthly average Permitted Operating Costs and value added tax for the last three calendar months. The amount of Permitted Operating Costs shall in no event be higher than 20% of the Gross Rental Income of the respective period as set out in the respective Business Plan. On each Interest Payment Date, each Borrower shall provide proof satisfactory to the Security Agent of the Permitted Operating Costs and value added tax having become due and payable from (and including) the immediately preceding Interest Payment Date to (but excluding) the then current Interest Payment Date.

17.3     General Accounts

(a)       Provided no Event of Default is outstanding or would arise as a result therefrom, and subject to the other terms of this Agreement, each Borrower may make payments out of its General Account as it thinks fit (including the making of permitted prepayments hereunder).

(b)      If any amount payable to a General Account is paid into another Account, then, unless a Default is outstanding, the relevant Borrower shall (subject to the approval of the Security Agent upon receipt of evidence satisfactory to the Security Agent that the payment should have been made to the relevant General Account) pay that amount to the relevant General Account.

(c)       Each Borrower shall procure that only the following amounts shall be credited to its General Account (to the extent applicable):

(i)        any payments to be made to the relevant Borrower under Clause 17.4(d)(viii) (Proceeds Accounts);

(ii)       all other payments to be made to the relevant General Account pursuant to this Agreement;

(iii)      any Cash Fundings or payments under shareholder loans to the relevant Borrower; and

(iv)      all other receipts of the relevant Borrower which are not to be paid to another Account pursuant to the provisions of this Agreement.

17.4     Proceeds Accounts

(a)       The Security Agent shall have a pledge in relation to each Proceeds Account.

(b)      Each Borrower must ensure that:

(i)        any Release Price received as a result from a disposal of its Property other than from an Intended Substitution Disposal; and

(ii)       excess proceeds standing to the credit of the Disposal Proceeds Reserve Account in accordance with Clause 17.6(e) and (f); and

(iii)      all its receipts under any Hedging Arrangement, and

(iv)      any of the relevant Borrower’s net Utilisation proceeds under this Agreement;

are paid directly into its Proceeds Account as soon as possible upon receipt of such proceeds or receipts.

(c)       If any amount referred to in paragraph (b) above is paid into an Account other than the relevant Proceeds Account, the relevant Borrower shall immediately give notice thereof to the Security Agent and the Borrower shall arrange (subject to the approval of the Security Agent upon receipt of evidence satisfactory to it) for the transfer of such amount into the relevant Proceeds Account.

(d)      On each Interest Payment Date prior to either an acceleration of the Loans pursuant to Clause 23.17 (Acceleration) or an enforcement of the claims under the Finance Documents and/or any Security Interests under the Security Documents having occurred, each Borrower shall withdraw from, and apply amounts standing to the credit of, its Proceeds Account, to pay in the following order (provided that all obligations of the same order shall be discharged on a pro rata basis and the obligations of any order shall only be discharged after the discharge in full of all obligations of a higher order):

(i)        first, to the Facility Agent and to the Security Agent, all of the Agents’ fees, costs and expenses due and payable by the relevant Borrower under the Finance Documents;

(ii)       second, to the Hedge Counterparty, all scheduled payments (not being payments as a result of termination or closing out) due and payable by the relevant Borrower under the Hedging Arrangements;

(iii)      third, any accrued interest under the Facility as well as fees and costs (other than pursuant to (i) above) due and payable by the relevant Borrower under the Finance Documents;

(iv)      fourth, (provided that the proportional redemption amounts in respect of the Facility shall be calculated on the basis of the aggregate outstanding amount of the Loans under the Facility) pro rata and pari passu, (aa) to the Lenders, towards the repayment of the principal of the Loans made to the relevant Borrower to the extent due subject to, and in accordance with, the terms of this Agreement and (bb) to the Hedge Counterparty, any payments (not being payments referred to in subparagraph (v) below) due and payable by the relevant Borrower as a result of termination or closing out due but unpaid under the Hedging Arrangements;

(v)       fifth, to any termination payments under the Hedging Arrangements of the relevant Borrower arising from:

(A)     it becoming illegal for the Hedge Counterparty to comply with its obligations under the Hedging Arrangements; or

(B)      an event of default relating to the Hedge Counterparty;

(vi)      sixth, any other amounts due and payable by the relevant Borrower under the Finance Documents;

(vii)     seventh, any surplus, if so required pursuant to Clause 17.7(b) below, to the Reserve Account of the relevant Borrower; and

(viii)    eighth, any remaining surplus to the General Account of the relevant Borrower or as otherwise directed by the Obligors’ Agent in accordance with paragraph (f) below.

(e)       If the credit on the Proceeds Account of a Borrower is insufficient to discharge the obligations of any of the above orders, the other Borrowers, pursuant to Clause 18 (Guarantee and Indemnity), shall be obliged in an amount equal to such shortfall to discharge such obligations from the credit on their respective Proceeds Accounts, such payment to be made on a pari passu basis with the payment obligations of such Borrowers of the same order in the priority of payments set out above.

(f)       After the application of funds pursuant to paragraph (d)(i) through (vii) above, on each Interest Payment Date (or such earlier date as the Obligors’ Agent may specify in accordance with the terms of this Agreement), the relevant Borrower shall withdraw from, and apply amounts standing to the credit of the relevant Proceeds Account

(subject to the approval of the Security Agent upon receipt of evidence satisfactory to it) in the following order:

(i)        first, to the Facility Agent for the account of the relevant Finance Parties of any accrued interest, Break Costs and fees due from the relevant Borrower but unpaid under the Finance Documents;

(ii)       second, an amount equal to the Release Price in respect of the Property disposed of by the relevant Borrower plus any amounts due from the relevant Borrower as a result of termination or closing out under all its Hedging Arrangements as follows:

(aa)     pari passu and pro rota (1) to the Lenders towards the repayment of the principal of the Loans made to the relevant Borrower and (2) to the Hedge Counterparty, any payments as a result of termination or closing out due but unpaid by the relevant Borrower under all Hedging Arrangements;

and thereafter

(bb)    pursuant to Clause 18 (Guarantee and Indemnity), towards the repayment of the principal of the Loans and payment of termination or closing out obligations under Hedging Arrangements of the other Borrowers; and

(iii)      third, any Prepayment Fee.

17.5     Sales Proceeds Accounts

(a)       The Security Agent shall have a pledge in relation to each Sales Proceeds Account.

(b)      The net proceeds of the disposal of any sale of a Property or of an Acquired Entity shall be credited to the respective Sales Proceeds Account.

(c)       If any amount referred to in paragraph (b) above is paid into an Account other than the relevant Sales Proceeds Account, the relevant Borrower shall immediately give notice thereof to the Security Agent and the Borrower shall arrange (subject to the approval of the Security Agent upon receipt of evidence satisfactory to it) for the transfer of such amount into the relevant Sales Proceeds Account.

(d)      Any funds credited to any Sales Proceeds Account which have to be prepaid pursuant to Clause 7.2 (Mandatory prepayment – Disposals) shall be transferred by the respective Borrower to the relevant Proceeds Account at the end of each Business Day. Any Intended Substitution Disposal Proceeds shall be transferred to the Disposal Proceeds Reserve Account pursuant to Clause 17.6(b). All other amounts standing to the credit of any Sales Proceeds Account may be transferred by the respective Borrower to its General Account.

17.6     Disposal Proceeds Reserve Accounts

(a)       The Security Agent shall have a pledge in relation to each Disposal Proceeds Reserve Account.

(b)      The relevant Borrower must ensure that the Intended Substitution Disposal Proceeds received as a result from an Intended Substitution Disposal of any Property and any Acquired Entity will be credited to its Disposal Proceeds Reserve Account as soon as possible upon receipt of such Intended Substitution Disposal Proceeds.

(c)       If any amount referred to in paragraph (b) above is paid into an Account other than the relevant Disposal Proceeds Reserve Account, the relevant Borrower shall immediately give notice thereof to the Security Agent and the Borrower shall arrange (subject to the approval of the Security Agent upon receipt of evidence satisfactory to it) for the transfer of such amount into the relevant Disposal Proceeds Reserve Account.

(d)      Upon the expiry of a Substitution Period without any Acquisition of a Replacement Property having occurred, the relevant Borrower shall withdraw from, and apply the relevant Property Substitution Reserve Amount standing to the credit of its Disposal Proceeds Reserve Account (subject to the approval of the Security Agent upon receipt of evidence satisfactory to it) in the following order:

(i)        first, to the Facility Agent for the account of the relevant Finance Parties of any accrued interest, Break Costs and fees due from the relevant Borrower but unpaid under the Finance Documents;

(ii)       second, an amount equal to the Release Price in respect of the Property or Acquired Entity, respectively disposed of by the relevant Borrower by the relevant Intended Substitution Disposal plus any amounts due from the relevant Borrower as a result of termination or closing out under all its Hedging Arrangements as follows:

(aa)     part passu and pro rota (1) to the Lenders towards the repayment of the principal of the Loans made to the relevant Borrower and (2) to the Hedge Counterparty, any payments as a result of termination or closing out due but unpaid by the relevant Borrower under all Hedging Arrangements;

and thereafter

(bb)    pursuant to Clause 18 (Guarantee and Indemnity), towards the repayment of the principal of the Loans and payment of termination or closing out obligations under Hedging Arrangements of the other Borrowers; and

(iii)      third, any Prepayment Fee.

(e)       In the case of an Acquisition of a Replacement Property occurring within the relevant Substitution Period, the relevant Borrower shall withdraw from, and apply the respective Property Substitution Reserve Amount standing to the credit of its Disposal

Proceeds Reserve Account (subject to the approval of the Security Agent upon receipt of evidence satisfactory to it) towards payment of the Purchase Price for the relevant Replacement Property. Any amount remaining from the respective Property Substitution Reserve Amount after payment of the Purchase Price for the relevant Replacement Property shall be paid into the Proceeds Account of the relevant Borrower.

(f)       If the ICR as of an Interest Payment Date (aa) falling within the relevant Substitution Period or (bb) immediately following the expiry of such Substitution Period (unless a Property Substitution occurs) drops below 120% as a result of the relevant Intended Substitution Disposal or Property Substitution, the relevant Borrower shall transfer any shortfall in its Net Rental Income resulting from such Intended Substitution Disposal or Property Substitution throughout the Substitution Period from its Disposal Proceeds Reserve Account into its Proceeds Account or provide an unconditional and irrevocable bank guarantee or letter of credit, in each case issued by a credit institution which has the Requisite Rating, up to an amount which results in such ICR to amount to at least 120%.

17.7     Reserve Account

(a)       The Security Agent shall have a pledge in relation to each Reserve Account.

(b)      If on any Interest Payment Date the LTV is above 70%, any amount standing to the credit of any Proceeds Account after all payments have been made pursuant to Clause 17.4(d)(i) through (vi) above shall be paid into the Reserve Account of the relevant Borrower.

(c)       If for two consecutive Interest Periods which fall after the latest payment into any Reserve Account pursuant to paragraph (b) above the LTV is at or below 70%, then any amount standing to the credit of the Reserve Accounts shall be remitted, provided that no Default is outstanding, on the Interest Payment Date on which the last of such consecutive Interest Periods ends, in each case to the General Account of the relevant Borrower.

17.8     Miscellaneous Accounts provisions

(a)       Each Obligor must ensure that none of its Accounts goes into overdraft.

(b)      Any amount received or recovered by a Obligor otherwise than by credit to the correct Account must be held subject to the security created by the Finance Documents (to the extent applicable under German law) and immediately be paid to the correct Account or to the Facility Agent, in the same funds as received or recovered.

(c)       Each Borrower authorises the Security Agent and the Facility Agent by way of an irrevocable power of attorney to withdraw monies standing to the credit of any Account on the date any repayment of the Loan or any other amount is due under the Finance Documents and apply such monies in or towards the payment of any unsatisfied payment obligation under the Finance Documents. Such power of attorney may only be used by the Security Agent or the Facility Agent after the occurrence of a Default which is continuing.

(d)      None of the Finance Parties is responsible or liable (in the absence of gross negligence or wilful misconduct) to the Obligors for any non-payment of any liability of the Obligors which could be paid out of moneys standing to the credit of an Account, or for any withdrawal wrongly made, if made in good faith.

(e)       The Obligors shall procure that the Facility Agent has electronic access to all Accounts and that it, upon request, receives without undue delay account statements in relation to any relevant Accounts showing dates, amounts and names of the payees.

(f)       Claims of an Obligor for repayment of amounts standing to the credit of its Accounts may be assigned to any other Obligor at any time, and monies standing to the credit of the Accounts of a Obligor may be transferred to any other Obligor at any time, in each case without prejudice to the security interests of the Security Agent and the Lenders and subject to full compliance with the provisions of this Agreement (in particular the priority of payments provisions of this Clause 17).

(g)      Any Insurance Proceeds in excess of EUR 100,000 received by a Borrower for the purpose of reconstructing, reinstating or replacing damaged or destroyed assets pertaining to, or forming part of, any of the Properties (aa) shall be promptly paid to a separate Account opened with respect thereto and in respect of which a first ranking pledge are granted to the Security Agent, and (bb) shall be applied (with the prior written approval of the Facility Agent) exclusively for aforesaid purpose or towards the voluntary prepayment of the Loans in accordance with Clause 7.5 (Voluntary Prepayment).

(h)      Each of the Obligors shall not effect any payments from the Accounts (with the exception of the General Account) unless explicitly permitted in this Agreement.

17.9     Change of Accounts

(a)       At the Facility Agent’s request and the Lenders’ costs, with the consent of the Obligors’ Agent (such consent not to be unreasonably withheld), the Borrowers shall transfer their respective Accounts to another bank in the Federal Republic of Germany.

(b)      Without limiting paragraph (a) above, following a downgrade of the rating of an Account Bank below the relevant Requisite Rating, or a withdrawal, qualification or suspension of the rating of an Account Bank, each Account must be moved within 30 calendar days (unless otherwise approved by the Facility Agent) to a bank which has been assigned the relevant Requisite Rating.

(c)       A change of the Account only becomes effective when the proposed new bank agrees with the Facility Agent, and the relevant Borrower, in a manner satisfactory to the Facility Agent, to fulfil the role of an Account Bank. If Accounts are moved to another bank, each Borrower shall create a Security Interest in favour of the Security Agent over the balance standing to the credit of its Accounts, in form and substance satisfactory to the Security Agent.

18.                  GUARANTEE AND INDEMNITY

18.1              Guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally:

(a)                    guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s payment obligations under the Finance Documents;

(b)                   undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under any Finance Document, that Guarantor must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)                    indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover;

provided that, in each case, the maximum amount payable by each Guarantor under this Clause 18 for the obligations of any Obligor which is not a direct or indirect Subsidiary of such Guarantor shall be limited at any time to an aggregate amount of 95% of such Guarantor’s net worth (capitaux propres) as determined by Article 34 of the “Luxembourg law of 19 December 2002 on the Register of Commerce and Companies on Accounting and on Annual Accounts of the Companies” and as set out in such Guarantor’s most recent financial statements or, if higher, as existing at the date hereof.

18.2              Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3              Reinstatement

(a)                    If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b)                   Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4              Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)                    any time or waiver granted to, or composition with, any person;

(b)                   any release of any person under the terms of any composition or arrangement;

(c)                    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)                   any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)                    any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)                      any amendment (however fundamental)  of a Finance Document or any other document or security; or

(g)                   any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

18.5              Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6              Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may, without affecting the liability of any Guarantor under this Clause:

(a)                    refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)                   apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)                    hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

18.7              Non-competition

Unless:

(a)                    all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)                   the Facility Agent otherwise directs, no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)                        be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)                     be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)                  claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)                 receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

18.8              Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

19.                  REPRESENTATIONS

19.1             Representations by the Borrowers

Except as explicitly stated otherwise, the representations set out in this Clause 19.1 (Representations by the Borrowers) are made by each of the Borrowers on its own behalf and on behalf of, and with respect to all of the Acquired Entities owned by it to each Finance Party and are made on the date of this Agreement and, unless a representation is expressed to be given at a specific date, are deemed to be repeated by the Borrowers on each date a Request is made, each Utilisation Date, each Closing Date and each Interest Payment Date.

When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

(a)                    Status, power and authority: It is a limited liability company, duly formed or incorporated and validly existing under the laws of its original jurisdiction of formation or incorporation and all facts required to be registered with the commercial register with respect to it have been registered in the commercial register. It has the power (i) to own its assets and carry on its business as it is being conducted, and (ii) to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, and has complied with all corporate formalities in relation to, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)                   Centre of Main Interests: Its Centre of Main Interests is situated in its jurisdiction of incorporation and it has no establishment in any other jurisdiction.

(c)                    Legal validity: Each Transaction Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, in relation to each Acquisition Document in all material respects and in relation to any other Transaction Document in all respects, the legal, valid and binding obligation of each party (other than the Finance Parties) to it, enforceable in accordance with its terms, subject to any general principles of law limiting its obligations.

(d)                   Non-conflict: Its entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not conflict in any respect with its constitutional documents or in any material respect with any law or regulation applicable to it or with any document which is binding upon it or any of its assets.

(e)                    No default: No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Transaction Document, and no other event (which is reasonably likely to have a Material Adverse Effect) is outstanding which constitutes a default under any document which is binding on it or any of its assets.

(f)                      Authorisations: All licenses, permits, approvals and authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect.

(g)                   Registration, notarisation and stamping requirements:

(i)                        It is not necessary to file, register or record any Finance Document in any public place or elsewhere, except for due notarisation of each Deed of Land Charge and Deed of Share Pledge and registration of each Deed of Land Charge in the relevant Land Registers;

(ii)                     As of each date a Request is made and as of each Utilisation Date no stamp duty, registration fee or similar charge is payable in respect of any Finance Document, except for (i) registration fees payable at the relevant Land Registers in relation to the registration of each Deed of Land Charge with the relevant Land Registers and (ii) the notarial fees in relation to each Deed of Land Charge and Deed of Share Pledge. However, the representation set out in this subparagraph (ii) is only made (and deemed to be made) as of the date of this Agreement where (and to the extent) such duty, fee or charge constitutes a Tax, which is being levied by a German taxing authority;

provided, however, that in the case of court proceedings in a Luxembourg court or the presentation of the Finance Documents – either directly or by way of reference – to an autorité constituée, such court or autoritée constituée may require registration of all or part of the Finance Documents with the Administration de I’Enregistrement et des Domaines in Luxembourg, which may result in registration duties, at an ad valorem rate which depends on the nature of the registered document, becoming due and payable.

(h)                   Financial statements: The combined financial statements of the Borrowers most recently delivered to the Facility Agent (i) have been prepared in accordance with IFRS and (ii) fairly represent their financial condition as at the date to which they were drawn up, except (in each case) as disclosed to the contrary in those financial statements.

(i)                       Litigation: No litigation, arbitration or administrative proceedings (including any dispute with any regulatory or taxing authority) are current or, to the best of its knowledge, pending or threatened, which could reasonably be likely to restrain its entry into, the exercise of its rights under, or the performance, enforcement of or compliance with any of its obligations under, the Finance Documents or which, if adversely determined, are likely to have a Material Adverse Effect.

(j)                       No insolvency: No event has occurred, and it is not subject to any proceeding, of the type mentioned in Clause 23.5 (Insolvency), it has not been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), and there are no circumstances pursuant to the insolvency laws of any applicable jurisdiction which might justify the voidness of this Agreement or any other Transaction Document with respect to any Borrower.

(k)                    Information: All written information supplied by it or on its behalf to any Finance Party in connection with the transactions contemplated under the Transaction Documents (or to the Valuer or any person preparing a Report to be delivered as a CP Document) was true, complete and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given. In addition:

(i)                        any financial projections contained in such information and each Business Plan delivered to a Finance Party, have been prepared as at their date, on the basis of recent historical information and assumptions believed by it to be fair and reasonable;

(ii)                     it has not to the best of its knowledge omitted to supply any information available to it which, if disclosed, would make any such information untrue or misleading in any material respect; and

(iii)                  it has disclosed to the Facility Agent (to the best of its knowledge) all covenants, restrictions, easements, encumbrances and outgoings payable by it relating to:

(A)                the Properties which would adversely effect any Valuation in a material respect; and

(B)                  any of its other assets,

in each case over which any Security Interest is, or is expressed to be, created pursuant to a Security Document.

(l)                       Representations on the relevant Acquisition Document: At the date of signing of the relevant Acquisition Document, (i) and subject to the information disclosed in the Reports, the relevant Borrower has no actual knowledge that any material representation or warranty given by any party in the relevant Acquisition Document is untrue in any material respect and (ii) the relevant Acquisition Document contains all material terms of that Acquisition. As from the Closing Date of the relevant Acquisition, the relevant Borrower is in compliance with its obligations under the relevant Acquisition Document and no amendments have been made to the terms of the relevant Acquisition Document from those last disclosed to the Facility Agent and no contractual withdrawal rights, if any, have been exercised thereunder by any party.

(m)                 Title to Properties: Subject to Permitted Encumbrances and subject to Clause 19.1(n)(ii) and (iii) below, to the actual knowledge of the relevant Borrower, on the relevant Utilisation Date there are no circumstances which would hinder the relevant Borrower to become the full and exclusive owner (alleiniger Eigentümer), or holder of any Hereditary Building Rights (alleiniges Erbbaurecht), of any Property or Acquired Entity purchased by it pursuant to the relevant Acquisition Document or to have good and marketable title (uneingeschränkter Alleineigentümer) to such Property or Acquired Entity, or to become the owner (Eigentümer) of all assets over which a Security Interest is, or is expressed to be, created pursuant to a Security Document.

(n)                   Issues affecting title:

As from the Closing Date of an Acquisition:

(i)                        subject to the relevant Acquisition Document (including its schedules and annexes) to its actual knowledge, no breach of any law or regulation is outstanding which materially adversely affects or might materially adversely affect the value of any Property owned or purported to be owned by it or by an Acquired Entity owned by it;

(ii)                     subject to Permitted Encumbrances, to its actual knowledge, there is no covenant, agreement, stipulation, reservation, condition, interest, right or other matter materially adversely affecting any Property owned or purported to be owned by it or by an Acquired Entity owned by it;

(iii)                  nothing has arisen or has been created or is outstanding which would be an overriding interest, or an unregistered interest which overrides first registration or registered dispositions, over any Property owned or purported to be owned by it or by an Acquired Entity owned by it;

(iv)                 subject to the relevant Acquisition Document (including its schedules and annexes), to its actual knowledge the buildings and erections on each Property owned or purported to be owned by it or by an Acquired Entity owned by it have been constructed, operated and maintained in accordance with applicable Planning/Zoning Laws save for any non-compliance with such laws which does not have a material adverse effect on the value of such Property;

(v)                    it has not received any notice of any adverse claim by any person in respect of the ownership of any Property owned or purported to be owned by it or by an Acquired Entity owned by it or any interest in such Property, nor has any acknowledgement been given by it to any person in respect of any Property owned or purported to be owned by it or by an Acquired Entity owned by it; and

(vi)                 each Property owned or purported to be owned by it or by an Acquired Entity owned by it is held by it free from any Security Interest save as permitted by this Agreement.

(o)                   No other business: In respect of each Borrower:

(i)                        It has not traded or carried on any business since the date of its incorporation or formation (as applicable) except for acquiring, managing, letting and owning the Properties or Acquired Entities and related activities consistent with the Finance Documents.

(ii)                     It is not party to any material agreement other than the Transaction Documents.

(iii)                  It does not have, nor has it had, at any time more than two employees (subject to any transfer of employees as a matter of mandatory law in connection with the acquisition of the Properties).

(iv)                 It has no obligation in respect of any retirement benefit or occupational pension scheme (subject to any transfer of employees as a matter of mandatory law in connection with the acquisition of the Properties).

(p)                   Structure Chart and Ownership:

(i)                        The Structure Chart delivered to the Facility Agent pursuant to Schedule 2 (Conditions Precedent) is true, complete and accurate as of the date of this Agreement and shows all shares held by the Borrowers and all shareholders of the Borrowers.

(ii)                     The statutory share capital in each Borrower is legally and beneficially owned and controlled by the shareholders set out in the Structure Chart. The issued capital of the Borrowers is fully paid and the shares of the Borrowers are fully transferable and are not pledged or otherwise encumbered or subject to an attachment other than in favour of any Finance Party pursuant to a Security Document.

(q)                   Security:

(i)                        The security conferred by each Security Document constitutes or will constitute (subject to any general principles of law limiting the Borrower’s obligations and subject to Permitted Encumbrances) a first priority Security Interest for the benefit of the Lenders of the type described over the assets referred to in that Security Document and those assets are not subject to any prior or pari passu Security Interest.

(ii)                     Subject to any relevant Permitted Encumbrances, the Borrowers’ notary involved in the administration of the relevant Acquisition Document has received all necessary consents for the deletion of the Existing Mortgages

(Löschungsbewilligung) relating to Properties which may only be subject to repayment of the debt secured by such Existing Mortgages.

(iii)                  The Security Interests granted by it under each Security Document are independent from any Security Interests granted by any other security grantor.

(r)                      Rights under the Leases: With effect from the relevant Utilisation Date, each Borrower is or will become (i) in case of all Properties owned by it, the sole legal and beneficial holder of any claims or other rights under the Property Leases relating to such Properties, and (ii) in case of all Properties owned by an Acquired Entity owned by it, the sole beneficial holder of any claims or other rights under the Property Leases relating to such Properties.

(s)                    No obligations or liabilities: It has no actual or contingent obligations or liabilities other than obligations and liabilities (i) under the Transaction Documents, and (ii) obligations and liabilities reflected in the Original Financial Statements as of the date thereof.

(t)                      Pari passu ranking: Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to persons of its legal status generally.

(u)                   Insurance: The Insurances comply with the requirements of this Agreement and are (or will on the relevant Utilisation Date be) in full force and effect, with all premium payments being up to date and there being no breach of any term of any Insurance which would entitle the relevant insurer to void it.

(v)                   Taxation:

(i)                        It has complied in all material respects with:

(A)                all Tax laws applicable to it; and

(B)                  all requirements to make or amend and time limits (taking into account any permitted extension) applicable to the making or amending of, returns (including tax returns) required to be made by it to any competent Tax authority.

(ii)                     It has not been and is not a party to any control agreement, profit and loss transfer agreement or any group arrangement (other than fiscal unities for German VAT purposes).

(iii)                  The supplies (Leistungen) subject to VAT (steuerpflichtig) or treated as subject to VAT which are rendered by Parent 1 or any of its Subsidiaries (other than any of the Borrowers) do not exceed EUR 600,000 p.a. in the aggregate.

(w)                 Taxes on payments: It is not overdue in the payment of any amount in respect of Taxes nor is it in any dispute with any regulatory or taxing authority relating to any unpaid Taxes other than disputes in relation to the payment of Taxes which are being contested by it in good faith and provided adequate reserves are being made by it for those Taxes. As of the date of this Agreement all amounts payable by it under the Finance Documents may be made without any Tax Deduction. Moreover, as at the date of this Agreement, no tax office of any applicable jurisdiction requested that any Obligor withhold and remit any income tax. As at the date of this Agreement, subject to Clause 11.7(a), no Gross Rental Income payable to any Borrowers’ Rent Collection Account is subject to a requirement to make a material Tax Deduction.

(x)                     Environmental matters: subject to all matters which have been disclosed in any Environmental Report, it is in compliance with all Environmental Laws and Environmental Approvals applicable to it and (i) there is no material Environmental Claim which is current or pending or threatened in relation to a Property, (ii) there are no circumstances reasonably likely to result in a material Environmental Claim in relation to a Property and (iii) there is no material suspension, revocation or notification of any Environmental Approval in relation to a Property.

(y)                   Leases: There is no material breach of, or material non-compliance with, the terms of any Property Lease by the relevant Obligors or Acquired Entities which has or is reasonably likely to have a Material Adverse Effect on the value of the respective Property. Subsequent to the relevant Utilisation Date, it has provided to the Lenders complete and, in all material respects, accurate tenant schedules.

(z)                     Confirmation of economic benefit: It is the sole economic beneficiary (wirtschaftlich Berechtigter) within the meaning of § 8 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) of any Loan made available to it under this Agreement.

(aa)              Jurisdiction/governing law: Subject to any reservation which may be expressed in any legal opinion delivered as CP Document:

(i)                        its irrevocable submission under this Agreement to the jurisdiction of the district court of Frankfurt/Main, Germany, its agreement that this Agreement is governed by German law, and its agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation or formation; and

(ii)                     any judgment obtained in Germany will be recognised and be enforceable by the courts of its jurisdiction of incorporation or formation.

(bb)            Group arrangements (Unternehmensverträge): Except as consented to by the Facility Agent, it is neither a member of a control agreement, profit and loss transfer agreement or other group arrangement (other than fiscal unities for German VAT purposes).

19.2              Representations by the Parents

Except as explicitly stated otherwise, the representations set out in this Clause 19.2 (Representations by the Parents) are made by each of the Parents on its own behalf to each Finance Party and are made on the date of this Agreement and, unless a representation is expressed to be given at a specific date, are deemed to be repeated by the Parents on each date a Request is made, each Utilisation Date, each Closing Date and each Interest Payment Date.

When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

(a)                    Status, power and authority: It is a private limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation and all facts required to be registered with the Luxembourg Register of Commerce and Companies with respect to it have been registered with the Luxembourg Register of Commerce and Companies. It has the power (i) to own its assets and carry on its business as it is being conducted, and (ii) to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, and has complied with all corporate formalities in relation to, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)                   Centre of Main Interests: Its Centre of Main Interests and its central administration is situated in its jurisdiction of incorporation and it has no establishment in any other jurisdiction.

(c)                    Legal validity: Each Transaction Document to which it is or will be a party constitutes, or when executed in accordance with its terms, will constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to any general principles of law limiting its obligations.

(d)                   Non-conflict: Its entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not conflict in any respect with its constitutional documents or in any material respect with any law or regulation applicable to it or with any document which is binding upon it or any of its assets.

(e)                    No default: No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Transaction Document, and no other event (which is reasonably likely to have a Material Adverse Effect) is outstanding which constitutes a default under any document which is binding on it or any of its assets.

(f)                      Authorisations: All licenses, permits, approvals and authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect.

(g)                   Registration, notarisation and stamping requirements: It is not necessary to file, register or record any Finance Document in any public place or elsewhere, except for due notarisation of each Deed of Share Pledge provided, however, that in the case of court proceedings in a Luxembourg court or the presentation of the Finance Documents - either directly or by way of reference - to an autorité constituée, such court or autoritée constituée may require registration of all or part of the Finance Documents with the Administration de l’Enregistrement et des Domaines in Luxembourg, which may result in registration duties, at an ad valorem rate which depends on the nature of the registered document, becoming due and payable.

(h)                   Financial statements: Its consolidated financial statements most recently delivered to the Facility Agent (i) have been prepared in accordance with IFRS and (ii) fairly represent its consolidated financial condition as at the date to which they were drawn up, except (in each case) as disclosed to the contrary in those financial statements.

(i)                       Litigation: No litigation, arbitration or administrative proceedings (including any dispute with any regulatory or taxing authority) are current or, to the best of its knowledge, pending or threatened, which could reasonably be likely to restrain its entry into, the exercise of its rights under, or the performance, enforcement of or compliance with any of its obligations under, the Finance Documents or which, if adversely determined, are likely to have a Material Adverse Effect.

(j)                       No insolvency: No event has occurred, and it is not subject to any proceeding, of the type mentioned in Clause 23.5 (Insolvency), it has not been declared bankrupt or granted a suspension of payments, and there are no circumstances pursuant to the insolvency laws of any applicable jurisdiction which might justify the voidness of this Agreement or any other Transaction Document with respect to it.

(k)                    Information: All written information supplied by it or on its behalf to any Finance Party in connection with the transactions contemplated under the Transaction Documents (or to the Valuer or any person preparing a Report to be delivered as a CP Document) was true, complete and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(l)                       Structure Chart and Ownership:

(i)                        The Structure Chart delivered to the Facility Agent pursuant to Schedule 2 (Conditions Precedent) is true, complete and accurate as of the date of this Agreement and shows all shares held by the Parents and the Borrowers and all shareholders of the Parents and the Borrowers.

(ii)                     The statutory share capital in each Parent is legally and beneficially owned and controlled by the shareholders set out in the Structure Chart. The issued capital of the Borrowers is fully paid and the shares of the Borrowers are fully transferable and are not pledged or otherwise encumbered or subject to an attachment other than in favour of any Finance Party pursuant to a Security Document.

(m)                 Security:

(i)                        The security conferred by each Security Document executed by it constitutes or will constitute a first priority Security Interest for the benefit of the Lenders of the type described over the assets referred to in that Security Document and those assets are not subject to any prior or pari passu Security Interest.

(ii)                     The Security Interests granted by it under each Security Document executed by it are independent from any Security Interests granted by any other security grantor.

(n)                   Pari passu ranking: Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to persons of its legal status generally.

(o)                   Jurisdiction/governing law: Subject to any reservation which may be expressed in any legal opinion delivered as CP Document:

(i)                        its irrevocable submission under this Agreement to the jurisdiction of the district court of Frankfurt/Main, Germany, its agreement that this Agreement is governed by German law, and its agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation or formation; and

(ii)                     any judgment obtained in Germany will be recognised and be enforceable by the courts of its jurisdiction of incorporation or formation.

(p)                   Taxation

(i)                        It has not been and is not a party to any control agreement, profit and loss transfer agreement or any other group arrangement (other than fiscal unities for German VAT purposes).

(ii)                     The supplies (Leistungen) subject to VAT (steuerpflichtig) or treated as subject to VAT which are rendered by Parent 1 or any of its Subsidiaries (other than any of the Borrowers) do not exceed EUR 600,000 p.a. in the aggregate.

20.                  INFORMATION COVENANTS

20.1              Financial Statements

(a)                    The Borrower’s Agent must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)                        the Borrowers’ and any Acquired Entities’ combined audited annual financial statements as well as consolidated financial statements (if applicable) for each of its financial years;

(ii)                     the Borrowers’ and any Acquired Entities’ combined quarterly financial statements for each of its financial quarters.

(b)                   All financial statements must be supplied as soon as they are available and:

(i)                        in the case of annual financial statements, within 120 days; and

(ii)                     in the case of quarterly financial statements, within 45 days,

of the end of the relevant financial period.

20.2              Form of Financial Statements

(a)                    The Borrowers (aa) must prepare their combined and their consolidated (if any) financial statements in accordance with the accounting principles, practices and policies (consistently applied) which applied to the Original Financial Statements (consistently applied) and each set of financial statements supplied under this Agreement and (bb) must ensure that the financial statements delivered hereunder give (if audited) a true and fair view of, or (if unaudited or prepared in accordance with IFRS) fairly represent, the combined financial condition (consolidated or otherwise) of the Borrowers and any Acquired Entities as at the date to which those financial statements were drawn up and:

(i)                        in the case of the annual financial statements, shall be accompanied by any letter addressed to the management of the Borrowers by the Auditors and accompanying those financial statements;

(ii)                     in the case of quarterly financial statements, shall be accompanied by a statement by the directors of the Borrowers comparing actual performance for the period to which the financial statements relate to the projected performance for that period set out in the Business Plans;

(iii)                  in the case of quarterly financial statements, there may be immaterial subsequent changes made during the auditing process.

(b)                   The Obligors’ Agent must notify the Facility Agent of any change to the manner in which its financial statements are prepared.

(c)                    If requested by the Facility Agent, the Obligors must supply to the Facility Agent:

(i)                        a full description of any change notified under paragraph (b) above; and

(ii)                     sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent annual financial statements delivered to the Facility Agent under this Agreement.

20.3              Valuations

(a)                    The Facility Agent may request Valuations at its own costs at any time.

(b)                   The Borrowers must, within 10 Business Days of written demand by the Facility Agent, pay the costs of the relevant Valuation:

(i)                        at any time when a Default is outstanding;

(ii)                     if the Facility Agent believes, on the basis of an updated Valuation, that a Default is likely to occur;

(iii)                  annually at the option of the Facility Agent; or

(iv)                 if required in the reasonable opinion of the Facility Agent in the context of a securitisation of any Loan. In this case, the Facility Agent may request that the Valuation is adjusted in line with requirements of any Rating Agency.

(c)                    Each Borrower must supply to the Facility Agent a copy of any valuation of any Property it obtains which has been prepared by a reputed valuation firm (including the Valuer) following a formal mandate, promptly upon obtaining it.

20.4              Monitoring of Properties

(a)                    Two (2) Business Days prior to each Interest Payment Date, the Borrowers must supply to the Facility Agent the information set out in Schedule 5 (Property Information) for the quarterly period ending in the month prior to the relevant Interest Payment Date, in form and substance satisfactory to the Facility Agent, in respect of the latest Financial Quarter.

(b)                   Each Borrower shall within a reasonable time provide to the Facility Agent such further information regarding any Property and/or any Property Lease as the Facility Agent may reasonably request in writing. In particular, without limitation, each Borrower shall within a reasonable time provide detailed information on (i) the vacancies of each Property, including the location of any vacant apartments and/or (ii) on any deviations of capital expenditures from the relevant Business Plan, in each case if the Facility Agent so requests in writing.

(c)                    Each Borrower must notify the Facility Agent of any likely occupational tenant (after a letter of intent having been executed) of any part of any Property generating more than five (5) per cent of the aggregate Gross Rental Income of all Properties.

(d)                   Upon request in writing, each Borrower must within a reasonable time deliver to the Facility Agent all information reasonably necessary to determine the mortgage value (Beleihungswert) of each Property, including, without limitation, the relevant up to date excerpt from the Land Register, copy of the letters from the register of public easements (Baulastenverzeichnis) for such Property (to the extent available in the relevant federal state (Bundesland), copy of letters from the register regarding contaminated soils (Auszug aus dem Altlastenkataster) for such Property, site plan (including location of building), technical description of building (Baubeschreibung), calculation of area (Flächenberechnung) and cubic contents (Kubaturberechnung), calculation of residential area (Wohnflächenberechnung) and utilisable area (Nutzfläche) and current rent roll setting out the cash-flows on a tenant by tenant basis.

20.5              Information - Miscellaneous

The Obligors and any Acquired Entities must supply to the Facility Agent if it so requests:

(a)                    copies of all documents despatched to its creditors generally or any class of them at the same time as they are despatched;

(b)                   within 30 days of the end of each financial year, a copy of updated Business Plans;

(c)                    promptly upon becoming aware of them, details of any current, threatened (in writing) or pending (i) material litigation, arbitration or administrative proceedings, (ii) material disputes with any regulatory authority as to payment of Tax or (iii) material Environmental Claims;

(d)                   promptly on request, such further information regarding:

(i)                        the financial condition and operations of the Obligor; or

(ii)                     any Property;

as any Finance Party through the Facility Agent may reasonably request or (at reasonable cost) which any Finance Party is obliged to provide to appropriate regulatory bodies under any applicable regulatory requirements.

(e)                    copies of all material correspondence with the insurers and insurance brokers relating to damage claims in excess of EUR 500,000; and

(f)                      copies of all Valuations.

20.6              Compliance Certificate

(a)                    The Obligors’ Agent must on behalf of the Borrowers supply to the Facility Agent a Compliance Certificate, evidencing, inter alia, whether an Event of Default under Clause 23.16 (Breach of Financial Covenants) has occurred, on each Interest Payment Date, each Utilisation Date and at any time at the Facility Agent’s request if and when (i) a Lender has reason to believe that a Default has occurred or (ii) an Event of Default is continuing.

(b)                   Promptly following each Valuation, the Obligors’ Agent on behalf of the Borrowers must supply to the Facility Agent a certificate evidencing whether an Event of Default under Clause 23.16(b) (Breach of Financial Covenants) has occurred in respect of the LTV.

(c)                    Each certificate pursuant to paragraphs (a) and (b) above must be signed by two authorised signatories of the Obligors’ Agent on behalf all Borrowers.

20.7              Notification of Default

(a)                    The Borrowers and the Obligors’ Agent must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                   The Borrowers must supply to the Facility Agent:

(i)                        together with each certificate supplied to the Facility Agent in accordance with Clause 20.6 (Compliance Certificate); and

(ii)                     promptly at any other time, if the Facility Agent reasonably so requests, a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

20.8              Financial Year End

Each Borrower shall procure that its financial year-end will be the end of the calendar year which financial year-end shall not be changed without the consent of the Facility Agent (such consent not to be unreasonably withheld).

20.9              “Know your client” Checks

(a)                    Each Obligor shall, promptly upon the request of any Finance Party, supply to that Finance Party, or procure the supply of, such documentation and other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all know your customer requirements or other checks in relation to the identity of any person that it is required to carry out in relation to the transactions contemplated in the Finance Documents.

(b)                   Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

(c)                    Without limiting any restriction in respect of or other provisions relating to a Change of Control, the Obligors shall notify the Facility Agent in writing, if a change in the beneficial interests in the Obligors occurs if such change would result in any such party having 25 per cent or more of the total beneficial interests in it.

21.                  GENERAL COVENANTS

21.1              General

Each Borrower (and, where indicated, each Parent) agrees to be bound by the covenants set out in this Clause relating to it. In addition, each Borrower agrees to procure that any of the Acquired Entities owned by it shall fulfill the covenants set out in this Clause, and all covenants set out in this Clause shall also extend to any Acquired Entity.

21.2              Consents and Authorisations

Each Borrower and Parent must promptly obtain, maintain and comply with the terms of any license, approval, consent or authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document to which it is a party.

21.3              Compliance with Laws

Each Borrower and Parent must comply in all material respects with all laws and regulations to which it is subject.

21.4              Pari Passu Ranking

Each Borrower and Parent must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

21.5              Negative Pledge

(a)                    Except as provided below, no Borrower may create or allow the existence of any Security Interest on any of its assets or create any encumbrance (including any public charges (Baulasten)) over its Properties, the perfection of which would require registration in the Land Register pertaining to the relevant Property.

(b)                   Paragraph (a) does not apply to:

(i)                        any Security Interest constituted by the Security Documents;

(ii)                     any lien arising by operation of law and in the ordinary course of trading (including on the basis of customary general business conditions);

(iii)                  any Existing Mortgage ;

(iv)                 any Permitted Encumbrances;

(v)                    any Security Interest approved by the Facility Agent in writing;

(vi)                 any priority notice (Auflassungsvormerkung) granted in connection with the sale of a Property permitted under this Agreement; and

(vii)              any Security Interest the granting of which cannot be prohibited under paragraph 1136 of the German Civil Code.

(c)                    No Borrower shall:

(i)                        sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by any of its related entities; or

(ii)                     sell, transfer or otherwise dispose of any of its receivables on recourse terms, in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

The restriction under paragraph (c)(i) above does not apply in cases where a Borrower is required to sell a Property in order to redeem a Fund Investor’s interest in the Fund and the relevant Property is sold at Market Value.

21.6              Disposals

(a)                    Except as provided in this Agreement, no Borrower may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets (including, without limitation, any of its receivables).

(b)                   Paragraph (a) above does not apply to:

(i)                        any disposal (other than of Properties or Acquired Entities) made with the consent of the Facility Agent;

(ii)                     any disposal of cash by way of a payment out of an Account in accordance with this Agreement;

(iii)                  any disposal of obsolete assets which have outlasted their useful life and which are no longer required for the efficient operation of the business;

(iv)                 any disposal pursuant to an Property Lease permitted under Clause 22.1 (Property Leases);

(v)                    any disposal of a Property or an Acquired Entity if:

(A)                no Default is outstanding or would occur as a result of such disposal;

(B)                  the Lenders will receive the mandatory prepayment amounts pursuant to Clause 7.2 (Mandatory prepayment - Disposals) due in respect of the relevant Property or Acquired Entity, respectively either from the Net Disposal Proceeds received on the sale of the relevant Property or Acquired Entity, respectively and/or additional Cash Fundings made to the relevant Borrower.

(vi)                 any disposal of a Property or an Acquired Entity in relation to a Property Substitution and replaced by a Replacement Property, subject to the provisions set out in Clause 21.7 (Property Substitution); and

(vii)              any disposal which cannot be prohibited under paragraph 1136 of the German Civil Code as a matter of mandatory law.

(c)                    For purposes of this Clause, the term “disposal” includes the entry into an agreement upon a priority notice (Auflassungsvormerkung), an agreement on the transfer of title to a Property (Auflassung) or an Acquired Entity, and the term “Property” shall also refer to Hereditary Building Rights existing in relation to the Properties.

(d)                   Unless a contrary intention appears, a Property disposed of in accordance with this Clause 21.6 (Disposals) shall cease to be a Property and an Acquired Entity disposed of in accordance with this Clause 21.6 (Disposals) shall cease to be an Acquired Entity.

21.7              Property Substitution

Each Borrower may replace or substitute a Property or Acquired Entity by way of an Acquisition (such replacement to be referred to as a Property Substitution and the property or properties being acquired pursuant to the relevant Acquisition to be referred to as a Replacement Property), provided that:

(a)                    at least 20 Business Days prior to the Property Substitution, the relevant Borrower has submitted to the Facility Agent the documents and evidence set out under the heading “Property” in Schedule 2 Part I (Conditions Precedent Documents) with respect to the proposed Replacement Property in form and substance satisfactory to the Facility Agent;

(b)                   the Closing Date in respect of the Acquisition of the Replacement Property occurs within the Substitution Period;

(c)                    the Intended Substitution Disposal Proceeds, or the proceeds of a Major Intended Substitution Disposal, as the case may be, received as a result of an Intended Substitution Disposal of any Property are credited to the relevant Borrower’s Disposal Proceeds Reserve Account as soon as possible upon receipt;

(d)                   the Loan-Based ICR relating to the relevant Loan does not, as a result of such Property Substitution, drop below the level prior to the Property Substitution;

(e)                    (i)                         if LTV is equal to 70% or lower prior to the Property Substitution, the LTV does not, as a result of such Property Substitution, (i) increase by more than 2 percentage points above the level prior to the Property Substitution and (ii) exceed 70%; or

(ii)                     if LTV is higher than 70% prior to the Property Substitution, the LTV as a result of such Property Substitution is lower or equal to the LTV prior to such Property Substitution;

(f)                      no Event of Default has occurred and is continuing at the time of the Property Substitution; and

(g)                   immediately upon the Acquisition of the Replacement Property, the relevant Borrower creates first-ranking Security Interests substantially in the form of the Security Documents with respect to each Replacement Property in favour of the Security Agent.

21.8              Financial Indebtedness

(a)                    Except as provided in paragraph (b) below, no Borrower may incur any Financial Indebtedness.

(b)                   Paragraph (a) above does not apply to:

(i)                        any Financial Indebtedness incurred under the Finance Documents;

(ii)                     any Financial Indebtedness incurred under Property Management Agreements;

(iii)                  any Financial Indebtedness related to Permitted Encumbrances; and

(iv)                 any Cash Funding.

21.9              Lending and Guarantees

(a)                    No Borrower shall make any loan or provide any form of credit to any person other than in accordance with Clause 18 (Guarantee and indemnity) of this Agreement.

(b)                   No Borrower may give any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which it assumes any liability of any other person other than under the Finance Documents.

21.10        Change of Business

(a)                    No Borrower may carry on any business other than the ownership and management of its interests in the Properties and the Acquired Entities and activities reasonably incidental thereto.

(b)                   No Borrower may have any Subsidiary (other than any Acquired Entity).

(c)                    No Borrower may have more than two employees (subject to the transfer of any employees as a matter of mandatory law in connection with the acquisition of the Properties).

(d)                   No Borrower may have an obligation in respect of any retirement benefit or occupational pension scheme (subject to any transfer of employees as a matter of mandatory law in connection with the acquisition of the Properties).

21.11        Mergers

No Borrower may take any steps towards any dissolution, liquidation, amalgamation, demerger, merger or reconstruction.

21.12        Acquisitions

(a)                    Except as otherwise permitted under this Agreement, no Borrower shall make any acquisition or investment other than any asset reasonably acquired in the ordinary course of its business in connection with the ownership, management and development of the Properties owned by it or by an Acquired Entity owned by it. An asset will be deemed to be reasonably acquired if its acquisition is consistent with the principles of good real estate management.

(b)                   If a Borrower acquires any such asset, other than low-value assets (geringwertige Wirtschaftsgüter), it shall notify the Facility Agent, prior to its acquisition, and shall, at the request of the Facility Agent, grant a Security Interest over such asset in favour of the Security Agent or/and the other Finance Parties, in form and substance satisfactory to the Facility Agent.

21.13        Other Contracts

(a)                    No Borrower may enter into any contract other than:

(i)                        the Transaction Documents;

(ii)                     any agreement required in the course of good real estate management; and

(iii)                  any other contract expressly allowed under any other term of this Agreement.

(b)                   To the extent it might constitute a Material Adverse Effect, no Borrower or Parent may amend, terminate or supplement any Transaction Document or enter into any other agreement in relation to the matters referred to therein except as otherwise permitted under this Agreement.

21.14        Accounts

No Borrower shall open or maintain any bank account other than its respective Accounts.

21.15        Shares and Dividends; Disposal and Negative Pledge in respect of shares in Borrowers

(a)                    No Borrower shall declare or pay any dividend or make any other distribution in respect of any of its shares or repay or redeem any of its share capital save, if no Default is outstanding, from funds standing to the credit of the General Accounts.

(b)                   No Borrower shall issue any further shares or alter any rights attaching to its issued shares.

(c)                    None of the Parents shall without the prior written consent of the Security Agent:

(i)                        sell, transfer or otherwise dispose of any of its respective shares in any of the Borrowers and all present and future rights related thereto (for the purposes of this Clause 21.15(c), the Share Collateral) pledged to the Security Agent in accordance with the terms of any relevant Deed of Share Pledge;

(ii)                     create or permit to subsist any Security Interest on any of the Share Collateral;

(iii)                  vote its respective shares in any of the Borrowers (whether in a meeting or by way of written resolution outside a meeting) in favour of:

(1)                    the issuance, cancellation or transfer of any shares in the relevant Borrower’s share capital by the relevant Borrower or any reduction of any reserve of the relevant Borrower;

(2)                    a resolution consenting to the acquisition by the relevant Borrower of its own shares;

(3)                    any proposal to the general meeting of shareholders to transfer its pertinent authority to issue shares to any other corporate body;

(4)                    a resolution to amend the articles of association of the relevant Borrower;

(5)                    a resolution to dissolve the relevant Borrower or to liquidate its business or relating to the sale of all or a material part of the relevant Borrower’s assets; or

(6)                    a resolution for any legal merger (juridische fusie) or legal division (juridische splitsing) in which the relevant Borrower is involved.

21.16        Security Documents

Each Borrower and Parent shall take all necessary action to maintain and defend the security rights created under or pursuant to any of the Security Documents and shall notify the Facility Agent and the Security Agent immediately if it becomes aware of any event or circumstance which might reasonably be expected to materially adversely affect the validity and enforceability of any such security rights or which may cause an enforcement event under any relevant Security Document.

21.17        Arm’s-length Terms

No Borrower may enter into any transaction (other than a Cash Funding with an Affiliate) otherwise than on arm’s-length terms and for full market value, unless approved by the Facility Agent (acting reasonably).

21.18        Taxes

(a)                    Each Obligor must prepare and file separate tax returns as far as it is obliged to do so, keep all documentation and records it is required to keep by any applicable law and pay all Taxes due and payable by it (taking into account all permitted due date extensions), unless payment of those Taxes is being contested in good faith and, if appropriate, adequate reserves are being maintained for those Taxes.

(b)                   No Obligor shall deliberately change its residence for Tax purposes without consultation of the Facility Agent unless such change does not have a Material Adverse Effect.

(c)                    It shall not become a party to any control agreement, profit and loss transfer agreement or any other group arrangement (other than fiscal unities for German VAT purposes).

(d)                   The supplies (Leistungen) subject to VAT (steuerpflichtig) or treated as subject to VAT which are rendered by Parent 1 or any of its Subsidiaries (other than any of the Borrowers) shall not exceed EUR 600,000 p.a. in the aggregate.

Parent 1 undertakes to:

(i)                        timely file any advance VAT returns (Umsatzsteuervoranmeldungen) with the competent tax authorities, which have to be filed according to any applicable VAT law, and to procure that its Subsidiaries which do not form part of a VAT fiscal unity with Parent 1 to timely file any such advance VAT returns; and

(ii)                     pay until the due date any VAT, which has to be paid according to any applicable VAT law to the competent tax authorities, relating to any services rendered by itself or any of its Subsidiaries which form part of a VAT fiscal unity with Parent 1 and to procure that its Subsidiaries which do not form part of a VAT fiscal unity with Parent 1 pay until the due date any such VAT; and

(iii)                  present to the Facility Agent evidence reasonably satisfactory to the Facility Agent of such payments pursuant to (ii) above until the 31 July and 31 January of each calendar year in relation to the six-months period ending on 30 June and 31 December, respectively. The Facility Agent has the right to appoint, acting reasonably, at the expense of Parent 1, an accountant or a tax adviser to ensure and to verify such filings and payments.

21.19        Constitutional Documents, Separate Identity

(a)                    No Borrower may, without the consent of the Facility Agent:

(i)                        make, or permit to be made, any amendment to its constitutional documents; or

(ii)                     enter into any agreement or arrangement inconsistent with its constitutional documents.

(b)                   Each Borrower must:

(i)                        maintain its own books, records, financial statements and accounts in each case that are separate and apart from the books, records, financial statements and accounts for any other entity;

(ii)                     hold regular meetings, as appropriate, to conduct its business and observe all corporate formalities and record keeping required under applicable law or by its organisational documents;

(iii)                  hold itself out as being a legal entity, separate and apart from any other entity and conduct its business and hold its assets in its own name and use separate stationery, invoices, and cheques;

(iv)                 pay its obligations and expenses from its own funds and allocate and charge reasonably and fairly any overhead shared with its Affiliates and maintain an arm’s length relationship with its Affiliates; and

(v)                    correct any known misunderstanding regarding its separate identity.

(c)                    No Borrower is permitted to commingle its assets or funds with those of any other entity.

21.20        Co-operation on Loan Transfers; Securitisation and Syndication

(a)                    The Borrowers and the Parents shall assist and cooperate with the Lenders (and the Facility Agent acting on their behalf) with any assignment, transfer, sale, syndication, securitisation of, or transfer of the credit risk under the Loans (synthetic securitisation) or issuance of securities in respect of, all or part of their respective rights and/or obligations under this Agreement, including considering entering into any further documentation or amending the existing documentation which may be required in the context of such assignment, transfer, sale, syndication, securitisation or synthetic securitisation provided that any such further documents or amended documents shall be at no expense to any Obligor and no such further or amended documents shall provide for a change in tenor or amount of the Loans, increase of interest rate or any other provisions which have an adverse effect on the legal, tax or financial situation of the Obligors.

(b)                   The Borrowers and the Parents agree that in connection with the Lenders’ refinancing the Lenders (and the Facility Agent acting on their behalf) have the right to disclose information about the Loans, tenants (subject to applicable data protection laws), the Properties and/or the Obligors, in particular the Obligors’ names, addresses, the amounts outstanding under the Loans, terms, interest rates, loan history and security (including land register excerpts) to potential new lenders, potential transferees and assigns, syndicate members, institutional investors and capital market participants as well as to other third parties, in particular to rating agencies and credit enhancers. The Obligors release the Lender from any bank secrecy obligations in connection therewith and shall upon ten (10) Business Days’ advance notification use their reasonable endeavours regarding the provision of information (including any consent to be granted at the Obligors’ discretion) and assistance with regards to compliance with all applicable rules.

21.21        Exercise of Rights of Claim

Each Borrower must exercise all rights of claim available to it under the Management Agreements and the relevant Acquisition Document if a prudent borrower in the same business as the Borrowers would exercise such rights and claims.

21.22        Group Arrangements

None of the Obligors is permitted to be a member of a control agreement, profit and loss transfer agreement or any other group arrangement.

21.23        Business

Each Borrower must ensure that its Property is maintained and managed to at least the standard which could be expected of a prudent company in the same business as the relevant Borrower.

21.24        Financial Covenants

(a)                    The Borrowers shall procure that on each Interest Payment Date, the ICR is equal to or above 110%.

(b)                   The Borrowers shall procure that the LTV does not exceed 75% at any time.

21.25        Employees

In the event of any transfer of employees to a Borrower as a matter of mandatory law in connection with the acquisition of the Properties, the relevant Borrowers shall promptly exercise and enforce to the fullest extent available (i) their termination rights in respect of such employments and (ii) all remedies available in relation thereto under the relevant Acquisition Document.

22.                  PROPERTY COVENANTS

22.1              Property Leases

(a)                    Each Borrower must, and must cause the Managing Agent and any relevant Acquired Entities to:

(i)                        use its or their reasonable endeavours to find tenants for any vacant lettable space in a Property;

(ii)                     procure that each Property Lease to be entered into in the future by the relevant Borrower or an Acquired Entity owned by it is on arm’s length and market terms;

(iii)                  perform all the obligations on its part contained in each Property Lease in accordance with the principles of good real estate management and on a timely basis;

(iv)                 use reasonable endeavours to procure (in accordance with the principles of good real estate management) that each tenant performs its obligations under any Property Leases in all material respects;

(v)                    exercise in a manner consistent with the principles of good real estate management its rights, powers and remedies under or in connection with the Property Leases;

(vi)                 procure that all new Property Leases which are concluded are in compliance with the written form requirements of German law; and

(vii)              subject to applicable data protection laws, use its reasonable endeavours to procure that no Property Lease shall be executed under which the landlord and the tenant have agreed on confidentiality with respect to any tenant-related information included in the lease agreement (e.g. name and address of tenant, rent payments, other terms and conditions of lease agreement).

(b)                   None of the Borrowers may, and each Borrower will ensure that the Managing Agent or any relevant Acquired Entity does not, without the prior written consent of the Facility Agent:

(i)                        agree to any rent adjustments (except for rent increases);

(ii)                     agree to any other material amendment to a Property Lease;

(iii)                  commence any surrender or forfeiture proceedings in respect of any Property;

(iv)                 consent to any assignment of any tenant’s interest under any Property Lease; or

(v)                    claim or accept any claim that any Property Lease is frustrated, repudiated or otherwise terminated (unless validly claimed by a tenant);

in each case unless (aa) the Property Lease represents less than 5% of the Net Rental Income of the relevant Property or provides for an annual rent of less than EUR 50,000 or (bb) if such action is in accordance with the relevant Business Plan. The Facility Agent shall have 10 Business Days (following receipt of such request together with all relevant information) to respond to any request to approve any such action and will be deemed to have consented to the proposed action in the absence of a response during such period.

(c)                    Each Borrower must deliver to the Facility Agent a copy of any lease which has been concluded in relation to a Property with an annual rent in excess of EUR 50,000 or which has been requested by the Facility Agent.

22.2              Hereditary Building Right

No Borrower shall, in relation to the Hereditary Building Rights held by it in respect of a Property, without the prior written consent of the Facility Agent, waive, release or vary any obligation under, or the terms of, exercise any option or power to break, determine or extend in each case, the Hereditary Building Right.

22.3              Managing Agents

(a)                    The Borrowers must not appoint any Managing Agent for any Property other than IWG Wohnen GmbH without the prior consent of, and on terms approved by, the Facility Agent acting reasonably. Each Managing Agent must be a reputable firm of property managing agents. A Management Agreement may not be materially amended without the prior written consent of the Facility Agent, acting reasonably.

(b)                   Each Borrower must procure that each Managing Agent whose appointment is not terminated prior to the date hereof:

(i)                        enters into a Management Agreement with the relevant Borrower in form and substance reasonably satisfactory to the Facility Agent;

(ii)                     maintains professional indemnity insurance with a cover (Deckungssumme) per each occurrence (je Versicherungsfall) of not less than EUR 3 million for damage to persons (Personenschäden), EUR 3 million for damage to property (Sachschäden) (without fire and explosion damage), EUR 3 million for damage to property (Sachschäden) caused by fire and explosion for rented Properties and EUR 5 million for financial losses (Vermögensschäden); in each case the aggregate cover for all claims under the respective insurance within an insurance year shall be available for damage to property and to persons with the simple amount as specified above, and for financial losses with the double amount specified above.

(iii)                  is notified by the relevant Borrower of the Security Interests created by the Finance Documents; and

(iv)                 will use all commercially reasonable endeavours to ensure that all Gross Rental Income will be paid directly by the tenants into the Rent Collection Accounts without any withholding, set-off or counterclaim.

(c)                    The Borrowers must demand, or must procure that each Managing Agent demands, payment from the Sellers without undue delay if and to the extent that the Sellers receive any rent or other payments from the tenants in respect of a Property which was due to the Borrowers.

(d)                   The Borrowers must ensure that no Managing Agent receives any fees or other compensation or similar payments except (i) as set out in the definition of “Permitted Operating Costs” or (ii) from any Borrower’s General Account.

(e)                    If any Managing Agent is in material default of its obligations under a Management Agreement and, as a result, the relevant Borrower is entitled to terminate the relevant Management Agreement, then, if the Facility Agent so requires, the relevant Borrower must promptly use all reasonable endeavours to terminate the relevant Management Agreement and appoint a new Managing Agent, whose identity and terms of appointment are acceptable to the Facility Agent, as a replacement.

22.4              Repair

(a)                    In this Clause, Fixtures means all fixtures and fittings and fixed plant and machinery on the Properties and Premises means all buildings and erections on the Properties.

(b)                   To the extent it is the obligation of any relevant Borrower or an Acquired Entity owned by it, each relevant Borrower must keep, and to the extent it is the tenants’ obligation under the Property Lease each relevant Borrower or Acquired Entity, as applicable, must ensure that the tenants keep:

(i)                        the Premises in good and substantial repair and condition and adequately and properly painted and decorated;

(ii)                     the Fixtures and all plant, machinery, implements and other effects owned by it and which are in or on the Premises or elsewhere in a good state of repair and in good working order and condition; and

(iii)                  each Property maintained and managed in accordance with the terms of the Property Lease;

in each case in accordance with the standard of care of a prudent Borrower in the same business as the Borrower.

(c)                    Each Borrower must not change the principal use (Nutzungskonzept) of any Property as described in the relevant Valuation without the consent of the Facility Agent except as contemplated in the relevant Business Plan.

(d)                   No Borrower may effect any structural development, modification or alterations to its Property without the prior written consent of the Facility Agent acting reasonably, other than as set out in the relevant Business Plan.

22.5              Insurances

(a)                    In this Clause, insurance policy means an insurance policy required under this Clause.

(b)                   Each Borrower must ensure that at all times from the relevant Closing Date:

(i)                        insurance of the relevant Property and the plant and machinery on that Property (including fixtures and improvements) on a full reinstatement basis (as determined by the Valuation) together with a further amount equal to not less than 10% thereof to cover site clearance costs, professional fees, and value added tax on such costs;

(ii)                     third party liability insurance; and

(iii)                  insurance against public law liabilities and not less than two years’ loss of rent on all occupational tenancies of each Property;

is in force in an amount, form, and with an insurance company or underwriters which satisfies the requirements stipulated herein.

(c)                    The Borrowers must ensure that

(i)                        the Security Agent on behalf of the Lenders is named as co-insured on all insurance policies and is named as first loss payee. This undertaking shall not apply in respect of third party liability insurance and public law liability insurance; and

(ii)                     each insurance contains a lender protection clause requiring the insurer to give notice to the Security Agent before terminating the relevant insurance.

If these undertakings have not been fulfilled at the time of the relevant Closing Date, each Borrower must use its best endeavours to comply with them within 2 months of the relevant Closing Date, and shall be obliged to comply with them by the 10th Business Day following that date. In the event that the relevant Borrower (or an Acquired Entity owned by such Borrower) is, on that date, not registered in the Land Register as owner with respect to the relevant Property, the relevant Borrower and the Security Agent on behalf of the Lenders may mutually agree upon a later date with respect to the respective Property.

(d)                   (i)        All insurances required under this Clause must be:

(A)                in an amount and form acceptable to the Facility Agent (acting reasonably); and

(B)                  with an insurance company or underwriter that has been assigned the relevant Requisite Rating. Clause 22.5(c) para 2 of this Agreement shall apply mutatis mutandis.

(ii)                     If the insurance company or underwriter is not assigned the relevant Requisite Rating, the Borrowers shall put in place as soon as the Facility Agent may reasonably require (in particular, giving due regard to rating requirements in connection with a refinancing of the Loans), in any case without undue delay, replacement insurances in accordance with this Clause with an insurance company or underwriter which has the relevant Requisite Rating and is otherwise acceptable to the Facility Agent (acting reasonably).

(e)                    Each Borrower must use all commercially reasonable endeavours to ensure that the relevant insurer will issue a certificate of third party interest in the insurance (Sicherungsbestatigung/Sicherungsschein). Each Borrower will also use its best endeavours to ensure that the certificate issued by any insurer that benefits from the prohibition of an assignment of claims in accordance with § 98 of the German Insurance Contracts Act (Versicherungsvertragsgesetz) also contains a waiver of such prohibition of assignment for the benefit of the Security Agent.

(f)                      Each Borrower must use all commercially reasonable endeavours to ensure that the Facility Agent receives any information in connection with the insurances, and copies of each insurance policy, which the Facility Agent may reasonably require.

(g)                   Each Borrower must notify the Facility Agent of any renewal or material variation or cancellation of any insurance policy made or, to the knowledge of the relevant Borrower, threatened or pending.

(h)                   Each Borrower must not do or permit anything to be done, which may make void or voidable any insurance policy.

(i)                       Each Borrower must ensure that:

(i)                        each premium for insurance is paid promptly and in any event prior to the date on which it is due; and

(ii)                     all other things necessary to keep each insurance policy in force are done.

(j)                       If any Borrower fails to comply with any of its obligations under this Clause, the Facility Agent may, upon advance written notice to the relevant Borrower and at the expense of such Borrower, effect any insurance and take such other action as the Facility Agent may reasonably consider necessary or desirable to prevent or remedy any breach of this Clause.

(k)                  (i)                          Subject to paragraph (iv) below and the terms of the Property Leases, if an Event of Default is continuing, Insurance Proceeds received under Insurances (other than Insurances for loss of rental income or business interruption) must, if the Facility Agent so requires, be used to prepay the Loans.

(ii)                     Subject to paragraph (i) above, the Borrowers must apply all Insurance Proceeds received under Insurances (other than Insurances for loss of rental income or business interruption) in respect of each Property towards replacing, restoring or reinstating that Property.

(iii)                  The proceeds of any business interruption insurance will be treated as Gross Rental Income and applied in such manner as the Facility Agent (acting reasonably) requires to have effect as if it were Gross Rental Income received over the period of the loss of rent.

(iv)                 Moneys received under liability policies held by the Borrowers which are required by the Borrowers to satisfy established liabilities of it to third parties, must be used to satisfy these liabilities.

22.6              Environmental Matters

(a)                    Each Borrower must ensure that it (and each Acquired Entity owned by it) is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it where failure to do so has a Material Adverse Effect.

(b)                   Each Borrower must promptly upon becoming aware notify the Facility Agent of:

(i)                        any Environmental Claim current, or to its knowledge, pending or threatened;

(ii)                     any circumstances reasonably likely to result in an Environmental Claim; or

(iii)                  any suspension, revocation or notification of any Environmental Approval.

(c)                    Each Borrower must indemnify each Finance Party against any loss or liability which:

(i)                        that Finance Party incurs as a result of any actual or alleged breach of any Environmental Law by any Borrower or an Affiliate thereof; and

(ii)                     which would not have arisen if a Finance Document had not been entered into,

unless it is caused by that Finance Party’s gross negligence or wilful misconduct.

22.7              Planning

(a)                    Promptly upon becoming aware of them, the Borrowers must supply the Facility Agent with details of any notice, order, directive, designation, resolution or proposal relating to a Property or the area in which it is situated, from a planning authority or other person under the Planning/Zoning Laws.

(b)                   The Borrowers must ensure that all buildings and erections on each Property will be constructed, operated and maintained in all material respects in accordance with applicable Planning/Zoning Laws.

22.8              Public Law Obligations

Promptly upon becoming aware of any public law obligation, including without limitation construction, maintenance or contribution obligations (Baulasten), the Borrowers must supply the Facility Agent with details of any notice, order, directive, designation, resolution or proposal, relating to a Property or the area in which it is situated, from a public authority or other competent person.

22.9              Title

Each Borrower shall:

(a)                    promptly pay all rent, assessments and outgoings in respect of each Property unless contested in good faith;

(b)                   not create or agree to the creation of, any covenant, agreement, stipulation, reservation, condition, interest, right, or other matter materially adversely affecting any Property (excluding, for the avoidance of doubt, anything permitted under this Agreement) and shall use all reasonable endeavours to ensure that no such matter subsists;

(c)                    duly and punctually comply with, and indemnify the Finance Parties in respect of any actual or alleged breach of, any covenant or stipulation (restrictive or otherwise) affecting each Property to the extent that the Borrower is responsible for complying with such covenant or stipulation;

(d)                   grant the Finance Parties, or their lawyers, on request all facilities within its power to enable them (at the expense of the Lenders if no Default is outstanding and at the expense of the relevant Borrower if a Default is outstanding) to (i) carry out investigations of title (Grundbucheinsicht) to each Property and (ii) make such enquiries in relation to any part of a Property as a prudent land chargee might carry out;

(e)                    promptly upon becoming aware of the same, notify the Facility Agent of any adverse claim by any person in respect of the ownership of any Property or any interest in it or of the construction of the buildings, and erections on any Property; and

(f)                      promptly take all such steps (including, without limitation, the execution, completion and delivery of documentation, returns, forms and certificates; the answering of any questions or correspondence from any tax authority or any Land Registry; the payment of any fees, stamp duty land tax, penalties and interest and the delivery of any stamp duty land tax certificates received from any tax authority to the Facility Agent as soon as received by it), as may be necessary to enable the Security Interests expressed to be created by the Security Documents to be validly registered at the appropriate Land Register.

22.10        Land Register Excerpts

Each Borrower must procure that the Facility Agent and the Security Agent receive up to date certified excerpts of the relevant Land Registers as soon as a Land Charge in relation to a Property is registered in the relevant Land Register.

22.11        Inspection

Each Borrower must ensure that, at the cost of each Finance Party or upon the occurrence and during the continuance of an Event of Default at the costs of the relevant Borrower, each Finance Party and any of its officers, employees and agents has access to the Properties owned by it and the Properties owned by an Acquired Entity owned by such Borrower at all reasonable times and on reasonable notice, subject to the rights (if any) of any tenants of any relevant Property under the respective Property Lease.

22.12        Acquired Entities

Each Borrower shall procure that any Acquired Entity owned by it fulfills all covenants set out in this Clause 22 with respect to the Properties owned by such Acquired Entity as if any such covenant were undertaken by the relevant Acquired Entity itself.

23.                  EVENTS OF DEFAULT

Each of the events set out in this Clause 23 (Events of Default) is an Event of Default.

23.1              Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents unless the non-payment is remedied within three (3) Business Days of the earlier of the Facility Agent giving a notice to the Obligors’ Agent and the relevant Obligor becoming aware of the non-payment.

23.2              Breach of other Obligations

An Obligor does not comply with any term of the Finance Documents (other than as referred to in Clause 23.1 (Non-payment)) or of any Acquisition Document, and the non-compliance (if capable of remedy) is not remedied within twenty (20) Business Days of the earlier of the Facility Agent giving notice to the Obligors’ Agent or the relevant Obligor, as applicable, becoming aware of the non-compliance.

23.3              Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of the Obligors under any Finance Document is, irrespective of any fault (verschuldensunabhängig) except as otherwise expressly set out herein, materially incorrect or materially misleading in any respect when made or deemed to be repeated if such misrepresentation or misleading representation, if capable of remedy, is not remedied within ten (10) Business Days after the relevant Obligor having become aware thereof by notice of the Facility Agent or otherwise.

23.4              Cross-Default

(a)                    Any Financial Indebtedness of an Obligor (i) is not paid when due (after the expiry of any originally applicable grace period) (ii) becomes prematurely due and payable (iii) is placed on demand or (iv) is capable of being declared by a creditor to be prematurely due and payable or being placed on demand, in each case, as a result of an event of default (howsoever described); or

(b)                   any commitment for the Financial Indebtedness of an Obligor is cancelled or suspended as a result of an event of default (howsoever described).

23.5              Insolvency

(a)                    An Obligor or a Fund Investor is, or is deemed for the purposes of any applicable law to be, over-indebted (überschuldet), unable to pay its debts as they fall due (zahlungsunfähig), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or files for insolvency under the insolvency laws of the applicable jurisdiction; or

(b)                   the management of an Obligor is required by law to file for insolvency; or

(c)                    a moratorium or suspension of payments (surseance van betaling) is declared in respect of any indebtedness of any Obligor or the Sponsor.

23.6              Insolvency proceedings

Any corporate action or legal proceedings (except on frivolous or vexatious grounds) is taken in relation to:

(a)                    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)                   a composition, assignment or similar arrangement with any of its creditors;

(c)                    the appointment of a liquidator, receiver (curator), administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any substantial part of its assets;

(d)                   the opening of insolvency proceedings under the laws of the Netherlands (faillissementsaanvraag); or

(e)                    any other analogous step or procedure is taken or initiated in any jurisdiction.

23.7              Creditors’ Process

Any attachment, sequestration, distress, execution or analogous event affects any material asset(s) of an Obligor and is not discharged within fifteen (15) Business Days, in particular without limitation if forced auction proceedings (Zwangsversteigerungsverfahren) or forced administration proceedings (Zwangsverwaltungsverfahren) are commenced in respect of any of the Properties.

23.8              Cessation of Business

Any Borrower suspends or ceases, or threatens to suspend or cease, to carry on all or a material part of its business, except as a result of any disposal allowed under this Agreement.

23.9              Effectiveness of Transaction Documents

It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents, any Transaction Document is (or is alleged by an Obligor to be for any reason) invalid, ineffective or unenforceable and such unlawfulness, invalidity, ineffectiveness or unenforceability has a Material Adverse Effect, or an Obligor repudiates or rescinds or purports to repudiate or rescind a Transaction Document.

23.10        Ownership

Any share in the capital of any Borrower or Acquired Entity is pledged or otherwise encumbered, or subject to an attachment, other than pursuant to any Finance Document.

23.11        Validity of Security

The Security Agent ceases to have a valid and enforceable security right as created under any of the Security Documents.

23.12        Disposals or encumbrances of Properties

(a)                    Any Borrower disposes of any of its assets if that disposal is not permitted under this Agreement or is only permitted pursuant to Clause 21.6 (b)(vi) (Disposals).

(b)                   Any Borrower creates or allows to exist a Security Interest over any of its assets which is not permitted under this Agreement or is only permitted pursuant to Clause 21.5(b)(iv) (Negative Pledge).

(c)                    Any Parent creates or allows to exist a Security Interest over any of its shares in the Borrowers which is not permitted under this Agreement or the Deed of Share Pledge.

23.13        Financial statements

Any financial statements of any Obligor is qualified by the auditors to a material extent which is reasonably likely to have a Material Adverse Effect.

23.14        Material Adverse Effect

Any event or series of events occurs which is reasonably likely to have a Material Adverse Effect.

23.15        Material Litigation

Any material actual litigation, arbitration or administrative proceeding occurs which is reasonably likely to be adversely determined and if so determined, would have a Material Adverse Effect.

23.16        Breach of Financial Covenants

(a)                    Any breach of the Financial Covenant stipulated in Clause 21.24(a) (Financial Covenants), unless such breach is remedied to the satisfaction of the Facility Agent within ten (10) Business Days of the earlier of the Obligors’ Agent receiving notice from the Facility Agent or the Borrowers becoming aware of such breach, by either:

(i)                        effecting a partial prepayment of the Facility pursuant to the terms hereof from funds available for such purpose to the Borrowers;

(ii)                     depositing a sum of cash with the Facility Agent, the interest on which will be treated as Gross Rental Income; or

(iii)                  depositing a sum of cash (funded by Cash Fundings) with the Facility Agent that is the equivalent to the shortfall in the Net Rental Income required to comply with the ICR Covenant.

The deposit referred to in (ii) and (iii) above shall be repaid to the relevant Borrower upon its request by the Facility Agent provided that the required ICR can be met for two consecutive Interest Payment Dates without the support of such remedies.

(b)                   Any breach of the Financial Covenant stipulated in Clause 21.24(b) (Financial Covenants), unless such breach is remedied within ten (10) Business Days of the earlier of the Obligors’ Agent receiving notice from the Facility Agent or the Borrowers becoming aware of such breach, by either:

(i)                        effecting a partial prepayment of the Facility pursuant to the terms hereof from funds available for such purpose to the Borrowers; or

(ii)                     depositing a sum of cash (funded by Cash Fundings) with the Facility Agent that is the equivalent to the calculated shortfall.

The deposit referred to in (ii) above shall be repaid to the relevant Borrower upon its request by the Facility Agent provided that the required LTV can be met without the support of such remedy.

23.17        Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders by notice to the Obligors’ Agent:

(a)                    cancel all or any part of the Commitments; and/or

(b)                   declare that all or part of any amounts outstanding under this Agreement are immediately due and payable and/or payable on demand.

Any notice given under this Sub-Clause will take effect in accordance with its terms and must be copied by the Facility Agent to each other Finance Party (without prejudice to the validity of any such notice).

23.18        Post-enforcement Priority of Payments

At any time following an acceleration of the Loans pursuant to Clause 23.17 (Acceleration) and/or an enforcement of the claims under the Finance Documents and/or any Security Interests under the Security Documents, the proceeds thereof (net of enforcement costs and expenses) shall be applied in the following order by the Security Agent (provided that all obligations of the same order shall be discharged on a pro rata basis and the obligations of any order shall only be discharged after the discharge in full of all obligations of a higher order):

(i)                       first, any costs and expenses required to operate the Properties;

(ii)                    second, to the Facility Agent and to the Security Agent, all of the Agents’ fees, costs and expenses due and payable by the Borrowers under the Finance Documents;

(iii)                 third, to the Hedge Counterparty, all scheduled payments (not being payments as a result of termination or closing out) due and payable by the Borrowers under the Hedging Arrangements;

(iv)                fourth, to the Lenders, any accrued interest under the Facility as well as fees and costs (other than pursuant to (ii) above) due and payable by the Borrowers under the Finance Documents;

(v)                   fifth, pro rata and pari passu as between (A) and (B):

(A)                 to the Lenders, towards the repayment of principal in respect of all outstanding Loans; and

(B)                   to the Hedge Counterparty, any payments (not being payments referred to in subparagraph (vi) below) as a result of termination or closing out due but unpaid under the Hedging Arrangements;

(vi)                sixth, to any termination payments under the Hedging Arrangements of the Borrowers arising from:

(A)                 it becoming illegal for the Hedge Counterparty to comply with its obligations under the applicable Hedging Arrangements; or

(B)                   an event of default relating to the relevant Hedge Counterparty;

(vii)             seventh, any other amounts due and payable by the Borrowers under the Finance Documents.

24.                  THE AGENTS

24.1              Appointment and Duties of the Agents

(a)                    Each Finance Party (other than the Security Agent) herewith irrevocably appoints the Security Agent and the Security Agent accepts to act as its agent under the Security Documents exempt from the restrictions provided for in § 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(b)                   Each Finance Party (other than the Facility Agent) herewith irrevocably appoints the Facility Agent and the Facility Agent accepts to act as its agent under the Facility Documents exempt from the restrictions provided for in § 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(c)                    The Agents have only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

(d)                   Each Lender authorises each of the Agents to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2              No fiduciary Duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes any of the Agents a trustee or fiduciary for any other Party or any other person. The Agents do not need to hold in trust any moneys paid to any of them for a Party or be liable to account for interest on those moneys.

24.3              Individual Position of the Agents

Each of the Agents may:

(a)                    carry on any business with the Obligors or their related entities (including acting as an agent or a trustee for any other financing); and

(b)                   retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Obligors or their related entities.

24.4              Reliance

Each of the Agents may:

(a)                    rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)                   rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)                    engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the respective Agent); and

(d)                   act under the Finance Documents through its personnel and agents.

24.5              Lenders’ Instructions

(a)                    Unless a contrary indication appears in a Finance Document, each of the Agents shall act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent).

(b)                   Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                    Each of the Agents is fully protected if it acts on the instructions of the Lenders or the Majority Lenders (as the case may be) in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. In the absence of instructions, each Agent may act as it considers to be in the best interests of the Lenders.

(d)                   Each Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Lenders have not been exercised.

(e)                    The Agents are not authorised to act on behalf of the Lenders (without first obtaining the Lenders’ consent) in any legal or arbitration proceedings in connection with any Finance Document.

(f)                      Each Agent may require the receipt of indemnity satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Lenders.

24.6              Responsibility

(a)                    None of the Agents is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)                        any Finance Document or any other document; or

(ii)                     any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)                   Without affecting the responsibility of the Borrowers for information supplied by it or on its behalf in connection with any Finance Document, each of the Lenders confirms that it:

(i)                        has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Borrower and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)                     has not relied exclusively on any information provided to it by any of the Agents in connection with any Finance Document.

24.7              Exclusion of Liability

(a)                    The Agents are not liable or responsible to any other Finance Party for any action taken or not taken by them in connection with any Finance Document, unless directly caused by their gross negligence or wilful misconduct.

(b)                   No Party (other than the respective Agent) may take any proceedings against any officer, employee or agent of the Agents in respect of any claim it might have against any of the Agents or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document.

24.8              Default

(a)                    The Agents are not obliged to monitor or enquire whether a Default has occurred. The Agents are not deemed to have knowledge of the occurrence of a Default.

(b)                   If an Agent:

(i)                        receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)                     is aware of the non-payment of any principal or interest or any fee payable to the Lenders under this Agreement,

it must promptly notify the Lenders.

24.9              Information

(a)                    The respective Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)                   Except where a Finance Document specifically provides otherwise, none of the Agents is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                    Except as provided above, none of the Agents has a duty to:

(i)                        either initially or on a continuing basis to provide the Lenders with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of each Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)                     unless specifically requested to do so by the Lenders in accordance with a Finance Document, to request any certificate or other document from the Obligors.

(d)                   In acting as Agents, the agency division of each Agent is treated as a separate entity from its other divisions and departments. Any information acquired by any of the Agents which, in its opinion, is acquired by it otherwise than in its capacity as any of the Agents may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)                    None of the Agents is obliged to disclose to any person any confidential information supplied to it by or on behalf of the Obligors solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)                      Each Obligor irrevocably authorises each of the Agents to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as Agent.

24.10        Indemnities

(a)                    Without limiting the liability of the Obligors under the Finance Documents, the Lenders must indemnify each of the Agents for any loss or liability incurred by the Agents in acting as Agents, except to the extent that the loss or liability is caused by the respective Agent’s gross negligence or wilful misconduct.

(b)                   Each Agent may deduct from any amount received by it for the Lenders any amount due to such Agent from the Lenders under a Finance Document but unpaid.

24.11        Compliance

Each Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

24.12        Resignation of an Agent

(a)                    Each Agent may resign and appoint:

(i)                        any of its Affiliates; or

(ii)                     in the event that all or any of the rights of the Lenders under a Finance Document are securitised, the servicer or trustee or any similar person appointed in relation to that securitisation, as successor Agent (as the case may be) by giving notice to the Lenders and the Obligors’ Agent.

(b)                   Alternatively, each Agent may resign by giving notice to the Lenders, the other Agent and the Obligors’ Agent, in which case the Lenders may appoint a successor Agent.

(c)                    If no successor Agent has been appointed under paragraph (b) above within thirty (30) days after notice of resignation was given, the respective Agent may appoint a successor Agent.

(d)                   Any successor Agent shall operate from a Facility Office in the European Union or the Channel Islands.

(e)                    The person(s) appointing a successor Agent must consult with the Borrowers prior to the appointment, and demonstrate that no additional cost will be incurred by any Obligor as a result of the appointment of such successor Agent.

(f)                      Subject as otherwise provided in paragraph (g) below, the resignation of an Agent and the appointment of a successor Agent will both become effective only when:

(i)                        the successor Agent notifies all the Parties that it accepts its appointment; and

(ii)                     on giving the notification, the successor Agent will succeed to the position of the retiring Agent and the term Agent will mean the successor Agent.

(g)                   To the fullest extent permitted by law, the resignation of an Agent and the appointment of a successor Agent shall not become effective until:

(i)                        each of the Finance Parties (other than the respective Agent) confirms that it is satisfied with the credit rating of the proposed successor Agent; and

(ii)                     in the event of the appointment of a successor Security Agent, each of the Lenders confirms that they are satisfied that all acts and things have been done which are required in order to ensure that, upon the appointment of a successor Security Agent becoming effective, the successor Security Agent will be the beneficiary of effective and perfected security under those Security Documents (including any replacement or re-executed version thereof) as may be required by the appointment of a successor Security Agent to the same extent as the resigning Security Agent. The Obligors shall do any act or thing necessary or desirable in order to ensure that the Security Documents (including any replacement or re-executed version thereof) shall provide at such date for effective and perfected security in favour of the successor Security Agent and the other Finance Parties.

(h)                   The retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under the Finance Documents.

(i)                       Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(j)                       The Lenders may, by notice to an Agent, require it to resign under paragraph (b) above.

24.13        Security Agent

(a)                    Save as otherwise set forth in Clause 2.5 (Parallel Debt) the Security Agent shall hold or, as the case may be due to legal restrictions, administer the security constituted by the Security Documents on trust (als Treuhänder) for the Finance Parties in accordance with the Finance Documents.

(b)                   The Security Agent shall not be liable for any failure, omission, or defect in registering, protecting or perfecting the security constituted by any Security Document or any security created thereby unless directly caused by its gross negligence or wilful misconduct.

(c)                    The Security Agent has no obligation to enquire into or check the title which the Obligors may have to their property over which security is intended to be created by any Security Documents or to insure any such property.

(d)                   If a disposal of any asset subject to security created by a Security Document is made in the following circumstances:

(i)                        the Majority Lenders agree to the disposal;

(ii)                     the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document;

(iii)                  the disposal is being made at the request of the Security Agent in circumstances where any security created by the Security Documents has become enforceable; or

(iv)                 the disposal is being effected by enforcement of a Security Document,

the asset being disposed of will be released from any security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(e)                    If the Security Agent is satisfied that a disposal is allowed under paragraph (d) above, the Security Agent must execute (at the request and reasonable expense of the Borrowers) any document which is reasonably required to achieve that release. Each other Finance Party hereby irrevocably authorises the Security Agent to execute any such document.

(f)                      All amounts received by the Security Agent under the Security Documents may be invested in the name of, or under the control of, the Security Agent in any investments selected by the Security Agent. Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Security Agent at any bank or institution (including itself) and upon such terms as it may think fit.

24.14        Notice Period

Where this Agreement specifies a minimum period of notice to be given to a Finance Party, the Finance Party may, at discretion, accept a shorter notice period.

24.15        Enforcement Instructions

The Finance Parties hereby agree that, to the extent permissible under applicable law, the Security Documents shall be exclusively enforced by the Security Agent and the Finance Parties hereby waive any rights they may have to enforce such security. This Clause 24.15 (Enforcement Instructions) is only for the benefit of the Finance Parties and shall not constitute rights of the Obligors or result in a waiver of rights or claims of the Finance Parties against the Obligors.

25.                  SHARING AMONG FINANCE PARTIES

25.1              Payments to the Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from or for the account of a Borrower (including by way of set-off) other than in accordance with Clause 14 (Payments under the Finance Documents) (including any interest earned on such amount by the Recovering Finance Party) and applies that amount to a payment due under the Finance Documents then:

(a)                    the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)                   the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 14 (Payments under the Finance Documents), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                    the Recovering Finance Party shall, within three (3) Business Days of written demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 14 (Payments under the Finance Documents).

25.2              Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 14 (Payments under the Finance Documents).

25.3              Compensation for Recovering Finance Party

Subject to the receipt of a Sharing Payment by the Facility Agent, each Finance Party (other than the Recovering Finance Party) hereby sells and assigns to the Recovering Finance Party a portion of its claims for payments of principal, interest, fees or of any other nature against the respective Relevant Party that corresponds to the nature of the claim on which the Recovering Finance Party has received a Sharing Payment. The amount of the claim assigned compared to the amount of the Sharing Payment shall have the same proportion as the amount outstanding to the assigning Finance Party to the total amounts outstanding under the Agreement. The assignment under this Clause 25.3 shall only take effect at the moment a Sharing Payment is received by the Facility Agent.

25.4              Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                    each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 25.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                   the assignment of participations under Clause 25.3 (Compensation for Recovering Finance Party) shall become ineffective (auflösende Bedingung).

25.5              Exceptions

(a)                    This Clause 25 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 25, have a valid and enforceable claim against the Borrower.

(b)                   A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                        it notified the other Finance Parties of the legal or arbitration proceedings; and

(ii)                     the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

26.                  FEES

26.1              Commitment and other Fees

(a)                    No commitment fee shall accrue:

(i)                        from the date of this Agreement until 30 September 2007; and

(ii)                     in case of a cancellation pursuant to Clause 2.3 (Voluntary Cancellation).

(b)                   The Borrowers shall pay to the Facility Agent (for the account of each respective Lender):

(i)                        from 1 October 2007 until 31 March 2008: a fee in Euro computed at the rate of 0.10 per cent. per annum on the respective Lender’s undrawn Available Commitment;

(ii)                     from 1 April 2008 until the expiry of the Availability Period: a fee in Euro computed at the rate of 0.25 per cent. per annum on the respective Lender’s undrawn Available Commitment.

(c)                    The accrued commitment fee is payable quarterly in arrears on each Interest Payment Date falling within the relevant period of time set out in Clause 24.1 (a).

(d)                   The Borrowers shall further pay to the Facility Agent (for the account of each respective Lender) such additional fees as are agreed in the Fee Letter.

26.2              Upfront Fee

On each Utilisation Date, the Borrowers must pay an upfront fee in the amount and in the manner agreed in a Fee Letter.

26.3              Agency Fee

The Borrowers will pay to the Facility Agent, for its own account:

(a)                    on (i) the Initial Utilisation Date and (ii) each anniversary of the date of this Agreement until the Facility terminates; and

(b)                   on the first Interest Payment Date following a Property Substitution;

an agency fee in the amount and in the manner agreed in a Fee Letter

27.                  INDEMNITIES

27.1              Currency Indemnity

The Obligors must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of its receiving an amount in respect of any of the Obligors’ liabilities under the Finance Documents or any such liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document. Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

27.2              Other Indemnities

Each Borrower must indemnify each Finance Party against any loss or liability which the respective Finance Party reasonably incurs as a consequence of:

(a)                    the occurrence of any Event of Default;

(b)                   any failure by a Borrower to pay any amount due under a Finance Document on its due date (or where no due date is given, on the date so notified to the relevant Borrower), including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(c)                    (other than by reason of default by the respective Finance Party) a Loan or any portion thereof not being drawn after a Request has been delivered; or

(d)                   the Loan (or part of the Loan) not being prepaid in accordance with this Agreement.

provided that such Finance Party has taken all steps it is required to take by operation of mandatory law in order to mitigate such loss or liability.

The relevant Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or the Loan.

Each Borrower must also indemnify each Finance Party against any loss or liability incurred by that Finance Party as a result of the Finance Party acting or relying on any notice which the Finance Party reasonably believes to be genuine, correct and appropriately authorised.

27.3              Break Costs

(a)                    Each Borrower must pay to each of the Lenders its Break Costs (if any).

(b)                   Break Costs means the amount (if any) determined by the respective Lender by which:

(i)                        the interest payable under Clause 8 (Interest) (including Margin and Mandatory Costs, if any) which the Lender would have received for the period from the date of receipt of the relevant repayment or prepayment to the last day of the period ending on the next Interest Payment Date for the respective Loan or Overdue Amount if the principal or Overdue Amount received had been paid on the last day of the period ending on that Interest Payment Date;

exceeds

(ii)                     the amount which the Lender would be able to obtain by placing an amount equal to the amount of such repayment or prepayment on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the period ending on the next Interest Payment Date.

(c)                    Each Lender must supply to the Facility Agent for the Borrowers details of the amount of any Break Costs claimed by it under this sub-clause.

28.                  EXPENSES

28.1              Initial Costs

The Borrowers must pay to the Facility Agent the amount of all costs and expenses (including but not limited to reasonable legal fees, disbursements and other out of pocket expenses such as fees of the Valuer, engineering consultants’ fees, environmental consultants’ fees, accountants’ fees and the fees of other third party report providers mandated by any of the Finance Parties together with incurred disbursements and VAT or similar tax or duty thereon) incurred by a Finance Party or any of its Affiliates in connection with the negotiation, preparation, printing, execution, completion and syndication of the Finance Documents and matters incidental thereto (which includes any notarisation and registration fees in connection with the creation of the Land Charges), in each case provided that the Borrowers have approved such expenses.

28.2              Subsequent Costs

The Borrowers must pay to the Facility Agent the amount of all costs and expenses (including reasonable legal fees or other payments and value added tax or similar tax or duty thereon incurred by any of the Finance Parties or any of its Affiliates) and all matters incidental thereto incurred by it in connection with (i) the negotiation, preparation, printing and execution of any Finance Document executed after the date of this Agreement and (ii) any amendment, waiver or consent requested by or on behalf of the Borrowers. The Lenders must pay to each Borrower the amount of all costs and expenses (including legal fees or other payments and value added tax or similar tax or duty thereon incurred by it, but excluding any incidental minor costs) and all matters incidental thereto incurred by it in connection with any amendment, requested by or on behalf of the Lenders or any assistance pursuant to Clause 21.20.

28.3              Enforcement Costs

The Borrowers must pay to each Finance Party the amount of all costs, charges and expenses (including reasonable legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document (in each case with any applicable value added tax or other taxes).

28.4              Know your Customer

In the event of a Change of Control the Borrowers must pay to the Lenders the costs, charges and expenses (including reasonable legal fees) incurred by the Lenders in connection with the “Know your customer” checks which the Lenders are required to make under any applicable laws.

29.                  AMENDMENTS AND WAIVERS

29.1              Amendment and Waivers

(a)                    Subject to paragraph (b) and (c) below any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver shall be binding for all Parties. The Facility Agent may effect on behalf of any of the Finance Parties, any amendment or waiver permitted by this Clause 29.

(b)                   An amendment or waiver that has the effect of changing or which relates to:

(i)                        The definition of Majority Lenders;

(ii)                     an extension of the date of payment of any amount under the Finance Documents;

(iii)                  a reduction of the Margin or the amount of any payment of principal, interest, fees or commission payable to a Lender under the Finance Documents;

(iv)                 an increase in Commitments;

(v)                    the definition of Security Documents or this Clause 29 (Amendment and Waivers);

(vi)                 the release of any Security created pursuant to any Security Documents (except as provided in any Security Document); or

(vii)              the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

shall not be made without the prior consent of all Lenders.

(c)                    An amendment or waiver which relates to the rights or obligations of an Agent may not be effected without the consent of the relevant Agent.

29.2              Change of Currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Obligors’ Agent) determines it is necessary to reflect the change.

29.3              Waivers and Remedies Cumulative

The rights of each Party under the Finance Documents:

(a)                    may be exercised as often as necessary;

(b)                   are cumulative and not exclusive of its rights under the general law; and

(c)                    may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

30.                  CHANGES TO THE PARTIES

30.1              Assignments and Transfers by the Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of the Facility Agent in its absolute discretion, provided that the Facility Agent shall not unreasonably withhold or delay its consent to an assignment to another party to this Agreement. The foregoing sentence shall not apply to the assignment of claims arising hereunder pursuant to the terms of the relevant Acquisition Document to the sellers thereunder.

30.2              Assignments and Transfers by the Lenders

(a)                    Any Lender (the Existing Lender) may, subject to the following provisions and the provisions set forth in Clause 21.20 above, at any time split its share in the Loans or any part thereof into two or more separate tranches and/or amend, vary or prioritise such tranches and fully or partially syndicate, securitise or otherwise assign or transfer, including by way of assumption of contract (Vertragsübernahme) its rights and/or obligations under this Agreement or grant sub-participations or separately transfer the credit risk under the Loans (synthetic securitisation) to any bank, financial institution, special purpose company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which qualifies as a Qualifying Lender (the New Lender), provided that any part or tranche part so assigned or transferred has a nominal value of at least EUR 50,000 (or equivalent in another currency) or is assigned or transferred for a consideration of at least EUR 50,000.

(b)                   Each of the Obligors explicitly consents to any of the above.

(c)                    Each of the Obligors hereby explicitly gives its consent that the Lenders also have the right to assign the repayment claim, the interest claims and any other claims arising under this Agreement to other credit institutions and/or financial investors and/or special purpose vehicles. In addition, the Obligors and the Lenders agree that the Lenders have the right to disclose information about the Loans and/or the Obligors, in particular its name, address, the amount of Loans, term, interest rate, loan history and security (including land register excerpts) to the aforementioned persons or entities as well as to other parties, in particular to rating agencies and credit enhancers, for the purpose of such assignment or transfer in connection with the Lenders’ refinancing.

(d)                   Upon transfer of some or all of an Existing Lender’s rights and obligations to a New Lender by assumption of contract (Vertragsübernahme) substantially in the form set forth in Schedule 7 (Form of Transfer Certificate), such New Lender shall become a Party as a Lender.

(e)                    The Existing Lender shall as soon as reasonably practicable notify the Obligors’ Agent of any assignment or transfer pursuant to this Clause 30.2.

(f)                      Partial transfers by way of assignment or assumption of contract (including in relation to any proposed syndication of the Facility by the Existing Lender) are permitted and, if such a partial assignment or transfer were to occur, the Obligors agree that they will, at the reasonable cost of the Lenders, co-operate and assist with the taking of any action or execution of documentation required to amend, restate or re-execute any of the Finance Documents in order to reflect the fact that there will, as a result, be more than one Lender under the Facility.

31.                  DISCLOSURE OF INFORMATION

(a)                    Each of the Finance Parties is only entitled to disclose information provided to it by the Obligors (which may include copies of Transaction Documents):

(i)                        to an Affiliate, any proposed New Lender or any other entity with whom it may enter, or has entered into, any kind of assignment, transfer, participation, delegation or other agreement in relation to this Agreement (including in connection with securitisation, in line with customary market practice for public disclosure);

(ii)                     which is publicly available, other than as a result of a breach by the respective Finance Party of this Clause;

(iii)                  in connection with any legal or arbitration proceedings,

(iv)                 if required to do so under any law or regulation or by any governmental, banking, taxation or other regulatory authority;

(v)                    to its professional advisers;

(vi)                 to a Rating Agency or to any stock exchange, listing authority or similar body or to any other person in connection with or in contemplation of any transfer or assignment of, or issuance of securities in respect of, the respective

Lender’s rights and obligations under this Agreement or other transaction having a similar effect and in connection with its ongoing reporting obligations thereunder, in line with customary market practice for public disclosure;

(vii)              to any transferee of a Commitment in connection with a syndication (subject to the execution of a customary confidentiality agreement);

(viii)           to any related entity of an Obligor; or

(ix)                   with the consent of an Obligor.

(b)                   Paragraph (a) above supersedes any previous confidentiality undertaking given by the respective Finance Party prior to the date of this Agreement.

(c)                    Each Finance Party may share with its Affiliates and their respective Affiliates any information relating to the Obligors and their Affiliates (including without limitation any non-public customer information regarding the creditworthiness of the Obligors and their Affiliates) in order to comply with regulatory, corporate, accounting and administrative requirements.

(d)                   Notwithstanding anything to the contrary contained herein, no Lender shall be obliged to disclose to the Obligors any information relating to its tax status or tax affairs in general.

32.                  PRESCRIPTION

The prescription period (Verjährungsfrist) for the Parties’ obligations under this Agreement shall be five (5) years from the date the respective payment became due (fällig).

33.                  SEVERABILITY AND SURVIVAL OF THE TRANSACTION DOCUMENTS

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents or the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents. The same applies if this Agreement does not contain a provision necessary to achieve the economic purpose as expressed herein (Regelungslücke).

34.                  COUNTERPARTS

Each Finance Document may be executed (manually or by facsimile) in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.                  NOTICES

35.1              In writing

(a)                    Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given by e-mail or other electronic communication, in any case followed by overnight courier or fax.

(b)                   For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)                    Unless it is agreed to the contrary, any consent, waiver or agreement required under a Finance Document must be given in writing.

35.2              Contact Details

(a)                    Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)                   The contact details of the Obligors’ Agent for this purpose shall be notified to the Facility Agent on or about the date hereof.

(c)                    The contact details of the Facility Agent for this purpose are:

Address:	EUROHYPO Aktiengesellschaft
Debt Capital Markets
Head of Admin & Servicing / Agency
Helfmann-Park 5
65760 Eschborn
Germany

Fax number:	+49 69 2548 88407
E-mail:	arndt.schulze@eurohypo.com
Phone number:	+49 69 2548 28407
Attention:	Mr Arndt Schulze

(d)                   Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)                    Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

35.3              Effectiveness

A communication given hereunder but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place. A communication to a Finance Party will only be effective on actual receipt by it and by any person to whom that communication is intended to be copied.

35.4              Communication

(a)                    All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)                   All communications under the Finance Documents to or from an Obligor must be sent through the Obligors’ Agent.

(c)                    Any communication given to the Obligors’ Agent in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(d)                   Any communication given to the Facility Agent in connection with a Finance Document will be deemed to have been given also to the other Finance Parties.

(e)                    The Facility Agent may assume that any communication made by the Obligors’ Agent is made with the consent of each other Obligor and any Obligor may assume that that any communication made by the Facility Agent is made with the consent of the Lenders.

36.                  LANGUAGE

Any notice given in connection with a Finance Document must be in English. Any other document (other than a CP Document or a document relating to a Property, where such document is originally issued in a language other than English) provided in connection with a Finance Document must be in the English language or (unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

37.                  GOVERNING LAW/JURISDICTION

(a)                    This Agreement is governed by German law.

(b)                   Subject to the provisions below, the district court (Landgericht) in Frankfurt/Main, Germany has non-exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(c)                    The German courts are the most appropriate and convenient courts to settle any such dispute and the Obligors waive objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document. However, to the extent allowed by law, each Finance Party may take proceedings in any other court and concurrent proceedings in any number of jurisdictions.

38.                  CONCLUSION

(a)                    This Agreement may be concluded by an exchange of telefaxes (whereby an exchange of signature pages suffices).

(b)                   In relation to the necessary receipt of the signed signature pages (Zugang der Faxseiten) by each Party, it shall be sufficient that each Party transmits its signed signature pages to Hengeler Mueller, Frankfurt office, telefax number +49 (0)69 725773 (the “Recipient”). This Agreement shall be deemed concluded with the receipt of the last signature page by the Recipient.

(c)                    For the purposes of sub-paragraph (b) above, each Party authorizes the Recipient to receive on its behalf the signature pages from all other Parties. For the avoidance of doubt, the Recipient shall have no further duties in connection with its function as Recipient (in particular, but not limited to, the Recipient is under no obligation to check the genuineness of the signatures or the authorization of the signatories).

(d)                   For information purposes only, the Recipient will fax all received signature pages to all Parties.

(e)                    For purposes of proof and confirmation only, each Party may request that one or several copies of this Agreement shall be originally signed by the Parties.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

[Signatures follow on signature pages below]

SCHEDULE 1

BORROWERS AND OBLIGORS

Part A: Borrowers

(1)                     IWG 9. Objektgesellschaft B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, registered in the trade register of the chamber of commerce for Amsterdam under registration number 34272300, whose registered office is Willemsparkweg 68, 1071 HK, Amsterdam, the Netherlands;

(2)                     IWG 10. Objektgesellschaft B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, registered in the trade register of the chamber of commerce for Amsterdam under registration number 34272292, whose registered office is Willemsparkweg 68, 1071 HK, Amsterdam, the Netherlands; and

(3)                     IWG 11. Objektgesellschaft B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, registered in the trade register of the chamber of commerce for Amsterdam under registration number 34272296, whose registered office is Willemsparkweg 68, 1071 HK, Amsterdam, the Netherlands.

Part B: Additional Obligors

(1)                     DeWAG Holdings S.à r.l., a limited liability company  (société à responsabilité limitée) incorporated under the laws of Luxembourg, registered in the commercial register of the Grand Duchy of Luxembourg under registration number B-125494 whose registered office is at 46A, Avenue John F. Kennedy, L-1855 Luxembourg (the Parent 1); and

(2)                     DeWAG LT Holdings S.à r.l., a limited liability company  (société à responsabilité limitée) incorporated under the laws of Luxembourg, registered in the commercial register of the Grand Duchy of Luxembourg under registration number B-127315 whose registered office is at 46 A, Avenue John F. Kennedy, L-1855 Luxembourg (the Parent 2, Parent 1 and Parent 2 together the Parents).

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

Part I
Conditions Precedent Documents
to be submitted on or prior to the Initial Utilisation Date

The Obligors and the Shareholders

1.                          A certified copy of the articles of association or incorporation of each Obligor.

2.                          A certified commercial register excerpt in respect of each Obligor dated not earlier than 15 days prior to the date of this Agreement.

3.                          Copies of resolutions of the shareholders of each Obligor (other than any Parent), respectively, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is expressed to be a party.

4.                          Copies of resolutions of the board of directors of each Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is expressed to be a party and authorising a person or persons to execute any Finance Document to which it is or is expressed to be a party or to sign or send any document or notice in connection with any Finance Document on behalf of that Obligor.

5.                          A specimen of the signature of each person authorised on behalf of each Obligor to execute any Finance Document to which it is or is expressed to be a party or to sign or send any document or notice in connection with any Finance Document, and a copy of the applicable legally binding document appointing such persons or other suitable evidence of such appointment, unless already provided pursuant to this Agreement.

6.                          A duly executed original of a director’s certificate of each Obligor:

(a)                    confirming in the case of each Borrower, that

(i)                        utilising the Total Commitments in full would not breach any statutory limit binding on it; and

(ii)                     payment of fees and expenses due and payable by it under the Finance Documents has been made or will be made;

(b)                   certifying that each document provided by it and specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the certificate;

(c)                    confirming that no public consents, approvals, authorisations are required by any Borrower to operate its business and/or to fulfil its obligations, in each case as set out in the Finance Documents; and

(d)                   confirming with respect to all Borrowers (considered together), that the Financial Covenants are complied with.

7.                          Notification to the Facility Agent of the identities (including addresses and/or corporate details, if appropriate) of all Obligors and such other evidence as the Facility Agent or the Lenders may require as to the ownership/capital structure of the Borrowers and satisfactory completion by the Lenders of any other checks (in particular, identity checks, applicable anti-money laundering and “know your customer” checks).

Financial information

8.                          With respect to each Obligor, its audited most recent financial statements.

9.                          The funds flow statement, agreed by the Borrowers and the Facility Agent, in relation to the Acquisition of the relevant Properties.

10.                    Evidence that sufficient funds are available to each Borrower as detailed in the funds flow statement.

11.                    Evidence that (i) Cash Funding by the Sponsor of at least 25% of the cost of the relevant Acquisition has been made and (ii) the aggregate of drawn and undrawn capital commitments available to the Fund amount to at least EUR 150,000,000, in each case on terms satisfactory to the Facility Agent.

12.                    A copy of the relevant Business Plan.

13.                    Evidence of the establishment of the Accounts in accordance with the provisions of this Agreement and copies of the bank mandates for the Accounts.

Insurance

14.                    Evidence that the insurance cover in force in respect of the relevant Properties complies with the terms of this Agreement.

15.                    Evidence that the insurance cover in force in respect of the Managing Agent complies with the terms of the relevant Management Agreement.

Property

In relation to each relevant Property:

16.                    A copy of each Report, each together with a duly executed original of the reliance letter addressed to the Facility Agent (on behalf of the Lenders) (each in a form agreed by the Facility Agent).

17.                    A copy of the Management Agreement with respect to each Property, executed by the relevant Borrower (or any Acquired Entity owned by it) and the Managing Agent.

18.                    Evidence that all Security Interests (other than Security Interests created under a Security Document and Permitted Encumbrances) affecting the Borrowers’ interests (or the interests of any Acquired Entity, as the case may be) in the relevant Properties have been, or will be, discharged in connection with the disbursement.

19.                    Officially certified excerpt from the Land Register (öffentlich beglaubigter Grundbuchauszug) (dated not earlier than the date five (5) Business Days before the respective Request) relating to the Property.

20.                    Site plans for each Property and their surroundings.

21.                    Copies of all land register maps (Flurkarten) for the Property, dated no earlier than two (2) months prior to the Initial Utilisation Date.

22.                    Copies of the letters from the register of public easements (Baulastenverzeichnis) for the Property (to the extent available in the relevant federal state (Bundesland), dated no earlier than two (2) months prior to the Initial Utilisation Date.

23.                    Copies of letters from the register regarding contaminated soils (Auszug aus dem Altlastenkataster) for the Property, dated no earlier than two (2) months prior to the Initial Utilisation Date.

24.                    Either (unless, in case of a Share Deal, the officially certified excerpt from the Land Register to be delivered under item number 19 above evidences the ownership in respect of any relevant Property by the respective Eligible Entity that is to be acquired pursuant to such Share Deal):

(a)                    evidence of the entry of a priority notice (Auflassungsvormerkung) for the benefit of the relevant Borrower for the Properties in the relevant Land Registers ranking only after the Land Charges and those rights and encumbrances which may rank prior to the priority notice in favour of the relevant Borrower as permitted by this Agreement until the Land Charges have been registered; or

(b)                   a certified copy of a notarial confirmation (Notarbestätigung), containing, among others, the following confirmations:

(i)                        the notary filed the Land Registry application forms for the registration of a priority notice (Auflassungsvormerkung) in favour of the relevant Borrower with the relevant Land Registry in respect of each Property at least five (5) Business Days prior to the date of the notarial confirmation;

(ii)                     the payment of all court costs associated with the registration of such priority notices (Auflassungsvormerkungen) is secured; and

(iii)                  the notary double checked the Land Registry files and records at least five Business Days after the filing of the applications for registration of each priority notice and confirms that in relation to the Property the due registration of a priority notice (Auflassungsvormerkung) in favour of the relevant Borrower is secured.

25.                    Either:

(a)                    registration of the Land Charge in the relevant Land Register in respect of each Property and a copy of the deletion consents (Löschungsbewilligungen) and all other deletion consents in the form required by the competent Land Registry necessary for the deletion of all encumbrances in sections II and III of the relevant Land Register which are not Permitted Encumbrances under the terms of this Agreement; or

(b)                   alternatively copies of all necessary Land Registry application forms for the creation of the Land Charge encumbering each Property (including evidence for payment or cover of the applicable Land Registry fees) and a certified copy of a notarial confirmation (Notarbestäigung), containing, among others, the following confirmations:

(i)                        the notary notarised the documents necessary for the creation of the Land Charge and filed the Land Registry application forms for the registration of the Land Charges with the competent Land Registry also in the name of the Security Agent at least five days prior to the date of the notarial confirmation;

(ii)                     the notary double checked the Land Registry files and records at least five Business Days after the filing of the applications for registration of the Land Charge and confirms that there are no prior applications for registrations of other encumbrances, subject to any Permitted Encumbrance; and

(iii)                  all consents necessary for the encumbrance with and enforcement of each of the aforementioned Land Charges, if any, have been granted in due form.

26.                    Receipt by the Facility Agent of a certified copy of a notarial confirmation referring to each Property containing the following confirmations by the Notary Public:

(a)                    he has received all documents (e.g. deletion consents (Löschungsbewilligungen)) in the form required by the relevant Land Registry (only subject to repayment of the outstanding amounts) necessary for the deletion of

(i)                        all encumbrances registered in section III of the relevant Land Register; and

(ii)                     all encumbrances in section II of the relevant Land Register which are not disclosed in the relevant Acquisition Document; and

(b)                   that he has applied or will apply for deletion of the aforementioned encumbrances and will submit all necessary documents to the competent Land Registry promptly after he has received the confirmation by the respective creditor that all payments required in order to fulfill the escrow instructions for the deletion of the existing charges in respect of the respective Property have been made.

27.                    A copy of the duly executed relevant Acquisition Document (in a form agreed by the Facility Agent) and a certified copy of the confirmation by the acting notary that all conditions to completion (Kaufpreisfalligkeit) of the relevant Acquisition have been fulfilled.

Security and other Finance Documents

Signed/executed copies of the following documents:

28.                    Powers of Attorney from each Borrower and the Parent, duly authorising the Dutch civil-law notary to execute the Deeds of Share Pledge.

29.                    Each Deed of Share Pledge.

30.                    Each agreement on the security purpose of Land Charges or amendments thereto comprising an agreement determining the security purpose of the Security Interest created under a Land Charge entered into or to be entered into by the relevant Borrower (or any Acquired Entity owned by it), the Original Lender and/or the other Finance Parties in form and substance satisfactory to the Security Agent, in respect of each relevant Property.

31.                    Publicly certified copies of the Deeds of Land Charge (Grundschuldbestellungsurkunde) in respect of each relevant Property in form and substance satisfactory to the Security Agent.

32.                    A global assignment agreement governed by the laws of any applicable jurisdiction in the agreed form providing for a security assignment (Sicherungsabtretung) by each of the Borrowers of all of its present and future rights and claims, including, without limitation, under or in connection with:

(a)                    any Lease Agreement;

(b)                   any Management Agreement;

(c)                    any Hedging Arrangement;

(d)                   any Acquisition Document; and

(e)                    any Insurance;

in favour of the Security Agent, together with any notifications to be given or acknowledgments to be received pursuant to the global assignment agreement.

33.                    A duly executed original of the first ranking pledge over all relevant Accounts and notice of such pledge.

34.                    The Subordination Agreement.

35.                    Each Duty of Care Declaration.

36.                    Each Fee Letter.

Legal/Tax opinions

37.                    A legal opinion (in a form agreed by the Facility Agent) of Hengeler Mueller, legal advisers to the Arranger and the Facility Agent, regarding the validity and enforceability of the relevant Finance Documents governed by German law.

38.                    A legal opinion (in a form agreed by the Facility Agent) of Loyens & Loeff, legal advisers to the Borrowers, regarding in particular the corporate existence, capacity and authority of each Borrower to enter into, and the due execution of, the Finance Documents to which it is a party.

39.                    A legal opinion (in a form agreed by the Facility Agent) of Nauta Dutilh, legal advisers to the Arranger and the Facility Agent, regarding validity and enforceability of the Finance Documents governed by Dutch law.

40.                    A tax opinion (in a form agreed by the Facility Agent) of Linklaters LLP Germany (with respect to German tax law) and Deloitte (with respect to Dutch and Luxembourg tax law and any other tax law of the tax residence of any Acquired Entity) regarding Tax Deductions in connection with the Finance Documents.

41.                    The Tax Structure Memo of Linklaters LLP Germany and Deloitte together with a duly executed original of a reliance letter (both in a form agreed by the Facility Agent).

Other documents and evidence

42.                    Evidence that all governmental or regulatory consents and approvals and licences required by law have been obtained.

43.                    Evidence of the payment of all outstanding arrangement fees and any outstanding fees of Hengeler Mueller and the other advisors of the Arranger and the Agents.

Part II
Conditions Precedent Documents
to be submitted on or prior to each subsequent Utilisation Date with respect to the relevant
Acquisition and/or the relevant Utilisation.

The Obligors and the Shareholders

Either:

A.                      If and to the extent applicable, a duly executed original of a director’s certificate of each relevant Obligor, certifying that no changes or amendments have occurred since the preceding Utilisation Date in respect of the documents relating to it and listed under numbers 1 through 7 of this Part II of Schedule 2 (Conditions Precedent Documents); or

B.                        To the extent an alteration or change has occurred since the preceding Utilisation Date:

1.                          A certified copy of the articles of association of each Obligor,

2.                          A certified commercial register excerpt in respect of each Obligor dated not earlier than 15 days prior to the date of the relevant Utilisation.

3.                          Copies of resolutions of the shareholders of each Obligor, respectively, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is expressed to be a party.

4.                          Copies of resolutions of the board of directors of each Obligor incorporated in the Netherlands, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is expressed to be a party and authorising a person or persons to execute any Finance Document to which it is or is expressed to be a party or to sign or send any document or notice in connection with any Finance Document on behalf of that Obligor.

5.                          A specimen of the signature of each person authorised on behalf of each Obligor to execute any Finance Document to which it is or is expressed to be a party or to sign or send any document or notice in connection with any Finance Document, and a copy of the applicable legally binding document appointing such persons or other suitable evidence of such appointment, if not already provided pursuant to this Agreement.

6.                          A duly executed original of a director’s certificate of each Obligor:

(a)                    confirming in the case of each Borrower, that

(i)                        utilising the Total Commitments in full would not breach any statutory limit binding on it; and

(ii)                     payment of fees and expenses due and payable by it under the Finance Documents has been made or will be made;

(b)                   certifying that each document provided by it and specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the certificate;

(c)                    confirming that no public consents, approvals, authorisations are required by any Borrower to operate its business and/or to fulfil its obligations, in each case as set out in the Finance Documents; and

(d)                   confirming with respect to all Borrowers (considered together), that the Financial Covenants are complied with.

7.                          Notification to the Facility Agent of the identities (including addresses and/or corporate details, if appropriate) of all Obligors and Shareholders and such other evidence as the Facility Agent or the Lenders may require as to the ownership/capital structure of the Borrowers and satisfactory completion by the Lenders of any other checks (in particular, identity checks, applicable anti-money laundering and “know your customer” checks).

Financial information

8.                          With respect to each Obligor, its audited most recent financial statements.

9.                          The funds flow statement, agreed by the Borrowers and the Facility Agent, in relation to the Acquisition of the relevant Properties.

10.                    Evidence that sufficient funds are available to each Borrower as detailed in the funds flow statement.

11.                    Evidence that (i) Cash Funding by the Sponsor of at least 25% of the cost of the relevant Acquisition has been made and (ii) the aggregate of drawn and undrawn capital commitments available to the Fund amount to at least EUR 150,000,000, in each case on terms satisfactory to the Facility Agent.

12.                    A copy of the relevant Business Plan.

13.                    Evidence of the establishment of the Accounts in accordance with the provisions of this Agreement and copies of the bank mandates for the Accounts.

Insurance

14.                    Evidence that the insurance cover in force in respect of the relevant Properties complies with the terms of this Agreement.

15.                    Evidence that the insurance cover in force in respect of any newly appointed Managing Agent complies with the terms of the relevant Management Agreement.

Property

In relation to each relevant Property:

16.                    A copy of each Report, each together with a duly executed original of the reliance letter addressed to the Facility Agent (on behalf of the Lenders) (each in a form agreed by the Facility Agent).

17.                    A copy of the Management Agreement with respect to each Property, executed by the relevant Borrower (or any Acquired Entity owned by it) and the relevant Managing Agent.

18.                    Evidence that all Security Interests (other than Security Interests created under a Security Document and Permitted Encumbrances) affecting the Borrowers’ interests (or the interests of any Acquired, as the case may be) in the relevant Properties have been, or will be, discharged in connection with the disbursement.

19.                    Officially certified excerpt from the Land Register (öffentlich beglaubigter Grundbuchauszug) (dated not earlier than the date five (5) Business Days before the respective Request) relating to the Property.

20.                    Site plans for each Property and their surroundings.

21.                    Copies of all land register maps (Flurkarten) for the Property, dated no earlier than two (2) months prior to the respective Utilisation Date.

22.                    Copies of the letters from the register of public easements (Baulastenverzeichnis) for the Property, dated no earlier than two (2) months prior to the respective Utilisation Date.

23.                    Copies of letters from the register regarding contaminated soils (Auszug aus dem Altlastenkataster) for the Property, dated no earlier than two (2) months prior to the respective Utilisation Date.

24.                    Either (unless, in case of a Share Deal, the officially certified excerpt from the Land Register to be delivered under item number 19 above evidences the ownership in respect of any relevant Property by the respective Eligible Entity that is to be acquired pursuant to such Share Deal):

(a)                    evidence of the entry of a priority notice (Auflassungsvormerkung) for the benefit of the relevant Borrower for the Properties in the relevant Land Registers ranking only after the Land Charges and those rights and encumbrances which may rank prior to the priority notice in favour of the relevant Borrower as permitted by this Agreement until the Land Charges have been registered; or

(b)                   a certified copy of a notarial confirmation (Notarbestätigung), containing, among others, the following confirmations:

(i)                        the notary filed the Land Register application forms for the registration of a priority notice (Auflassungsvormerkung) in favour of the relevant Borrower with the relevant Land Register in respect of each Property at least five (5) Business Days prior to the date of the notarial confirmation;

(ii)                     the payment of all court costs associated with the registration of such priority notices (Auflassungsvormerkungen) is secured; and

(iii)                  the notary double checked the Land Register files and records at least five Business Days after the filing of the applications for registration of each priority notice and confirms that in relation to the Property the due registration of a priority notice (Auflassungsvormerkung) in favour of the relevant Borrower is secured.

25.                    Either:

(a)                    registration of the Land Charge in the relevant Land Register in respect of each Property and a copy of the deletion consents (Löschungsbewilligungen) and all other deletion consents in the form required by the competent Land Registry necessary for the deletion of all encumbrances in sections II and III of the relevant Land Register which are not Permitted Encumbrances under the terms of this Agreement; or

(b)                   alternatively copies of all necessary Land Registry application forms for the creation of the Land Charge encumbering each Property (including evidence for payment or cover of the applicable Land Registry fees) and a certified copy of a notarial confirmation (Notarbestätigung), containing, among others, the following confirmations:

(i)                        the notary notarised the documents necessary for the creation of the Land Charge and filed the Land Registry application forms for the registration of the Land Charges with the competent Land Registry also in the name of the Security Agent at least five days prior to the date of the notarial confirmation;

(ii)                     the notary double checked the Land Register files and records at least five Business Days after the filing of the applications for registration of the Land Charge and confirms that there are no prior applications for registrations of other encumbrances, subject to any Permitted Encumbrances; and

(iii)                  all consents necessary for the encumbrance with and enforcement of each of the aforementioned Land Charges, if any, have been granted in due form.

26.                    Receipt by the Facility Agent of a certified copy of a notarial confirmation referring to each Property containing the following confirmations by the Notary Public:

(a)                    he has received all documents (e.g. deletion consents (Löschungsbewilligungen)) in the form required by the relevant Land Register (only subject to repayment of the outstanding amounts) necessary for the deletion of

(i)                        all encumbrances registered in section III of the relevant Land Register; and

(ii)                     all encumbrances in section II of the relevant Land Register which are not disclosed in the relevant Acquisition Document; and

(b)                   that he has applied or will apply for deletion of the aforementioned encumbrances and will submit all necessary documents to the competent Land Register promptly after he has received the confirmation by the respective creditor that all payments required in order to fulfill the escrow instructions for the deletion of the existing charges in respect of the respective Property have been made.

27.                    A copy of the duly executed relevant Acquisition Document (in a form agreed by the Facility Agent) and a certified copy of the confirmation by the acting notary that all conditions to completion (Kaufpreisfalligkeit) of the relevant Acquisition have been fulfilled.

Security and other Finance Documents

Signed/executed copies of the following documents:

28.                    [Powers of Attorney from each Borrower and the Parent, authorising the Dutch civil-law notary to execute the Deeds of Share Pledge.] [only if new Borrower]

29.                    [Each Deed of Share Pledge.] [only if new Borrower]

30.                    Each agreement on the security purpose of Land Charges or amendments thereto comprising an agreement determining the security purpose of the Security Interest created under a Land Charge entered into or to be entered into by the relevant Borrower (or any Acquired Entity owned by it), the Original Lender and/or the other Finance Parties in form and substance satisfactory to the Security Agent, in respect of each relevant Property.

31.                    Publicly certified copies of the Deeds of Land Charge (Grundschuldbestellungsurkunde) in respect of each relevant Property in form and substance satisfactory to the Security Agent.

32.                    A global assignment agreement governed by the laws of any applicable jurisdiction in the agreed form providing for a security assignment (Sicherungsabtretung) by each of the Borrowers of all of its present and future rights and claims, including, without limitation, under or in connection with:

(a)                    any Lease Agreement;

(b)                   any Management Agreement;

(c)                    any Hedging Arrangement;

(d)                   any Acquisition Document; and

(e)                    any Insurance;

in favour of the Security Agent, together with any notifications to be given or acknowledgments to be received pursuant to the global assignment agreement.

33.                    [A duly executed original of the first ranking pledge over all relevant Accounts and notice of such pledge.] [only if new Accounts]

34.                    The Subordination Agreement.

35.                    Each Duty of Care Declaration.

36.                    Each Fee Letter.

Legal/Tax opinions

37.                    A legal opinion (in a form agreed by the Facility Agent) of Hengeler Mueller, legal advisers to the Arranger and the Facility Agent, regarding the validity and enforceability of the relevant Finance Documents governed by German law.

38.                    A legal opinion (in a form agreed by the Facility Agent) of Loyens & Loeff, legal advisers to the Borrowers, regarding in particular the corporate existence, capacity and authority of each Borrower to enter into, and the due execution of, the Transaction Documents to which it is a party.

39.                    A legal opinion (in a form agreed by the Facility Agent) of Nauta Dutilh, legal advisers to the Arranger and the Facility Agent, regarding the validity and enforceability of the Finance Documents governed by Dutch law.

40.                    In case of a Share Deal: A bring down letter of Linklaters LLP Germany (with respect to German tax law) and Deloitte (with respect to Dutch and Luxembourg tax law and any other tax law of the tax residence of any Acquired Entity) confirming that the tax opinion as required in Schedule 2 Part 1 No. 40 of this Agreement is still correct and up to date and/or if this was not the case an amendment to such tax opinion (in a form agreed by the Facility Agent).

41.                    In case of a Share Deal: a Tax Structure Memo of Linklaters LLP Germany and Deloitte together with a duly executed original of a reliance letter (both in a form agreed by the Facility Agent) providing a true and fair description of all tax aspects relevant in the envisaged transaction. In case of an asset deal: a bring down letter of Linklaters LLP Germany and Deloitte confirming that the tax considerations as described in the Tax Structure Memo provided in connection with this Credit Facility Agreement are still a true and fair summary of all tax aspects relevant in the envisaged transaction and/or if this was not the case an amendment to such Tax Structure Memo.

Other documents and evidence

42.                    Evidence that all governmental or regulatory consents and approvals and licences required by law have been obtained.

43.                    Evidence of the payment of all outstanding arrangement fees and any outstanding fees of Hengeler Mueller and the other advisors of the Arranger and the Agents.

Part III
Further Conditions Precedent Documents

1.                          A duly executed original Compliance Certificate of the Obligors’ Agent that on the relevant Utilisation Date, no Event of Default would arise under Clause 23.16 (Breach of Financial Covenants).

2.                          With respect to each Utilisation other than the Utilisation on the Initial Utilisation Date, such other documents as the Facility Agent in its reasonable discretion may request in connection with the Finance Documents.

Part IV
Additional Conditions Precedent Documents
to be submitted on or prior to the relevant Utilisation Date if the Utilisation is related to a Share Deal

1.                          A certified copy of the articles of association or equivalent document of each Eligible Entity.

2.                          A certified commercial register excerpt in respect of each Eligible Entity dated not earlier than 15 days prior to the date of the relevant Utilisation (or equivalent if an Eligible Entity is located in a jurisdiction other than Germany).

3.                          Copies of resolutions of the shareholders of each Eligible Entity, respectively, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is expressed to be a party.

4.                          Copies of resolutions of the board of directors of each Eligible Entity approving the terms of, and the transactions contemplated by, the Finance Documents to which it is expressed to be a party and authorising a person or persons to execute any Finance Document to which it is or is expressed to be a party or to sign or send any document or notice in connection with any Finance Document on behalf of that Eligible Entity.

5.                          A specimen of the signature of each person authorised on behalf of each Eligible Entity to execute any Finance Document to which it is or is expressed to be a party or to sign or send any document or notice in connection with any Finance Document, and a copy of the applicable legally binding document appointing such persons or other suitable evidence of such appointment, if not already provided pursuant to this Agreement.

6.                          With respect to each Eligible Entity, its audited most recent financial statements.

7.                          Any and all Entity Security Documents as relevant with respect to each Eligible Entity together with any notifications to be given or acknowledgments to be received pursuant to the relevant Entity Security Documents.

8.                          A duly executed original of a director’s certificate of each Eligible Entity, certifying that each document provided by it and specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the certificate.

9.                          A tax and accounting opinion (in a form agreed by the Facility Agent) of a reputable law firm regarding the relevant Transaction Documents and the fulfilment of the criteria set out under lit (b) of the Entity Eligibility Criteria set out in Schedule 6.

10.                    A due diligence report of a reputable law firm regarding the criteria set out under lit. (a), (c) and (d) of the Entity Eligibility Criteria set out in Schedule 6.

SCHEDULE 3

FORM OF REQUEST

To:	EUROHYPO Aktiengesellschaft, as Lender

From:	[ ] as Borrower

Date:	[•]

EUR 550,000,000 Credit Agreement dated 6 June 2007 (the Agreement)

1.                          We refer to the Agreement. This is a Request.

2.                          We wish to borrow a Loan on the following terms:

(a)                    Proposed Utilisation Date: [a Business Day falling within the Availability Period] (or, if that is not a Business Day, the next Business Day);

(b)                   Amount: EUR [•] or, if less, the Available Facility.

3.                          Purpose: Financing of the acquisition of the residential [property] [properties] specified in the Annex attached hereto.

4.                          Our payment instructions are: [•].

5.                          We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied (including, without limitation, that no Default has occurred or will occur as a result of the Utilisation) and that each of the representations in Clause 19 (Representations) of the Agreement are true and accurate as at the date of the proposed Utilisation Date.

6.                          We confirm that you may deduct from the proceeds of the Loan (although the amount of the Loan will remain the amount requested above):

(a)                    [the outstanding balance of the fees payable under the Fee Letters being EUR [•];

(b)                   any other fees due and payable at the Utilisation Date pursuant to a Fee Letter or pursuant to Clause 26 (Fees);

(c)                    Lenders’ counsel’s fees; and

(d)                   the fees of the Valuer.](1)

This Request is irrevocable.

(1) Delete as appropriate.

For and on behalf of

[Borrower]

by:

Name:
Title:

ANNEX

RELEVANT PROPERTIES

Property Description	Allocated Loan Amount	Release Price Percentage	Owner
(in EUR million)

SCHEDULE 4

PROPERTY ELIGIBILITY CRITERIA

I.                            Any property acquired by any Borrower shall fulfil each of the following criteria:

(i)                       It is located in Germany.

(ii)                    It is a residential and multifamily property, or a residential property with ancillary commercial use which does not generate more than on average 15% of its income from non-residential use.

(iii)                 It is mainly located in a city or part of a city with a population of more than 100,000 inhabitants or within commuting distance of agglomeration areas and the following characteristics:

•                             mainly average or below average unemployment rates or areas with strong residential demand;

•                             does not materially adversely affect the overall geographic diversity of the portfolios securing the Facility.

(iv)                It has good to acceptable access to local infrastructure (transport connections, utilities, schools, hospitals etc.).

(v)                   It has good to acceptable quality of construction (or an appropriate plan to address any outstanding issues in the relevant Business Plan):

•                             no material structural problems and significant defects or damages;

•                             up to 5 storeys or equipped with elevator(s);

•                             residential units with balconies considered a plus.

(vi)                It is well maintained or has demonstrable capability to raise rents through better maintenance and similar asset management measures.

(vii)             Administration and asset management is provided or to be provided by professional residential property management.

II.                        The following location, portfolio and property characteristics shall be deemed undesirable (unless there is an appropriate plan to address any outstanding issues in the relevant Business Plan if this applicable):

(a)                    Undesirable location and portfolio characteristics:

(i)                        Areas with materially above average unemployment rates;

(ii)                     unbalanced social structure;

(iii)                  structural vacancy and/or vacancy level above the lower of (i) 10% and (ii) average vacancy for the city or area (on average, vacancy may be higher for individual properties within a portfolio). Higher vacancy levels may be mitigated by strong Business Plan (e.g. renovation, lease management, other asset management initiatives);

(iv)                 scattered property not suitable for efficient administration, so that Net Operating Income and/or saleability is materially adversely affected;

(v)                    creates strong geographic concentration within the overall portfolio securing the Facility, unless location and quality of properties is outstanding.

(b)                   Undesirable property characteristics:

(i)                        Very large housing estate (high condominium blocks, etc.), unless well maintained and in good location (for the definition of good location please see I. above);

(ii)                     very small apartments (up to 10% under 45 m2) if difficult to let or sell due to their size and/or layout unless the location has a specific demand for smaller apartments (agglomeration areas and university cities);

(iii)                  building damage and/or state of disrepair (significant maintenance backlog);

(iv)                 conversion areas without satisfactory environmental survey and or expert opinion.

SCHEDULE 5

PROPERTY INFORMATION

A management report in respect of the Properties including the following information:

(a)                    overview of the Properties in aggregated and individual format;

(b)                   schedule specifying each property, showing the lettable area, actual and expected rent, service charges, value added tax and any other amounts payable in that period by that tenant (in each case including details of any arrears) as well as for commercial areas greater than 200 square meters any break options and rent review dates;

(c)                    vacancies;

(d)                   copies of all material correspondence regarding any insurance proceeds in excess of EUR 100,000 with insurance brokers handling the Insurance to the extent performed;

(e)                    summaries of any material repairs required with respect to each Property (actual and as specified in the relevant Business Plan);

(f)                      summaries of any capital expenditure in excess of EUR 100,000 with respect to each Property within the past three months in comparison to the relevant Business Plan;

(g)                   details of all Properties disposed of during that quarterly period (including the disposal proceeds received by the respective Borrower);

(h)                   quarterly statement regarding material legal cases dealt within the legal department of DeWAG; and

(i)                       leasing and strategy report including details of marketing budget, marketing strategy and implementation of marketing strategy for the Properties as a whole and in relation to certain areas upon reasonable request of the Facility Agent.

SCHEDULE 6

ENTITY ELIGIBILITY CRITERIA

Any legal entity the shares in which are acquired by a Borrower by way of a Share Deal shall fulfil each of the following criteria:

(a)                     It is the legal owner of one or more Eligible Properties.

(b)                    It creates legal, valid and enforceable first ranking Security Interests in favour of the Security Agent equivalent to the Security Interests created or to be created under or pursuant to the Security Documents without any limitation language resulting from (i) capital maintenance rules pursuant to Sections 57 of the German Stock Corporation Act (Aktiengesetz) or 30 and foll, of the German Act on Limited Liability Companies (GmbH-Gesetz) or similar provisions of any other jurisdiction or (ii) any taxation laws or regulations.

(c)                     With respect to it, all representations set out in Clause 19 are, adjusted as appropriate, correct and not misleading in any material respect. It is capable to fulfil all covenants and undertakings set out in Clauses 20, 21 and 22 to the extent applicable to it.

(d)                    It does not have any actual or contingent liabilities other than as permitted under the Finance Documents.

SCHEDULE 7

FORM OF TRANSFER CERTIFICATE

From:	[THE EXISTING LENDER] (the Existing Lender)

To:	[THE NEW LENDER] (the New Lender)

Date:	[•]

EUR 550,000,000 Credit Agreement dated 6 June 2007 (the Agreement)

We refer to the Agreement and in particular Clause 30 (Changes to the Parties). This is a Transfer Certificate. By signing and countersigning, respectively, this Transfer Certificate, each of the Existing Lender and the New Lender agree to the transfer as described below.

1.                          The Existing Lender hereby transfers (Vertragsübernahme) to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.                          The proposed Transfer Date is [•].

3.                          The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.                          The Existing Lender consents to the transfer of all obligations on behalf of the Borrowers in accordance with Clause 30 (Changes to the Parties).

5.                          This Transfer Certificate is governed by German law.

THE SCHEDULE

Rights and obligations to be transferred

[insert relevant details, including applicable Commitment (or part)]
Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]

By:

[NEW LENDER]

By:

SCHEDULE 8

COMPLIANCE CERTIFICATE

From:	[Obligors’ Agent]

Date: [ ]

To:	EUROHYPO Aktiengesellschaft Debt Capital Markets Head of Admin & Servicing / Agency Helfmann-Park 5 65760 Eschborn Germany

EUR 550,000,000 Credit Agreement dated 6 June 2007 and made between ourselves as borrower and yourselves as original lender, facility agent and security agent (the Loan Agreement)

Dear Sirs,

We refer to the Loan Agreement. Terms defined in the Loan Agreement have the same meaning when used in this letter. This certificate is a Compliance Certificate.

1.                          We confirm on behalf of the Borrowers that on [   ] the ICR is [   ].

2.                          We confirm on behalf of the Borrowers that on [   ] the LTV is [   ].

3.                          We hereby confirm that the above ICR and LTV ratios have been calculated in accordance with the terms of the Agreement.

Yours faithfully,

For and on behalf of:

[  ]

represented by:

[  ]

Name:
Title:

SCHEDULE 9

CALCULATION OF THE MANDATORY COSTS

1.                         General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Facility Agent on the first day of an Interest Period. The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.                         For a Lender lending from a Facility Office in the U.K.

(A)                The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

Ex0.01	per cent. per annum
300

where on the day of application of the formula:

E                            is designed to compensate Lenders for amounts payable under the fees rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph (D) below and expressed in pounds per £1,000,000.

(B)                  For the purposes of this paragraph 2:

(i)                        fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(ii)                     tariff base has the meaning given to it in the fees rules.

(C)                  Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(D)                 Each Reference Bank must supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules (calculated by that Reference Bank as being the average of the rates of charge within fee-block Category Al (Deposit acceptors) applicable to that Reference Bank but, for this purpose, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank. Each Reference Bank must promptly notify the Facility Agent of any change to the rate of charge.

(E)                   Each Lender and each Reference Bank must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender or Reference Bank. The Facility Agent may assume that this information is correct in all respects. If a Lender or a Reference Bank fails to do so, the Facility Agent may assume that the Lender’s or that Reference Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K. The Facility

Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.                         For a Lender lending from a Facility Office in a Participating Member State

(A)                The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(B)                  If a Lender fails to specify a rate under paragraph (A) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.                         Changes

The Facility Agent may, after consultation with the Obligors’ Agent and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(A)                any change in law or regulation; or

(B)                  any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 10

FORM OF TAX CONFIRMATION

BESCHEINIGUNG ZUR VORLAGE BEIM FINANZAMT FÜR ZWECKE DES § 8A KSTG	CERTIFICATION FOR PRESENTATION TO THE TAX OFFICE FOR THE PURPOSES OF SECTION 8A OF GERMANY’S CORPORATION TAX LAW
Sie hatten die (“Bank/Sparkasse”) gebeten, zur Vorlage beim Finanzamt für Zwecke des § 8a KStG eine Bescheinigung auszustellen.	You have asked (“Bank/Savings Bank”) to issue a Certification for presentation to the Tax Office for the purposes of the Corporation Tax Law.
Hierzu erklären wir, dass uns bezüglich der [Bezeichnung des Kreditvertrages] (die “Finanzierung”) an die [Bezeichnung der Kreditnehmer] als Kreditnehmer (zusammen “Kreditnehmer”),

We hereby declare that regarding the mixed limit/loan/short-term operating credit line            (contract number; loan number; account number) of         (date of the conclusion of the contract) in the amount of EUR            (“Loan”) to the [XY] (“Borrower”),

keine Sicherheiten an Kapitalforderungen von anderen Personen als dem Kreditnehmer gewährt wurden.	No securities on capital claims of persons other than the Borrower have been granted.
die nachfolgend aufgeführten Sicherheiten von anderen Personen als dem Kreditnehmer gewährt wurden:	The following securities have been granted by persons other than the Borrower:
1. Dingliche Sicherheiten Pfandrechte (z.B. an Einlagen)	1. Security in rem Pledges / Liens (e.g. of deposits)
Sicherungsabtretungen (z.B. Einzelabtretung von Forderungen)	Assignments (e.g. assignments of receivables)
2. Personalsicherheiten (z.B. Bürgschaft, Garantie, Schuldmitübernahme)	2. Personal security (e.g. surety, guarantee; assumption of debt)
verbunden mit folgenden/r: dinglichen Sicherheiten (z.B. an Einlagen)	linked with the following: Securities in rem (e.g. on deposits)
Sicherangsabtretungen (z.B. Einzelabtretung von Forderungen; Global-Mantelabtretung von Forderungen)	Assignments (e.g. assignments of receivables; global assignments)

Unterwerfung unter die sofortige Zwangsvollstreckung mit dem gesamten Vermögen oder hinsichtlich einzelner Vermögensgegenstände	Submission to immediate foreclosure in respect of all or certain assets
vereinbarten Verfügungsbeschränkungen	Agreed restraints on disposal
sonstigen Vereinbarungen (z.B.: Pfandrechte nach den Allgemeinen Gesehäftsbedingungen)	Other agreements (e.g. pledges/liens under the General Standard Terms and Conditions)
3. Sonstige Sicherheiten der o.g. Art, auf die während des bestehenden Darlchensverhältnisses	3. Securities as mentioned above that have been waived during the term of the loan
Sonstige Anmerkungen4	Other comments
Die Bescheinigung enthält nur solche Angaben, die dem bei der Bank/Sparkasse mit der vorgenannten Finanzierung vertrauten Personenkreis bekannt sind.	This Certification is based solely on information that is known to the employees of the Bank/Savings Bank who have worked on the Loan.

Die Bank/Sparkasse übernimmt mit dieser Erklärung - bereits aus rechtlichen Gründen – keine Beratung in steuerlichen Angelegenheiten. Insbesondere steht die Bank/Sparkasse nicht für einen steuerlichen Erfolg ein, der mit dieser Bescheinigung angestrebt wird.

In providing this Certification, the Bank/Savings Bank – in the first place for legal reasons is not offering any consultancy services on tax matters. In particular, the Bank/Savings Bank will not be responsible or liable for the Borrower’s success in obtaining any tax benefits which are the objective of this Certification.

Mit freundlichen GrüBen	Yours sincerely,

Bank/Sparkasse	Bank/Savings Bank

SIGNATURE PAGE

1.	IWG 9. Objektgesellchaft B.V. as a Borrower

/s/ Dana Hamilton
By: DANA HAMILTON
Title: Authorised Signatory

2.	IWG 10. Objektgesellchaft B.V. as a Borrower

/s/ Dana Hamilton
By: DANA HAMILTON
Title: Authorised Signatory

3.	IWG 11. Objektgesellschaft B.V. as a Borrower

/s/ Dana Hamilton
By: DANA HAMILTON
Title: Authorised Signatory

4.	DeWAG Holdings S.à r.l. as Parent

/s/ Dana Hamilton
By: DANA HAMILTON
Title: DIRECTOR

5.	DeWAG LT Holdings S.à r.l. as Parent

/s/ Dana Hamilton
By: DANA HAMILTON
Title: DIRECTOR

6.	EUROHYPO Aktiengesellschaft as Original Lender, Arranger, Facility Agent and Security Agent

	/s/ Benedikt Kiesl	/s/ H. Pitz
	By: Dr. Benedikt Kiesl	By:	gez. H. Pitz
	Title: Managing Director	Title: